UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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SYSCO CORPORATION

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Good things come from Sysco

Sysco Corporation
2015 Proxy Statement

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INVITATION FROM OUR LEADERSHIP

Dear Fellow Stockholder,

It is our pleasure to invite you to join us, our Board of Directors, senior leadership and other associates at Sysco Corporation’s 2015 Annual Meeting of Stockholders, to be held on Wednesday, November 18, 2015, at 10:00 a.m. at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024.

Please vote right away

Our stockholder meeting is an opportunity for our senior management and Board of Directors to present Sysco’s performance and strategy, and to respond to your questions. By participating in our stockholder meeting, you play an active role in the future of your company. Please vote right away over the internet, by telephone or by signing and mailing the attached proxy card.

Enhanced stockholder communications

We are committed to ensuring that our proxy statement and associated materials are clear and easy to read. Our 2015 proxy statement displays our ongoing commitment to clearly explain the matters to be addressed at our Annual Meeting of Stockholders. We encourage you to begin your review of this year’s document with our proxy summary, which provides highlights of the detailed information included elsewhere in the proxy statement.

If you wish to receive future E-Proxy Notices electronically, which helps to reduce Sysco’s printing costs and aligns with our sustainability principles, please visit http://enroll.icsdelivery.com/syy for additional information.

Board and Leadership

We continuously strive for the most effective Board and Leadership Structure to promote Sysco’s vision to be our customer’s most valued and trusted business partner and to represent the long-term interests of Sysco’s stockholders. We have active participation by all Directors, including ten independent directors. We believe that the structure of our Board, relying on leadership from both independent and non-independent directors, positions Sysco to benefit from the respective strengths of our CEO and our independent Chairman of the Board. You will find detailed information about the qualifications of all of our Directors beginning on page 22.

Thank you for your interest

We trust that enhanced communication about our annual stockholder meeting will reinforce our dialogue with stockholders, and encourage you to cast your vote right away. Thank you for your continued trust and confidence in Sysco.

Bill DeLaney, President and Chief Executive Officer

Jackie Ward, Chairman of the Board

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1390 Enclave Parkway

Houston, Texas 77077-2099

Notice of Annual Meeting of Stockholders

November 18, 2015

10:00 a.m.

The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024

The Annual Meeting of Stockholders of Sysco Corporation, a Delaware corporation, will be held on Wednesday, November 18, 2015 at 10:00 a.m. at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024, for the following purposes:

1.	To elect as directors the twelve nominees named in the attached proxy statement to serve until the Annual Meeting of Stockholders in 2016;
2.	To hold an advisory vote to approve the compensation paid to Sysco’s named executive officers, as disclosed in this proxy statement;
3.	To ratify the appointment of Ernst & Young LLP as Sysco’s independent registered public accounting firm for fiscal 2016; and
4.	To transact any other business as may properly be brought before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on September 21, 2015, will be entitled to receive notice of and to vote at the Annual Meeting. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the proxy statement, on your enclosed proxy card. You may inspect a list of stockholders of record at the company’s headquarters during regular business hours during the 10-day period before the Annual Meeting. You may also inspect this list at the Annual Meeting.

October 7, 2015

Houston, Texas

By Order of the Board of Directors

Russell T. Libby

Executive Vice President, Administration
and Corporate Secretary

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Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references (“XX”) are supplied to help you find further information in this proxy statement.

2015 Annual Meeting of Stockholders

•	Date and Time: Wednesday, November 18, 2015 at 10:00 a.m.

•	Location: The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024

•	Record Date: September 21, 2015

Voting Matters and Board Recommendations

Our Board Vote Recommendation
Election of Twelve Director Nominees (page 22)	FOR each Director Nominee
Advisory Vote on Executive Compensation (page 77)	FOR
Ratification of Independent Registered Public Accounting Firm (page 79)	FOR

Business Highlights

(For more detail please see our Annual Report on Form 10-K (“Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”). Our discussion below of our results includes certain non-GAAP financial measures that we believe provide important perspective with respect to underlying business trends. Other than free cash flow, any non-GAAP financial measures will be denoted as adjusted measures and, except for free cash flow and measures provided pursuant to benefit plan formulas, will exclude the impact from multiemployer pension withdrawal charges, severance charges, integration planning, litigation costs and termination costs in connection with the merger that had been proposed with US Foods, Inc. (“US Foods”), facility closure charges and merger related financing costs. More information on the rationale for the use of these measures can be found in our Form 10-K on pages 27-30 and reconciliations to GAAP numbers can be found in Annex I - Non-GAAP Reconciliations.)

The foodservice industry performance in fiscal 2015 was generally improved. Consumer confidence and the outlook of foodservice operators are at high levels, but have decreased slightly in the summer months of 2015. Fuel prices declined during fiscal 2015 and are currently at lower levels, as compared to recent years, that may support higher consumer spending in the future. Spending at restaurants is generally improved, but customer traffic levels are generally unchanged. Overall, the market environment appears to be modestly improved as compared to the prior two years; however, uncertainty in industry growth remains for fiscal 2016. Amid these conditions, we provided our customers with excellent service, growing our business with both our locally and corporate managed customers and stabilizing our gross margins by successfully implementing several value-added commercial initiatives. We improved our expense management performance as the year progressed, achieving greater success managing expenses in the second half of the year as compared to the first half.

Financial highlights from fiscal 2015 include the following:

•	Sales of $48.7 billion.

•	Operating income of $1.2 billion. Adjusted* operating income of $1.8 billion.

•	Net earnings of approximately $0.7 billion. Adjusted* net earnings of $1.1 billion.

•	Diluted earnings per share of $1.15. Adjusted* diluted earnings per share of $1.84.

•	Cash flow from operations of $1.6 billion and free cash flow* of $1.0 billion.

•	Increased our annual dividend, paying $695.3 million to our stockholders in dividend payments.

*See “Non-GAAP Reconciliations” for an explanation of these non-GAAP financial measures.

Governance Highlights (page 15)

•	Stockholder Engagement – We recently initiated a more formal engagement process with our stockholders regarding matters of corporate governance, as more fully described below.

•	Governance Enhancements – Our Board has committed to adopt the right of stockholders to call a special meeting and proxy access rights, as more fully described below.

•	Board Leadership Structure – Jackie M. Ward is our independent Chairman of the Board. Ms. Ward, a Sysco director since September 2001, was previously the Board’s lead director and chaired the Corporate Governance and Nominating Committee. We have active participation by all Directors, including ten independent directors. We believe that the structure of our Board, relying on leadership from both independent and non-independent directors, positions Sysco to benefit from the respective strengths of our CEO and Chairman of the Board.

•	Director Independence – Our Corporate Governance Guidelines require that at least a majority of our directors meet the criteria for independence that the New York Stock Exchange has established for continued listing, as well as the additional criteria set forth in the Guidelines. Additionally, we require that all members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee be independent and that all members of the Audit Committee and Compensation Committee satisfy the additional requirements of the New York Stock Exchange and applicable rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	Declassified Board – Each of Sysco’s twelve current directors has been nominated by the Board for election as director to serve a one-year term or until his or her successor is elected and qualified.

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Current Members of Our Board of Directors and Board Nominees (page 25)

Name	Age	Director since	Experience	Inde- pendent	Committee Memberships(1)	Other Public Company Boards
John M. Cassaday	62	November 2004	Former President, CEO and director of Corus Entertainment Inc.	Yes	Compensation* CG&N Executive	• Manulife Financial Corporation • Sleep Country Canada Holdings Inc. • Spin Master Ltd.
Judith B. Craven, M.D.	70	July 1996	Former President of the United Way of the Texas Gulf Coast	Yes	Compensation CG&N Sustainability*	• Luby’s, Inc. • Sun America Funds, Inc. • VALIC
William J. DeLaney	59	January 2009	CEO of Sysco	No	Executive Finance	• Express Scripts, Inc.
Joshua D. Frank	36	August 2015	Partner of Trian Fund Management L.P.	Yes	Compensation Finance
Larry C. Glasscock	67	September 2010	Former Chairman of the Board of Directors, CEO and President of WellPoint, Inc.	Yes	Compensation CG&N* Executive Sustainability	• Simon Property Group, Inc. • Zimmer Biomet Holdings, Inc.
Jonathan Golden	78	February 1984	Partner of Arnall Golden Gregory LLP	No	Finance Sustainability
Joseph A. Hafner, Jr.	70	November 2003	Former Chairman, CEO and President of Riviana Foods, Inc.	Yes	Audit Executive Finance* Sustainability
Hans-Joachim Koerber	69	January 2008	Former chairman and CEO of METRO Group (Germany)	Yes	Audit Finance	• Air Berlin PLC • Eurocash SA
Nancy S. Newcomb	70	February 2006	Former Senior Corporate Officer, Risk Management, of Citigroup	Yes	Audit Finance
Nelson Peltz	73	August 2015	Chief Executive Officer and a Founding Partner of Trian Fund Management L.P.	Yes	CG&N	• Mondeléz International, Inc. • The Madison Square Garden Company • The Wendy’s Company
Richard G. Tilghman	75	November 2002	Former Vice Chairman and Director of SunTrust Banks	Yes	Audit* Executive Finance
Jackie M. Ward(2)	77	September 2001	Former Chairman, President and CEO of Computer Generation Incorporated	Yes	Compensation CG&N Executive*	• Sanmina-SCI Corporation

(1)	Full committee names are as follows:

Audit – Audit Committee

Compensation – Compensation Committee

CG&N – Corporate Governance and Nominating Committee

Executive – Executive Committee

Finance – Finance Committee

Sustainability – Corporate Sustainability Committee

*	denotes committee chairperson

(2)	Ms. Ward serves as the Chairman of the Board. For more details see page 29.

Executive Compensation

Philosophy and Principles (page 42)

We believe our long-term success depends on our ability to attract, retain and motivate highly talented individuals who are committed to driving Sysco’s vision and strategy. One of the key objectives of our executive compensation program is to link executives’ pay to their performance and their advancement of Sysco’s overall performance and business strategies. Other objectives include aligning the executives’ interests with those of stockholders and encouraging high-performing executives to remain with Sysco over the course of their careers. We use the following key principles as the cornerstone of Sysco’s executive compensation philosophy to attract, develop and retain business leaders to drive financial and strategic growth and build long-term stockholder value:

•	Pay for Performance: Provide base salaries that reflect each named executive officer’s background, experience and performance, combined with variable incentive compensation that rewards executives at higher levels than at peer companies when superior performance is achieved, while subpar performance results in compensation below that of peer companies;

•	Competitiveness and Retention: Provide a competitive pay opportunity that attracts and retains the highest quality professionals;

•	Accountability for Short- and Long-Term Performance: Strike an appropriate balance between furthering both the short-term and longer-term interests of the business through short-term and long-term compensation; and

•	Alignment with Stockholders’ Interests: Link the interests of our executive officers with those of our stockholders through significant at-risk equity based compensation.

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Pay Mix (page 40)

The information in the charts below should be read in connection with the explanatory information contained on page 40, and is qualified in its entirety by reference to such explanatory information.

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2015 Executive Total Compensation Mix (page 57)

Set forth below is the 2015 compensation for each Named Executive Officer (“NEO”) who was an officer of the company at the end of fiscal 2015, as determined under the Securities and Exchange Commission (“SEC”) rules. See the notes accompanying the Summary Compensation Table on page 57 for more information.

Name and Principal Position	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
William J. DeLaney President and Chief Executive Officer	$1,220,583	$—	$2,017,963	$3,322,980	$2,356,410	$251,301	$158,696	$9,327,933
Robert C. Kreidler Executive Vice President and Former Chief Financial Officer	732,875	—	653,235	1,075,693	944,423	7,469	152,630	3,566,325
Thomas L. Bené Executive Vice President and President, Foodservice Operations	681,250	—	530,226	873,127	1,050,851	1,883	93,341	3,230,678
Russell T. Libby Executive Vice President, Administration and Corporate Secretary	538,125	—	411,145	677,011	693,458	3,337	110,322	2,433,398
Wayne R. Shurts Executive Vice President and Chief Technology Officer	601,675	—	497,986	820,043	772,933	901	44,829	2,738,367

Important Dates for 2016 Annual Meeting of Stockholders (page 80)

•	If you would like to present a proposal under Rule 14a-8 of the Exchange Act at our 2016 Annual Meeting of Stockholders, send the proposal in time for us to receive it no later than June 9, 2016. If the date of our 2016 Annual Meeting is subsequently changed by more than 30 days from the date of this year’s Annual Meeting, we will inform you of the change and the date by which we must receive proposals.

•	If you want to present business at our 2016 Annual Meeting outside of the stockholder proposal rules of Rule 14a-8 of the Exchange Act and instead pursuant to Article I, Section 8 of the company’s Bylaws, the Corporate Secretary must receive notice of your proposal by August 20, 2016, but not before July 11, 2016, and you must be a stockholder of record on the date you provide notice of your proposal to the company and on the record date for determining stockholders entitled to notice of the meeting and to vote.

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Sysco Corporation
1390 Enclave Parkway
Houston, Texas 77077-2099
October 7, 2015

PROXY STATEMENT

We are providing you with a Notice of Internet Availability of Proxy Materials and access to these proxy materials, which include this 2015 Proxy Statement, the proxy card for the 2015 Annual Meeting and our Annual Report on Form 10-K for fiscal 2015, because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. Unless the context otherwise requires, the terms “we,” “our,” “us,” the “Company” or “Sysco,” as used in this proxy statement, refer to Sysco Corporation. Our Annual Meeting will be held on Wednesday, November 18, 2015, at 10:00 a.m. at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024.

At the close of business on September 21, 2015, there were 596,105,787 shares of Sysco Corporation common stock outstanding and entitled to vote at the Annual Meeting. All of our current directors and executive officers (19 persons) beneficially owned, directly or indirectly, an aggregate of 46,300,635 shares, which was approximately 7.77% of our outstanding common stock as of September 21, 2015.

Only owners of record of shares of Sysco’s common stock as of the close of business on the record date, September 21, 2015, are entitled to notice of, and to vote at the Annual Meeting or at any adjournments or postponements of the Annual Meeting. Each owner of record is entitled to one vote for each share owned on the record date on each matter presented at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.	What is a proxy statement and what is a proxy?

A proxy statement is a document that Securities and Exchange Commission (the “SEC”) regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2015 Annual Meeting of Stockholders. These three officers are William J. DeLaney, Joel T. Grade and Russell T. Libby.

2.	Why did I receive a one-page notice (the “E-Proxy Notice”) in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials, including our annual report to stockholders, to each stockholder of record, we now generally furnish proxy materials, including our annual report to stockholders, to our stockholders on the Internet. Unless you have previously signed up to receive your materials in paper, you will receive a document entitled Notice of Internet Availability of Proxy Materials (which we also refer to as the E-Proxy Notice) and will not receive a printed copy of the proxy materials or the annual report to stockholders (unless you specifically request them). Instead, the E-Proxy Notice will instruct you as to how you may use the Internet to access and review all of the important information contained in the proxy materials, including our annual report to stockholders.

The E-Proxy Notice also instructs you as to how you may submit your proxy on the Internet. Instructions for requesting printed proxy materials are included in the E-Proxy Notice. E-Proxy Notices are distributed by mail, unless you previously signed up to receive your proxy materials electronically, in which case it will be emailed to you. Set forth below is a summary of delivery methods.

•	Stockholders who previously signed up to Receive Proxy Materials Electronically: If you previously signed up to receive proxy materials electronically, we will send the E-Proxy Notice to you via e-mail, to the last e-mail address you have supplied to us. We will e-mail electronic E-Proxy Notices on or about October 8, 2015.

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•	Stockholders who previously signed up to Receive Future Proxy Materials in Printed Format by Mail: If you previously submitted a valid election to receive all proxy materials in printed format, then we will send you a full set of printed proxy materials, including our annual report to stockholders. We will begin mailing these materials on or about October 7, 2015.

•	All other Stockholders: If you have not submitted any elections, we will send you a printed E-Proxy Notice by mail. We will begin mailing E-Proxy Notices on or about October 7, 2015.

Receiving Future Proxy Materials Electronically and Receiving the E-Proxy Notice by e-mail: If you previously elected to receive your proxy materials in printed format, but would like to receive an E-Proxy Notice only and use the Internet to access proxy materials, please visit http://enroll.icsdelivery.com/syy for additional information. This would significantly reduce our printing and postage costs and eliminate bulky paper documents from your personal files. To receive your E-Proxy Notice by e-mail, please visit http://enroll.icsdelivery.com/syy for additional information.

3.	What is the difference between holding shares as a stockholder of record and as a beneficial stockholder?

These terms describe the manner in which your shares are held. If your shares are registered directly in your name with the Company’s registrar and transfer agent, American Stock Transfer and Trust Company, you are considered a “stockholder of record” with respect to those shares. If your shares are held in a brokerage account, bank, trust or other nominee as custodian on your behalf, you are considered the “beneficial owner” or “street name holder” of those shares. See questions 5, 6 and 9 below for important information for beneficial owners.

4.	How do I vote?

You may vote your shares as follows:

•	In person at the Annual Meeting. All stockholders of record may vote in person at the meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy, as described in the response to question 6.

•	By telephone or Internet (see the instructions at www.ProxyVote.com). All stockholders of record also can vote by touchtone telephone from the U.S., Puerto Rico and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will include the instructions with the proxy materials. Stockholders may also vote through the Internet via our stockholders forum located at www.ProxyVote.com. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

•	By Written Proxy. All stockholders of record can vote by written proxy card. If you received a printed copy of these proxy materials by mail, you may vote by signing, dating and mailing the enclosed proxy card, or if you are a beneficial owner, you may request a written proxy card or a voting instruction form from your bank or broker.

5.	How do I attend the meeting in person? What do I need to bring?

You need to bring documentation showing that you owned Common Stock on the record date, September 21, 2015. You also will need to bring a photo ID to gain admission. Please note that cameras, sound or video recording equipment or other similar equipment, large bags, briefcases or packages may not be allowed in the meeting room. If you are a beneficial owner, bring the notice or voting instruction form you received from your bank, brokerage firm or other nominee for admission to the meeting. You also may bring your brokerage statement reflecting your ownership of Common Stock as of September 21, 2015 with you to the meeting. Please note that you will not be able to vote your shares at the meeting without a legal proxy, as described in the response to question 6.

6.	How can I vote at the meeting if I am a beneficial owner?

You will need to ask your broker, bank or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that will be provided to you at the meeting. You will not be able to vote your shares at the meeting without a legal proxy. If you do not receive the legal proxy in time, you can follow the procedures described in the response to question 5 to gain admission to the meeting. However, you will not be able to vote your shares at the meeting. Accordingly, we encourage you to vote your shares in advance, even if you intend to attend the meeting. Please note that, if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

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7.	What are my voting choices for each of the proposals to be voted on at the 2015 Annual Meeting?

Proposal	Voting Choices and Board Recommendation
Item 1:	• vote in favor of all nominees
Election of Twelve Director Nominees	• vote against all nominees;
• vote for or against specific nominees;
• abstain from voting with respect to all nominees; or
• abstain from voting with respect to specific nominees.
The Board recommends a vote FOR each of the nominees.
Item 2:	• vote in favor of the advisory proposal;
Advisory Proposal to Approve Executive	• vote against the advisory proposal; or
Compensation	• abstain from voting on the advisory proposal.
The Board recommends a vote FOR the advisory proposal to approve executive compensation.
Item 3:	• vote in favor of the ratification;
Ratification of the Appointment of Ernst &	• vote against the ratification; or
Young LLP as Independent Registered	• abstain from voting on the ratification.
Public Accounting Firm	The Board recommends a vote FOR the ratification.

If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. Directors will be elected by a majority of the votes cast, either for or against, by the holders of the shares of Common Stock voting in person or by proxy at the meeting. In order to be approved, each other proposal will require approval by a majority of the votes cast, either for or against, by the holders of the shares of Common Stock voting in person or by proxy at the meeting. As an advisory vote, the proposal to approve executive compensation is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

8.	What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choices for each matter on the proxy card. If no specific instructions are given, proxies that are signed and returned will be voted:

•	FOR the election of the twelve nominees for director;

•	FOR the approval of the compensation paid to Sysco’s named executive officers, as disclosed in this proxy statement; and

•	FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2016.

9.	What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

Non-Discretionary Items. The election of Directors and the advisory proposal to approve executive compensation are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

Discretionary Items. The ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

10.	What can I do if I want to revoke or change my vote?

You may revoke or change your proxy at any time prior to the completion of voting at the Annual Meeting by:

•	delivering written notice of revocation to Sysco’s Corporate Secretary in time for him to receive it before the Annual Meeting;

•	voting again by telephone, Internet or mail (provided that such new vote is received in a timely manner pursuant to the instructions above); or

•	voting in person at the Annual Meeting.

The last vote that we receive from you will be the vote that is counted.

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11.	Is there a quorum requirement?

A quorum is necessary to hold a valid meeting. A quorum will exist if the holders of at least 35% of all the shares entitled to vote at the meeting are present in person or by proxy. All shares voted by proxy are counted as present for purposes of establishing a quorum, including those that abstain or as to which the proxies contain broker non-votes as to one or more items.

12.	What votes are necessary for action to be taken?

Sysco’s Bylaws and Corporate Governance Guidelines include a majority vote standard for uncontested director elections. Since the number of nominees timely nominated for the Annual Meeting does not exceed the number of directors to be elected, each director to be elected shall be elected if the number of votes cast “for” election of the director exceeds those cast “against.” Any incumbent director who is not re-elected will be required to tender his or her resignation promptly following certification of the stockholders’ vote. The Corporate Governance and Nominating Committee will consider the tendered resignation and recommend to the Board of Directors whether to accept or reject the resignation offer, or whether other action should be taken. The Board of Directors will act on the recommendation within 120 days following certification of the stockholders’ vote and will promptly make a public disclosure of its decision regarding whether to accept the director’s resignation offer.

Pursuant to Sysco’s Bylaws, the affirmative vote of a majority of the votes cast, either for or against, is required for the approval of:

•	the non-binding, advisory proposal to approve the compensation paid to Sysco’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K; and

•	the ratification of the appointment of the independent registered public accounting firm.

The vote on compensation paid to Sysco’s named executive officers is being provided pursuant to Section 14A of the Exchange Act. In light of the stockholder recommendation at Sysco’s 2011 Annual Meeting of Stockholders regarding the frequency of the stockholder advisory votes on executive compensation, it is the current intention of the Sysco Board of Directors to conduct an annual stockholder advisory vote on executive compensation until the next required vote on the frequency of stockholder advisory votes on executive compensation that will occur at our 2017 Annual Meeting of Stockholders.

Broker non-votes and abstentions will be disregarded with respect to the election of directors and each of the other proposals.

13.	Who will count votes?

We will appoint one or more Inspectors of Election who will determine the number of shares outstanding, the voting power of each, the number of shares represented at the Annual Meeting, the existence of a quorum and whether or not the proxies and ballots are valid and effective.

The Inspectors of Election will determine, and retain for a reasonable period, a record of the disposition of any challenges and questions arising in connection with the right to vote, and will count all votes and ballots cast for and against and any abstentions or broker non-votes with respect to all proposals and will determine the results of each vote.

14.	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting authority and has not received voting instructions from the beneficial owner. Broker non-votes and abstentions will be disregarded with respect to the election of directors and each of the other proposals.

15.	How are proxies solicited and what are the costs of proxy solicitation?

We will pay all of the cost of solicitation of proxies including preparing, printing and mailing this proxy statement and the E-Proxy Notice. Solicitation may be made personally or by mail, telephone or electronic data transfer by officers, directors and employees of the Company (who will not receive any additional compensation for any solicitation of proxies).

We will also authorize banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of proxy materials and will reimburse them for their costs in sending the materials. We have retained Georgeson Shareholder Communications to help us solicit proxies from these entities and certain other stockholders, in writing or by telephone, at an estimated fee of $12,000 plus reimbursement for their out-of-pocket expenses.

16.	Will any other matters be presented at the Annual Meeting?

We do not know of any matter that will be presented at the Annual Meeting other than the election of directors and the other proposals discussed in this proxy statement. However, if any other matter is properly presented at the Annual Meeting, your proxies will act on such matter in their best judgment.

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17.	Where can I access the Annual Report?

We will furnish additional copies of our annual report to stockholders, which includes our Annual Report on Form 10-K, without exhibits, for the year ended June 27, 2015, as filed with the Securities and Exchange Commission (the “Annual Report on Form 10-K”), for no charge, upon your written request if you are a record or beneficial owner of Sysco Corporation common stock whose proxy we are soliciting in connection with the Annual Meeting. Please address requests for a copy of the Annual Report on Form 10-K to the Investor Relations Department, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077-2099. The Annual Report on Form 10-K is also available on our website under “Investors— Annual Reports and SEC FIlings” at www.sysco.com.

18.	What is Householding and where can I get additional copies of proxy materials?

If you share the same last name and address with another Sysco stockholder, you and the other stockholders at your address may receive only one copy of the E-Proxy Notice and any other proxy materials we choose to mail, unless contrary instructions are provided from any stockholder at that address. This is referred to as “householding.” If you prefer to receive multiple copies of the E-Proxy Notice and any other proxy materials that we mail, at the same address, additional copies will be provided to you promptly upon written or oral request, and if you are receiving multiple copies of the E-Proxy Notice and other proxy materials, you may request that you receive only one copy. Please address requests for a copy of the E-Proxy Notice and other proxy materials to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717, or call Broadridge at (866) 540-7095.

19.	Will the Company announce the voting results?

We will announce the preliminary voting results at the Annual Meeting of Stockholders. The Company will report the final results on our website and in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

20.	Does the Company have a policy about Directors’ attendance at the Annual Meeting of Stockholders?

It is the Board’s policy that Directors attend the Annual Meeting of Stockholders, to the extent practicable. All Directors who were in office at that time attended the Annual Meeting held in November 2014.

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CORPORATE GOVERNANCE

We believe that good corporate governance is critical to achieving business success. The Board has adopted certain documents, referred to herein as our Governance Documents, to provide a general framework for the Company and reflect our commitment to sound governance practices, including:

•	Sysco’s bylaws,

•	the Corporate Governance Guidelines,

•	the charters of the Board’s committees,

•	the Code of Conduct, and

•	the Code of Conduct for non-employee directors.

These Governance Documents outline the functions of the Board, each of the Board’s committees, director responsibilities, and various processes and procedures designed to ensure effective and responsive governance. The Corporate Governance Guidelines comply with the listing standards of the NYSE and include guidelines for determining director independence and qualifications. These guidelines also outline qualities and characteristics we consider when determining whether a member or candidate is qualified to serve on the Board, including diversity, skills, experience, time available and the number of other boards on which the member sits, in the context of the needs of the Board and Sysco. Our Corporate Governance and Nominating Committee regularly reviews the Governance Documents and recommends revisions to the Board from time to time to reflect developments in the law and corporate governance practices.

Copies of the Governance Documents can be accessed from the corporate governance section of the Company’s website at “Investors — Corporate Governance” at www.sysco.com. These documents will also be provided without charge to any stockholder upon written request to the Corporate Secretary at Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077.

Stockholder Engagement

Communicating with stakeholders, whether customers, employees or stockholders, has always been an important part of how Sysco does business. Earlier this year, in furtherance of these efforts, we began a more formal engagement process with our stockholders regarding matters of corporate governance. Over the past several months, at the direction of our Corporate Governance and Nominating Committee, senior leaders and subject matter experts from the company met with representatives at many of our top institutional stockholders to discuss Sysco’s governance practices, executive compensation, compliance programs, and other environmental, social, and governance related matters. Management reports regularly to the Board and the Corporate Governance and Nominating Committee concerning these meetings, including feedback on the concerns and issues raised by our stockholders. We are continuing this program of enhanced stockholder engagement during fiscal 2016, in addition to our customary participation at industry and investment community conferences, investor road shows, and analyst meetings.

Governance Enhancements

In recognition of recent developments in corporate governance practices and the feedback received through our engagement with stockholders, our Board has committed to implement the following governance enhancements, as recommended by our Corporate Governance and Nominating Committee:

Right of Stockholders to Call a Special Meeting – Prior to the Annual Meeting, our Board will adopt amendments to the Company’s bylaws to establish the right for holders of at least 25% of Sysco’s outstanding common stock who comply with certain procedural requirements to call a special meeting of stockholders.

Proxy Access – Prior to the 2016 annual meeting of stockholders, our Board will adopt amendments to the Company’s bylaws to establish “proxy access” rights for stockholders who have beneficially owned 3% or more of Sysco’s outstanding common stock continuously for at least three years before submitting the nomination, subject to applicable limitations and procedural requirements.

Board Leadership Structure

The Governance Documents provide the Board with the flexibility to select the appropriate leadership structure for the Company.

BOARD LEADERSHIP

•	Independent Chairman of the Board: Jackie M. Ward

•	Active participation by all Directors, including the CEO, William J. DeLaney

•	83% independent directors

We believe that the structure of our Board, relying on leadership from both independent and non-independent directors, positions Sysco to benefit from the respective strengths of our CEO and Chairman of the Board.

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Immediately preceding our 2013 Annual Meeting of Stockholders, our Board named Jackie M. Ward as its Chairman of the Board. Ms. Ward, a Sysco director since September 2001, previously served as the Board’s lead director and chaired the Corporate Governance and Nominating Committee, and she has served continuously on the Compensation Committee, the Corporate Governance and Nominating and the Executive Committee for nearly ten years. The Board elected Ms. Ward as its Chairman in order to provide experienced, independent leadership for the Directors and to foster the Board’s oversight of management and the Company.

At times when our chairman is not independent or when otherwise appropriate, we utilize an independent Lead Director in order to ensure that the Board continues to maintain an independent thought process that ultimately benefits stockholders. The Lead Director, among other things, reviews meeting schedules and agendas with the chairman of the Board and serves as the primary liaison between the independent directors and the chairman of the Board.

The independent directors meet in executive session at least once a year, without the other directors present, and the Chairman of the Board presides at such meetings. The non-management directors meet regularly without the CEO or any other member of management present and in fiscal 2015 met four times. Ms. Ward, as Chairman of the Board, presided over the sessions of the non-management and independent directors in fiscal 2015.

Communicating with the Board

Interested parties may communicate with the Chairman of the Board, the non-management directors or independent directors as a group and the individual members of the Board by confidential web submission or by mail. All such correspondence will be delivered to the parties to whom they are addressed. The Board requests that items unrelated to the duties and responsibilities of the Board not be submitted, such as product inquiries and complaints, job inquiries, business solicitations and junk mail. You may access the form to communicate by confidential web submission in the corporate governance section of Sysco’s website under “Investors — Corporate Governance — Contact the Board” at www.sysco.com. You can contact any of our Directors by mail in care of the Office of the Corporate Secretary, Sysco Corporation, 1390 Enclave Parkway, Houston, Texas 77077.

Board Meetings and Committees

During fiscal 2015, the Board held 14 meetings, including four regular meetings and ten special meetings, and committees of the Board held a total of 33 meetings. Overall attendance at such meetings was approximately 99%. Each director attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served during fiscal 2015. The Board has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, a Corporate Sustainability Committee, a Finance Committee, and an Executive Committee. Current copies of the written charters for the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Corporate Sustainability Committee are published on our website under “Investors — Corporate Governance” at www.sysco.com. The current membership and primary responsibilities of the committees are summarized in the following table.

Committee Name & Current Members	Primary Responsibilities	Fiscal 2015 Meetings
Audit(1) Mr. Tilghman (Chair) Mr. Hafner Dr. Koerber Ms. Newcomb

• Oversees and reports to the Board with respect to various auditing and accounting matters, including the selection of the independent public accountants, the scope of audit procedures, the nature of all audit and non-audit services to be performed by the independent public accountants, the fees to be paid to the independent public accountants, and the performance of the independent public accountants

• Oversees and reports to the Board with respect to Sysco’s accounting practices and policies

• Responsible for discussing the Company’s policies with respect to risk assessment and risk management, including discussion of enterprise-wide guidelines and policies to govern the process by which risk assessment and management is undertaken

• Oversees and reports to the Board with respect to compliance with legal and regulatory requirements, corporate accounting, reporting practices and the integrity of the financial statements of the Company

9
Compensation(2)(3) Mr. Cassaday (Chair) Dr. Craven Mr. Frank Mr. Glasscock Ms. Ward

• Establishes compensation policies that effectively attract, retain and motivate executive officers

• Establish and approve all compensation of the CEO and the other senior officers, including the named executive officers

• Oversees the administration of Sysco’s qualified and nonqualified benefit plans, incentive compensation plans, equity-based plans and Sysco’s group benefit medical plan

• Appropriately delegates and oversees compensation and granting authority, except for decisions that impact the compensation of Sysco’s CEO and executive officers

• Oversees administrative committees or individuals delegated oversight of employee and executive benefit plans

• Amends, establishes or terminates any benefit plan that is maintained primarily for the benefit of Sysco’s senior officers

• Resolves claims under any benefit plan with respect to any senior officer

9

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Committee Name & Current Members	Primary Responsibilities	Fiscal 2015 Meetings
Corporate Governance and Nominating(2) Mr. Glasscock (Chair) Mr. Cassaday Dr. Craven Mr. Peltz Ms. Ward

• Proposes directors, committee members and officers to the Board for election or reelection

• Oversees the evaluation of management, including the CEO

• Reviews the performance of the members of the Board and its committees

• Recommends to the Board the annual compensation of non-employee directors

• Reviews related party transactions

• Reviews and makes recommendations regarding the organization and effectiveness of the Board and its committees, the establishment of corporate governance principles, the conduct of meetings, succession planning and Sysco’s Governing Documents

• Reviews and makes recommendations regarding changes to Sysco’s Codes of Conduct, periodically reviews overall compliance with the Codes and approves any waivers to the Codes given to Sysco’s executive officers and directors

• Monitors compliance with and approves waivers to Sysco’s Policy on Trading in Company Securities.

		8
Corporate Sustainability Dr. Craven (Chair) Mr. Glasscock Mr. Golden Mr. Hafner

• Reviews and acts in an advisory capacity to the Board and management with respect to policies and strategies that affect Sysco’s role as a socially responsible organization as well as Sysco’s long-term sustainability

• Reviews, evaluates, and provides input on Sysco’s Sustainability Strategy, which focuses on Food, Operations, and Community, and on implementation of the strategy

• Reviews philanthropic giving, agriculture programs, and warehouse and transportation initiatives designed to improve the environmental impact of the company

• Reviews external disclosures on sustainability matters such as Sysco’s annual sustainability report and Carbon Disclosure Project (CDP) surveys

		3
Finance Committee Mr. Hafner (Chair) Mr. DeLaney Mr. Frank Mr. Golden Dr. Koerber Ms. Newcomb Mr. Tilghman

• Assist the Board in satisfying its fiduciary responsibilities relating to Sysco’s financial performance and financial planning

• Reviews policies regarding capital structure, dividends and liquidity

• Reviews and recommends the sale or issuance of equity and debt securities

• Reviews acquisitions and financing alternatives

• Reviews and approves certain capital expenditures

• Reviews and recommends insurance risk management strategies as proposed by management;

• Approves and monitors high-level investment and funding objectives and investment performance and funding of Sysco’s tax-qualified retirement plans and non-qualified retirement and deferred compensation plans

• Reviews and oversees Sysco’s information technology and security matters

• Assists the Audit Committee in reviewing and overseeing Sysco’s environmental, health and safety matters and related regulatory compliance

		4
Executive Ms. Ward (Chair) Mr. Cassaday Mr. DeLaney Mr. Glasscock Mr. Hafner Mr. Tilghman	• Exercise all of the powers of the Board when necessary, to the extent permitted by applicable law	0
(1)	Each member of the Audit Committee has been determined by the Board to be independent, as defined in the NYSE’s listing standards, Section 10A of the Exchange Act and the Company’s Corporate Governance Guidelines. Each member of the Audit Committee is financially literate and the Board has determined that Messrs. Hafner and Tilghman and Ms. Newcomb each meet the definition of an audit committee financial expert as promulgated by the Securities and Exchange Commission. No Audit Committee member serves on the audit committees of more than two other companies.

(2)	Each member of the Compensation Committee and the Corporate Governance and Nominating Committee has been determined by the Board to be independent, as defined in the NYSE’s listing standards and the Company’s Corporate Governance Guidelines.

(3)	Except for decisions that impact the compensation of Sysco’s CEO, the Compensation Committee is generally authorized to delegate any decisions it deems appropriate to a subcommittee. In such a case, the subcommittee must promptly make a report of any action that it takes to the full Compensation Committee. In addition, the Compensation Committee may delegate to any one or more members of the Board its full equity grant authority with respect to any equity-based grants other than grants made to officers that are subject to reporting obligations under Section 16 of the Exchange Act; and the Compensation Committee has delegated such authority to Mr. DeLaney with respect to certain non-executive employees, subject to specified limitations. In carrying out its duties, the Compensation Committee may also delegate its oversight of Sysco’s employee and executive benefit plans to any administrative committees of the respective plans or to such officers or employees of Sysco as the Compensation Committee deems appropriate, except that it may not delegate its powers to amend, establish or terminate any benefit plan that is maintained primarily for the benefit of Sysco’s senior officers, resolve claims under a benefit plan with respect to any senior officer, or modify the compensation of any senior officer as provided under any nonqualified or executive incentive compensation plan. For a detailed description of the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, including the role of executive officers and compensation consultants in recommending the amount and form of executive compensation, see “— Compensation Consultants,” and “Compensation Discussion and Analysis.”

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Director Independence

Our Corporate Governance Guidelines require that at least a majority of our directors meet the criteria for independence that the New York Stock Exchange has established for continued listing, as well as the additional criteria set forth in the Guidelines. Additionally, we require that all members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee be independent, that all members of the Audit Committee satisfy the additional requirements of the New York Stock Exchange and applicable rules promulgated under the Exchange Act, and that all members of the Compensation Committee satisfy the additional requirements of the New York Stock Exchange.

Under New York Stock Exchange listing standards, to consider a director to be independent, we must determine that he or she has no material relationship with Sysco other than as a director. The standards specify the criteria by which we must determine whether directors are independent, and contain guidelines for directors and their immediate family members with respect to employment or affiliation with Sysco or its independent public accountants.

In addition to the NYSE’s standards for independence, our Corporate Governance Guidelines contain categorical standards that provide that the following relationships will not impair a director’s independence:

•	if a Sysco director is an executive officer of another company that does business with Sysco and the annual sales to, or purchases from, Sysco are less than two percent of the annual revenues of the company for which he or she serves as an executive officer;

•	if a Sysco director is an executive officer of another company which is indebted to Sysco, or to which Sysco is indebted, and the total amount of either company’s indebtedness to the other is less than two percent of the total consolidated assets of the company for which he or she serves as an executive officer, so long as payments made or received by Sysco as a result of such indebtedness do not exceed the two percent thresholds provided above with respect to sales and purchases; and

•	if a Sysco director serves as an officer, director or trustee of a tax-exempt charitable organization, and Sysco’s discretionary charitable contributions to the organization are less than two percent of that organization’s total annual charitable receipts; Sysco’s automatic matching of employee charitable contributions will not be included in the amount of Sysco’s contributions for this purpose.

The Board of Directors has reviewed all relevant relationships of the directors with Sysco. The relationships reviewed included those described under “Certain Relationships and Related Transactions,” and several relationships that did not automatically make the individual non-independent under the NYSE standards or our Corporate Governance Guidelines, either because of the type of affiliation between the director and the other entity or because the amounts involved did not meet the applicable thresholds. These additional relationships include the following (for purposes of this section, “Sysco”, “we,” “us” and “our” include our operating companies):

•	Mr. Cassaday serves as a director of Irving Oil Limited (formerly Fort Reliance), which is one of our suppliers;

•	Mr. DeLaney, our CEO and non-independent director, serves as a member of the Board of Directors of Express Scripts, Inc., which is the prescription drug service provider for our employees;

•	Mr. Frank is a Partner of Trian Fund Management, L.P. which owns approximately 7% of Sysco’s outstanding common stock;

•	Mr. Hafner serves on the boards or committees of several non-profit organizations to which Sysco makes donations; in addition, Mr. Hafner serves on the Council of Overseers for the Jones Graduate School at Rice University, which is one of our customers;

•	Mr. Peltz is Chief Executive Officer and a Founding Partner of Trian Fund Management, L.P. which owns approximately 7% of Sysco’s outstanding common stock; he is also the non-executive Chairman of The Wendy’s Company, which is one of our customers;

•	Mr. Tilghman is a director of The Coral Bay Club, which is one of our customers; and

•	Ms. Ward’s granddaughter’s husband works for one of Sysco’s subsidiaries as a marketing associate.

After reviewing such information, the Board of Directors has determined that each of Mr. Cassaday, Dr. Craven, Mr. Frank, Mr. Glasscock, Mr. Hafner, Dr. Koerber, Ms. Newcomb, Mr. Peltz, Mr. Tilghman and Ms. Ward has no material relationship with Sysco and is independent under the NYSE standards and the categorical standards set forth in the Corporate Governance Guidelines and described above.

The Board also determined that Mr. DeLaney, who served as an executive officer of the Company during fiscal 2015, is not independent pursuant to the NYSE independence standards due to such service, and that Mr. Golden is not independent due to his relationship to Arnall Golden Gregory LLP. See “Transactions with Related Persons” below for further discussion.

The Board has also determined that each member of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is independent. Our Corporate Governance Guidelines also provide that no independent director who is a member of the Audit, Compensation or Corporate Governance and Nominating Committees may receive any compensation from Sysco other than in his or her capacity as a non-employee director or committee member. The Board has determined that no non-employee director received any compensation from Sysco at any time since the beginning of fiscal 2015, other than in his or her capacity as a non-employee director, committee member, committee chairman or Chairman of the Board.

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Certain Relationships and Related Person Transactions

Related Person Transactions Policies and Procedures

The Board has adopted written policies and procedures for review and approval or ratification of transactions with related persons. We subject the following related persons to these policies: directors, director nominees, executive officers, beneficial owners of more than five percent of our stock and any immediate family members of these persons.

We follow the policies and procedures below for any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which Sysco was or is to be a participant, the amount involved exceeds $100,000, and in which any related person had or will have a direct or indirect material interest. These policies specifically apply without limitation to purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by Sysco of a related person. The Board of Directors has determined that the following do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not related person transactions to which these policies and procedures apply:

•	Interests arising only from the related person’s position as a director of another corporation or organization that is a party to the transaction; or

•	Interests arising only from the direct or indirect ownership by the related person and all other related persons in the aggregate of less than a 10% equity interest, other than a general partnership interest, in another entity which is a party to the transaction; or

•	Interests arising from both the position and ownership level described in the two bullet points above; or

•	Interests arising solely from the ownership of a class of Sysco’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis, such as dividends; or

•	A transaction that involves compensation to an executive officer if the compensation has been approved by the Compensation Committee, the Board of Directors or a group of independent directors of Sysco performing a similar function; or

•	A transaction that involves compensation to a director for services as a director of Sysco if such compensation will be reported pursuant to Item 402(k) of Regulation S-K.

Any of our employees, officers or directors who have knowledge of a proposed related person transaction must report the transaction to our chief legal officer. Whenever practicable, before the transaction goes effective or becomes consummated, the Corporate Governance and Nominating Committee of the Board of Directors will review and approve the proposed transaction in accordance with the terms of this policy. If the chief legal officer determines that it is not practicable to obtain advance approval of the transaction under the circumstances, the Committee will review and, in its discretion may ratify, the transaction at its next meeting. In addition, the Board of Directors has delegated to the Chair of the Committee the authority to pre-approve or ratify, as applicable, any related person transaction in which the aggregate amount involved is expected to be less than $500,000.

In addition, if a related person transaction is ongoing in nature and the Committee has previously approved it, or the transaction otherwise already exists, the Committee will review the transaction during its first meeting of each fiscal year to:

•	ensure that such transaction has been conducted in accordance with the previous approval granted by the Committee, if any;

•	ensure that Sysco makes all required disclosures regarding the transaction; and

•	determine if Sysco should continue, modify or terminate the transaction.

We will consider a related person transaction approved or ratified if the transaction is authorized by the Corporate Governance and Nominating Committee or the Chair, as applicable, in accordance with the standards described below, after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the Committee will review and consider such of the following as it deems necessary or appropriate:

•	the related person’s interest in the transaction;

•	the approximate dollar value of the amount involved in the transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in Sysco’s ordinary course of business;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Sysco than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to Sysco of, the transaction; and

•	any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee will review such additional information about the transaction as it in its sole discretion shall deem relevant. The Committee may approve or ratify the transaction only if the Committee determines that, based on its review, the transaction is in, or is not inconsistent with, the best interests of Sysco. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on Sysco or the related person when approving a transaction. If the Committee or the Chair, as applicable, does not ratify a related person transaction, we will either rescind or modify the transaction, as the Committee or the Chair, as applicable, directs, as soon as practicable following the failure to ratify the transaction. The Chair will report to the Committee at its next regularly scheduled meeting any action that he or she has taken under the authority delegated pursuant to this policy. If any director has an interest in a related person transaction, he or she is not allowed to participate in any discussion or approval of the transaction, except that the director is required to provide all material information concerning the transaction to the Committee.

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Transactions with Related Persons

Mr. Golden, one of our directors, is the sole stockholder of Jonathan Golden, P.C., a partner in the law firm of Arnall Golden Gregory LLP, Atlanta, Georgia, which provided legal services to Sysco during fiscal 2015 and continues to do so in fiscal 2016. During fiscal 2015, Sysco incurred approximately $1.8 million in legal fees and disbursements related to these services. We believe the amounts were fair and reasonable in view of the level and extent of services rendered. Due to this relationship, Mr. Golden is not considered to be an independent director under the NYSE standards or the categorical standards set forth in Sysco’s Corporate Governance Guidelines.

Ms. Twila Day is the wife of William Day, our Executive Vice President, Merchandising. Ms. Day previously served as Sysco’s Vice President and Chief Information Officer from December 2005 until January 2010, when she was promoted to Senior Vice President and Chief Information Officer, and served in this position until her departure from Sysco effective June 29, 2013. Following her departure from Sysco, Ms. Day accepted a position as a managing director of the consulting firm Alvarez & Marsal, which has provided consulting services to Sysco since 2004. Sysco and its affiliates purchased approximately $12.4 million in consulting services from this firm in fiscal 2015, although Ms. Day did not personally provide any services to Sysco, nor did she receive any compensation as a result of these services.

The brother-in-law of Michael W. Green, our former Executive Vice President and President of Foodservice Operations who retired in December 2014, is employed by, and handles the account for, Red Gold, Inc., a company that supplies tomato products to Sysco. Sysco paid Red Gold approximately $62.2 million during fiscal 2015. Mr. Green’s sister and brother-in-law own Sunrise Café, one of Sysco’s customers. Sysco and its affiliates sold approximately $161,000 in product to Sunrise Café during fiscal 2015.

The Corporate Governance and Nominating Committee has approved each of the above transactions in accordance with the disclosed policies and procedures.

Risk Oversight

One of the primary oversight functions of the Board is to ensure that Sysco has an appropriate risk management process in place that is commensurate with both the short and long-term goals of the Company. In order to effectively fulfill this oversight role, the Board relies on various individuals and committees within management and among our Board members. See “Board of Directors Matters — Election of Directors at 2015 Annual Meeting (Item I) — Director Qualifications” and “Board of Directors Matters — Board Composition” below for a description of individual director qualifications, including risk management experience.

Management is responsible for identifying, managing and mitigating risks, and reports directly to the Audit Committee and the Board on a regular basis with respect to risk management. As discussed above under “Board Meetings and Committees of the Board,” the Audit Committee reviews Sysco’s process by which management assesses and manages the Company’s exposure to risk. The Audit Committee also makes recommendations to the Board of Directors with respect to the process by which members of the Board and relevant committees will be made aware of the Company’s significant risks, including recommendations regarding what committee of the Board would be most appropriate to take responsibility for oversight of management with respect to the most material risks faced by the Company. On an annual basis management reviews with the Board the key enterprise risks identified in the process, such as strategic, operational, financial, compliance and reputation risks, as well as management’s process for addressing and mitigating the potential effects of such risks. Through this process Sysco has developed enhanced risk management procedures that include frequent discussion and prioritization of key risk issues by the executive management team, enhanced tracking and monitoring of risk information and identification of particular risks for which management intends to develop or enhance Sysco’s management and mitigation plans.

The Board’s committees help oversee the risk management process within the respective areas of the committees’ delegated oversight authority. The Audit Committee is primarily responsible for hiring and evaluating our independent auditor, review of our internal controls, oversight of our internal audit function, oversight of customer credit risk, reviewing contingent liabilities that may be material to the Company and various regulatory and compliance oversight functions. The Compensation Committee is responsible for ensuring that our executive compensation policies and practices do not incentivize excessive or inappropriate risk-taking by employees. The Corporate Governance and Nominating Committee monitors risk by ensuring that proper corporate governance standards are maintained, that the Board is comprised of qualified Directors, and that qualified individuals are chosen as senior officers. The Finance Committee oversees risks involving capital structure of the enterprise, including borrowing, liquidity, allocation of capital, major capital transactions and expenditures, funding of benefit plans, credit/counterparty risk and investment risk. The Chairman of the Board coordinates the flow of information regarding risk oversight from each respective committee to the independent Directors and participates in the review of the agenda for each Board and Committee meeting. As the areas of oversight among committees sometimes overlap, committees may hold joint meetings when appropriate and address certain risk oversight issues at the full Board level. The Board considers risk in evaluating the Company’s strategy, including specific strategic and emerging risks, and annually reviews and approves corporate goals and capital budgets. The Board also monitors any specific risks for which it has chosen to retain oversight rather than delegating oversight to one of its committees, such as risks related to cyber-security, technology platform development and succession planning.

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Codes of Conduct

We require all of our officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, to comply with our Code of Conduct applicable to Sysco employees to help ensure that we conduct our business in accordance with the highest standards of moral and ethical behavior. This Code of Conduct addresses the following, among other topics:

•	professional conduct, including customer relationships, equal opportunity, payment of gratuities and receipt of payments or gifts,

•	competition and fair dealing,

•	compliance with the Foreign Corrupt Practices Act,

•	political contributions,

•	antitrust,

•	conflicts of interest,

•	legal compliance, including compliance with laws addressing insider trading,

•	financial disclosure,

•	intellectual property, and

•	confidential information.

Our Code, which is reviewed annually by our Corporate Governance and Nominating Committee, requires strict adherence to all laws and regulations applicable to our business and requires employees to report any violations or suspected violations of the Code. In August 2010, we also adopted a separate Code of Conduct applicable to non-employee directors that is similar in scope to the employee Code but is tailored to the issues and concerns facing Sysco directors. We have published the Codes of Conduct for employees and non-employee directors on our website under “Investors — Corporate Governance” at www.sysco.com. We intend to disclose any future amendments to or waivers of our Code applicable to our principal executive officer, principal financial officer, principal accounting officer and controller, as well as any employees performing similar functions, on our website at www.sysco.com under the heading “Investors — Corporate Governance.”

Reporting a Concern or Violation

Our Code of Conduct explains that there are multiple channels for an employee to report a concern, including to his or her manager, human resource professional or legal counsel, to our internal audit department, or to the Sysco Associate Hotline, which is monitored by Global Compliance. Our Global Compliance Hotline is available 24 hours a day, seven days a week, to receive calls or web submissions from anyone wishing to report a concern or complaint, anonymous or otherwise. Our HotLine contact information can be found on our website at www.sysco.com under the heading “Investors — Corporate Governance — Contact the Board.”

Any report to any one of our multiple channels for reporting concerns that raise a concern or allegation of impropriety relating to our accounting, internal controls or other financial or audit matters is immediately forwarded to our Executive Vice President, Administration and Corporate Secretary, who is then responsible for reporting such matters, unfiltered, to the Chair of our Audit Committee. All such matters are investigated and responded to in accordance with the procedures established by the Audit Committee to ensure compliance with the Sarbanes-Oxley Act of 2002.

Compensation Consultants

The Compensation Committee retained Compensation Advisory Partners (“CAP”) from September 2009 through October 2014 as its executive compensation consultant. Retained by and reporting directly to the Compensation Committee, CAP provided the Committee with assistance in evaluating Sysco’s executive compensation programs and policies, and, where appropriate, has assisted with the redesign and enhancement of elements of the programs. The scope of CAP’s assignments with regard to fiscal 2015 executive compensation included:

•	Review of long-term incentive program design and assistance with determination of awards;

•	Provision of external perspective on executive compensation, including preparation of annual comparative executive compensation studies and development of key trends reports regarding executive compensation, evolving best practices and relevant regulatory changes;

•	Review of the total compensation program, including competitive peer group comparisons and analysis, and analysis of executive benchmark positions and competitive levels in relation to broader market survey data, and assessment of annual NEO pay and performance relationship versus the peer group; and

•	Periodic compensation consulting at the request of the Compensation Committee and management.

CAP has also advised the Corporate Governance and Nominating Committee with respect to non-employee director compensation. At the Corporate Governance and Nominating Committee’s request, CAP has provided data regarding the amounts and type of compensation paid to non-employee directors at the companies in Sysco’s peer group, and has also identified trends in director compensation. All decisions regarding non-employee director compensation are recommended by the Corporate Governance and Nominating Committee and approved by the Board of Directors. In addition to providing background information and written materials, CAP representatives attended meetings at which the Committee Chairmen believe that their expertise would be beneficial to the Committees’ discussions. Neither CAP nor any of its affiliates provided any additional services to Sysco and its affiliates in fiscal 2015, or any services in fiscal 2016 through the date of the proxy statement. Sysco does not expect CAP to provide any such services to Sysco in the future. The Compensation Committee has determined CAP to be independent from the Company and that no conflicts of interest exist related to CAP’s services provided to the Compensation Committee. See “Compensation Discussion and Analysis–How Executive Pay is Established — Committee Oversight.”

The Committee determined in May 2014 to review its executive compensation consultant arrangement and invite proposals from other firms. Following consideration of seven firms, in November 2014, the Committee engaged

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Exequity LLP (“Exequity”) as its executive compensation consultant. Due to the timing of this engagement, Exequity did not have an opportunity to assist the Committee with the design and development of the executive compensation programs for fiscal 2015. Exequity has provided assistance to the Committee with respect to proxy disclosure issues, and the scope of its assignments for fiscal 2016 executive compensation was substantially similar to those of CAP described above.

Since September 2010, the senior human resources officer and his Human Resources department (“HR”) have retained the services of Towers Watson to provide assistance to HR and Sysco management in making recommendations to the Compensation Committee and the Board with respect to certain aspects of executive compensation. Towers Watson has provided advice directly to Sysco’s management team and has consulted directly with management and provided, among other things, reports based on their proprietary data and information regarding market benchmarks. While Towers Watson did not provide the Committee with any direct advice regarding any of the NEOs, the Compensation Committee’s decisions were indirectly impacted by input from Towers Watson that was presented by management, and such information was used by the Committee in its dialogue with CAP representatives.

BOARD OF DIRECTORS MATTERS

Election of Directors at 2015 Annual Meeting (Item 1)

Election Process

The company’s bylaws provide for majority voting in uncontested director elections. Majority voting means that directors are elected by a majority of the votes cast — that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director. Any incumbent director who is not re-elected in an election in which majority voting applies shall tender his or her resignation promptly following certification of the stockholders’ vote. The Corporate Governance and Nominating Committee shall consider the tendered resignation and recommend to the Board whether to accept or reject the resignation offer, or whether other action should be taken. The director who tenders his or her resignation shall not participate in the recommendation of the committee or the decision of the Board with respect to his or her resignation. The Board shall act on the recommendation within 120 days following certification of the stockholders’ vote and shall promptly disclose its decision regarding whether to accept the director’s resignation offer. In contested elections, where there are more nominees than seats on the Board as of the record date of the meeting at which the election will take place, directors are elected by a plurality vote. This means that the nominees who receive the most votes of all the votes cast for directors will be elected.

Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating candidates for election to Sysco’s Board of Directors.

Director Candidates Identified by the Board and Management. In identifying candidates for election to the Board, the Committee will determine which of the incumbent directors wish to be renominated for election at the next meeting of stockholders. The Committee will also identify and evaluate new candidates for election to the Board for the purpose of filling vacancies. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates, including current members of the Board and Sysco’s management. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates. When such a search firm is engaged, the Committee shall set its fees and scope of engagement.

Director Candidates Recommended by Stockholders. The Committee will also consider candidates recommended by stockholders. The Committee will evaluate such recommendations using the same criteria that it uses to evaluate other director candidates. Stockholders can recommend candidates for consideration by the Committee by writing to the Corporate Secretary, 1390 Enclave Parkway, Houston, Texas 77077, and including the following information:

•	the name and address of the stockholder;

•	the name and address of the person to be nominated;

•	a representation that the stockholder is a holder of the Sysco stock entitled to vote at the meeting to which the director recommendation relates;

•	a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications;

•	information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the Securities and Exchange Commission; and

•	the candidate’s written, signed consent to serve if elected.

The Committee will consider in advance of Sysco’s next annual meeting of stockholders those director candidate recommendations that the Committee receives by May 1, 2016.

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In addition, if we receive by June 9, 2016, a recommendation of a director candidate from one or more stockholders who have beneficially owned at least five percent of our outstanding common stock for at least one year as of the date the stockholder makes the recommendation, then we will disclose in our next proxy materials relating to the election of directors the identity of the candidate, the identity of the nominating stockholder(s) and whether the Committee determined to nominate such candidate for election to the Board. However, we will not provide this disclosure without first obtaining written consent of such disclosure from both the nominating stockholder and the candidate it is planning to recommend. The Committee will maintain appropriate records regarding its process of identifying and evaluating candidates for election to the Board.

In August 2015, we engaged in collaborative discussions with representatives of Trian Fund Management, L.P. (“Trian”), a management company for various investment funds and accounts and Sysco’s largest stockholder, as a result of which the Board determined to appoint Messrs. Peltz and Frank, the director candidates recommended by Trian, to the Board and to nominate them for re-election at the Annual Meeting. The Committee has not received any other recommendations for director nominees for election at the 2015 annual stockholders meeting from any Sysco stockholders beneficially owning more than five percent of Sysco’s outstanding common stock.

Evaluation of Director Candidates. In evaluating all incumbent and new director candidates that the Committee believes merit consideration, the Committee will:

•	cause to be assembled information concerning the background and qualifications of the candidate, including information required to be disclosed in a proxy statement under the rules of the SEC or any other regulatory agency or exchange or trading system on which Sysco’s securities are listed, and any relationship between the candidate and the person or persons recommending the candidate;

•	determine if the candidate demonstrates the characteristics described below, including the highest personal and professional ethics, integrity and values;

•	consider the candidate’s skils, experience and qualifications in the context of the composition of the Board as a whole and the company’s evolving strategic priorities (see “Director Qualifications” below for a discussion of the key qualifications considered by the Committee in evaluating candidates);

•	consider the absence or presence of material relationships with Sysco that might impact independence;

•	consider the contribution that the candidate can be expected to make to the overall functioning of the Board;

•	consider the candidate’s capacity to be an effective director in light of the time required by the candidate’s primary occupation and service on other boards;

•	consider the extent to which the membership of the candidate on the Board will promote diversity among the directors; and

•	consider, with respect to an incumbent director, whether the director satisfactorily performed his or her duties as director during the preceding term, including attendance and participation at Board and Committee meetings, and other contributions as a director.

In its discretion, the Committee may designate one or more of its members, or the entire Committee, to interview any proposed candidate. Based on all available information and relevant considerations, the Committee will recommend to the full Board for nomination those candidates who, in the view of the Committee, are most suited for membership on the Board.

Diversity

As a matter of practice, the Board looks for diversity in nominees such that the individuals can enhance perspective and experience through diversity in race, gender, ethnicity, cultural background, age, geographic origin, education, and professional and life experience. Because we value gender and racial diversity among our Board members, three of our current Board members are women, including one African American and the Chairman of the Board, and two of our current Board members are from outside the United States.

Director Qualifications and Board Succession

Our Corporate Governance Guidelines provide that the Corporate Governance and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the requisite characteristics, skills and qualifications that directors and director candidates should possess individually and in the broader context of the Board’s overall composition and the company’s business and structure. This review includes consideration of diversity, skills, experience, time available and the number of other boards for which the individual serves as a director, and such other criteria as the Committee shall determine to be relevant at the time. The Committee is also responsible for developing a succession plan for the Board and making recommendations to the Board regarding director succession matters.

Key Characteristics of All Nominees. We expect that each director nominee should demonstrate, and we believe that our incumbent directors possess, all of the following characteristics:

•	Integrity and Accountability: Directors must have demonstrated high ethical standards and integrity in their personal and professional dealings, and must be willing to act on – and remain accountable for – their boardroom decisions.

•	Intelligence, Wisdom and Judgment: Directors must be able to provide wise, thoughtful counsel on a broad range of issues and possess high intelligence, practical wisdom and mature judgment.

•	Financial Literacy: Directors must be financially literate and capable of understanding a balance sheet, an income statement and a cash flow statement, and capable of using financial ratios and other indices to evaluate a company’s financial performance.

•	Teamwork: Directors must possess a willingness to challenge management and other directors while working collaboratively as part of a team in an environment that encourages open, candid discussion.

•	Diversity: A director’s membership on the Board must promote diversity among the directors, including diversity of experience, views, gender, race, ethnicity and age.

•	High Performance Standards: Directors must have achieved prominence in their respective business, governmental, or professional activities, including a history of achievements reflecting high standards of performance.

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•	Representing Stockholder Interests: Directors must have demonstrated their willingness and ability to effectively, consistently and appropriately represent the best interests of the company’s stockholders.

•	Commitment: Directors must have the ability and willingness, in light of their principal occupation and other board service, to commit the time and energy necessary to be fully prepared for, and to participate in, meetings and consultations on Company matters.

•	Conflicts: Directors must not have an interest in any agreement, arrangement or understanding with any person or entity that might limit or interfere with their ability to comply with their fiduciary duties to the Company and its stockholders.

•	Company Policies: Directors must recognize and affirm their obligation to comply with the company’s Code of Conduct, Corporate Governance Guidelines and other policies and guidelines of the company applicable to them.

Director Qualifications. During fiscal year 2015, the Corporate Governance and Nominating Committee implemented several enhancements to its process for identifying the portfolio of skills, characteristics and qualifications necessary for the Board to successfully establish and oversee management’s execution of the company’s evolving strategic priorities. The Committee surveyed director qualifications as recently disclosed by each of the Fortune 100 companies and developed a comprehensive list of qualification categories. At the request of the Chairman of the Board and the Committee, senior management reviewed this list of qualification categories and identified the relative significance of each category to the ability of the Board as a whole to guide the company in the achievement of its strategic priorities. Subsequently, each then-current director was requested to engage in a similar review of the qualification categories in light of the company’s strategic priorities. Additionally, the Board retained an independent law firm to collect and analyze the feedback from the individual directors concerning the qualification categories and report to the Committee and the Board. The Committee, together with the Board as a whole, utilized this feedback from senior management and the individual directors to identify the director qualifications that the Board has endorsed as most significant for the Board to possess, collectively, and which are described below.

•	Executive Leadership/Management — Experience as a senior executive in a large and complex public, private, government or academic organization enables a director to better oversee the management of the company. Such individuals also bring perspective in analyzing, shaping and overseeing the execution of important operational and policy issues at a senior level, and tend to demonstrate a practical understanding of organizations, strategy, risk management and methods to drive change and growth. Finally, directors with experience in significant leadership positions generally possess the ability to identify and develop leadership qualities in others, including members of our management team.

•	Strategy Development — Directors who have served as a senior executive for large and complex public, private, governmental or academic organizations with responsibility for strategic planning and development are particularly well suited to advise and oversee management in establishing and executing the company’s key strategic initiatives, as well as in evaluating the success of those initiatives.

•	Business Operations — Directors with experience in leadership positions with responsibility for managing or overseeing operations of a company or business unit gain extensive knowledge that is valuable to Sysco’s operating plan and strategy, including ways in which Sysco can better fulfill the needs of its customers and suppliers.

•	Accounting/Audit/Financial Reporting — An understanding of accounting, audit and financial reporting processes is important for our directors to establish appropriate financial performance objectives for the company and senior management in the context of Sysco’s strategic priorities, and to evaluate financial performance as compared to those objectives.

•	Risk Oversight/Risk Management — The Board oversees management’s efforts to understand and evaluate the types of risks facing Sysco and its business, evaluate the magnitude of the exposure, and enhance risk management practices. Directors with risk management experience can provide valuable insights as Sysco seeks to strike an appropriate balance between enhancing profits and managing risk.

•	Public Company Board Service — Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of the Board, board practices of other public companies and the relationship between the Board and the management team. Most public company directors also have corporate governance experience to support our goals of Board and management accountability, greater transparency, legal and regulatory compliance and the protection of stockholder interests. Many of our directors currently serve, or have previously served, on the boards of directors of other public companies and served in leadership positions on those boards.

•	Finance — Directors with an understanding of financial markets and financing and funding operations can provide valuable advice and insights to the Finance Committee and the Board with respect to the establishment of a successful capital strategy for the company and the evaluation of proposed capital transactions in light of that strategy.

•	Communications/Investor Relations — Directors experienced with investor and/or public relations functions of a public company are capable of guiding management in its engagement with media, investors, the financial community and other constituencies, and can provide advice and insights in connection with the development of consistent messaging concerning important matters, especially Sysco’s financial performance and strategic priorities.

•	HR/Talent Management/Large Workforce — Directors with human resources experience can offer guidance on Sysco’s talent management strategy, particularly in connection with recruiting, assessing, incentivizing and rewarding corporate executives and other senior leadership.

•	International/Global — Although Sysco’s primary focus is on growing and optimizing the core foodservice distribution business in North America, we continue to explore and identify opportunities to grow our global capabilities in, and source products directly from, international markets. We benefit from the experience and insight of directors with a global business perspective as we identify the best strategic manner in which to expand our operations outside of North America. As Sysco’s reach becomes more global, directors with international business experience can assist us in navigating the business, political, and regulatory environments in countries in which Sysco does, or seeks to do, business.

•	Foodservice Industry Experience — Experience serving as an executive, director or in another leadership position with a company in the foodservice industry enables a director to oversee more effectively our operations and to provide advice and guidance on issues impacting our business. In addition, as the foodservice market continues to mature, directors with industry experience can provide valuable insights as we focus on ways in which Sysco can grow organically by identifying and developing new markets.

•	Technology/e-Commerce — We use technology in substantially all aspects of our business operations, and we expect to continue employing technology in furtherance of our strategic priorities. Directors with experience in technology and e-commerce are well suited to oversee management’s selection and implementation of key technological solutions and its approach to privacy issues and cyber security risks.

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In selecting the director nominees, the Committee and the Board reviewed each of the incumbent directors in light of these qualifications and the company’s strategic priorities and concluded that each of the nominees contributed significantly to the portfolio of requisite skills, characteristics and qualifications and to the Board’s overall composition. The Committee and the Board will also apply these key qualifications in connection with its Board succession planning efforts to identify appropriate candidates for future Board service.

The priorities and emphasis of the Corporate Governance and Nominating Committee and of the Board with regard to these qualifications will likely change from time to time as the company’s strategic priorities and the composition of the Board evolve. Included in the individual biographies below is a discussion of the most significant aspects of each director’s background that strengthen the Board’s collective qualifications, skills and experience and that the Corporate Governance and Nominating Committee and the Board considered in reaching their conclusion that he or she should continue to serve as a director of Sysco.

Nominees for Election as Directors at the 2015 Annual Meeting

The Board of Directors has nominated the following twelve persons for election as directors to serve for one-year terms or until their successors are elected and qualified:

•	John M. Cassaday

•	Judith B. Craven, M.D.

•	William J. DeLaney

•	Joshua D. Frank

•	Larry C. Glasscock

•	Jonathan Golden

•	Joseph A. Hafner, Jr.

•	Hans-Joachim Koerber

•	Nancy S. Newcomb

•	Nelson Peltz

•	Richard G. Tilghman

•	Jackie M. Ward

Each of the nominees is currently serving as a director of Sysco. Each of the nominees has consented to serve if elected. Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, the proxies will vote for any nominee who is designated by the present Board of Directors to fill the vacancy.

The Board believes that the combination of the various qualifications, skills and experiences of the nominees for election as Directors at the 2015 Annual Meeting would contribute to an effective and well-functioning Board. Set forth below is biographical information for each of the nominees for election as a director at the 2015 Annual Meeting. Unless otherwise noted, the persons named below have been engaged in the principal occupations shown for the past five years or longer. In addition to the information described below, many of our directors serve as trustees, directors or officers of various non-profit, educational, charitable and philanthropic organizations.

The Board of Directors recommends a vote FOR each of the nominees listed above.

Board Composition

John M. Cassaday

Age: 62

Director Since: November 2004

Committees: Compensation Committee (Chair), Corporate Governance and Nominating Committee

Primary Occupation: Mr. Cassaday served as President and Chief Executive Officer of Corus Entertainment Inc. from September 1999 until his retirement in March 2015.

Other Boards: Mr. Cassaday is a director of Manulife Financial Corporation, Sleep Country Canada Holdings Inc. and Spin Master Ltd. and a director of one privately held company: Irving Oil Limited.

Key Director Qualifications: Mr. Cassaday earned a Bachelor of Arts degree from the University of Western Ontario and a Master of Business Administration Degree with honors from the University of Toronto’s Rotman School of Management. Prior to his more than 15 years of service as President and Chief Executive Officer of Corus Entertainment Inc., a Canadian leader in radio and cable television, Mr. Cassaday served as President and CEO of CTV Television Network Ltd. Mr. Cassaday’s career prior to broadcasting included executive positions in a number of leading packaged goods companies, including RJR-Macdonald, Inc., General Foods Corporation and Campbell Soup Company, where he gained food processing and food safety experience while advancing through positions in sales, marketing, and strategic planning in Canada, the United States, and the United Kingdom. His career at Campbell’s culminated in service as President of Campbell Soup Company’s operations in Canada and then the United Kingdom. Mr. Cassaday gained additional foodservice experience through his service as a director of Loblaw Companies Limited, Canada’s largest food distributor, and of J.M. Schnieder, a meat processing company. This background has provided Mr. Cassaday with extensive experience and knowledge in the areas of leadership, corporate strategy and development, the foodservice industry, distribution and supply chains, marketing, international operations, accounting, finance and financial reporting. In addition, Mr. Cassaday’s service on the Board of Directors of Manulife Financial Corporation has provided a greater understanding of risk management and global compensation considerations. Mr. Cassaday has received many business, industry and charitable honors, including designation as the most distinguished alumni of the University of Toronto’s Rotman School of Management in 1998, receipt of the Gold Medal from the Association of Canadian Advertisers in 2004 (which recognizes individuals who have made an outstanding contribution to the advancement of marketing communications in Canada), induction in the Marketing Hall of Legends of Canada in 2006 and induction into the Canadian Broadcast and Music Hall of Fame in 2015. In 2013, Mr. Cassaday was inducted into the Order of Canada, Canada’s highest civilian honor.

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Judith B. Craven, M.D.

Age: 70

Director Since: July 1996

Committees: Corporate Sustainability Committee (Chair), Compensation Committee, Corporate Governance and Nominating Committee

Primary Occupation: Dr. Craven served as President of the United Way of the Texas Gulf Coast from 1992 until her retirement in September 1998.

Other Boards: Director of Luby’s, Inc., Sun America Funds and VALIC. In the last five years, Dr. Craven served as a director of Belo Corporation.

Key Director Qualifications: Dr. Craven earned a B.S. degree in Biology and English from Bowling Green State University, then completed premedical requirements at Texas Southern University before earning a Doctor of Medicine from Baylor College of Medicine and a Master of Public Health from the University of Texas School of Public Health. She also completed the Harvard University Program for Senior Managers in Government at the John F. Kennedy School of Government. Dr. Craven provides a unique viewpoint on Sysco’s Board as a medical doctor and distinguished public health expert. She gained a distinctive understanding of the foodservice industry after serving as Director of Public Health for the City of Houston from 1980 through 1983, which included responsibility for the regulation of all foodservice establishments in the City of Houston, including an emphasis on food safety and food handling. Following this appointment, Dr. Craven served as Dean of the University of Texas School of Allied Health Sciences from 1983 to 1992. She also serves on the Board of Directors of Luby’s, Inc., which operates almost 100 restaurants and provides food services to select hospital and other medical institutions in Texas. Dr. Craven also has a strong commitment to diversity and social responsibility, having led many initiatives to help increase and incorporate diversity in schools, the workplace and the community. Dr. Craven served as Vice President for Multicultural Affairs for the University of Texas Health Science Center at Houston from 1987 to 1992, and served as Chair of the Committee on Diversity for the University of Texas Board of Regents for six years. Under Dr. Craven’s leadership as president for six years, The United Way of The Texas Gulf Coast won the first National Award for diversity from the United Way of America. She has also served as a member of the Board of Directors of Compaq Corporation and the Houston Branch of the Federal Reserve Bank of Dallas. Dr. Craven has received numerous awards and honors, including the NAACP VIP Award for Community Service, Houston’s Thirty Most Influential Black Women Award and induction into the Texas Women’s Hall of Fame in 1989.

William J. DeLaney

Age: 59

Director Since: January 2009

Committees: Finance Committee

Primary Occupation: Mr. DeLaney has served as Sysco’s Chief Executive Officer since March 2009 and President since March 2010.

Other Boards: Mr. DeLaney is a director of Express Scripts, Inc. and serves on the Compensation Committee and the Audit Committee of the Express Scripts, Inc. Board of Directors.

Key Director Qualifications: Mr. DeLaney earned a Bachelor of Business Administration degree from the University of Notre Dame, and a Master of Business Administration degree from the Wharton Graduate Division of the University of Pennsylvania. Mr. DeLaney has worked in various capacities at Sysco and its subsidiaries for more than 25 years. Through various accounting, finance, operations and management positions within Sysco and its operating companies, Mr. DeLaney has gained valuable insight into the foodservice industry, as well as Sysco’s competitive advantages and how to further build upon them. Throughout his career, Mr. DeLaney has developed experience and knowledge in the areas of leadership and management development, corporate strategy development, finance and accounting and distribution and supply chain management. Further, the Corporate Governance and Nominating Committee and the Board believe that it is appropriate and beneficial to Sysco to have its Chief Executive Officer serve as management’s voice on the Board.

Joshua D. Frank

Age: 36

Director Since: August 2015

Committees: Compensation Committee, Finance Committee

Primary Occupation: Mr. Frank is a Partner at Trian Fund Management, L.P. and has been a member of the Trian investment team since Trian’s formation in 2005.

Key Director Qualifications: Mr. Frank has played a leading role in many of Trian’s investments in the consumer sector, including investments in Mondelēz International, Inc., H.J. Heinz Company and PepsiCo, Inc., as well as numerous investments across other industries. Mr. Frank was previously an Associate, Corporate Development, of Triarc Companies, Inc. (now known as The Wendy’s Company) (“Triarc”). Prior to joining Triarc in 2003, Mr. Frank worked at Credit Suisse First Boston from 2001 to 2003, where he spent time in both the mergers & acquisitions and healthcare investment banking groups. Throughout his career, Mr. Frank has developed experience and knowledge in the areas of corporate strategy development, finance, accounting, mergers and acquisitions, foodservice and the broader consumer sector. Mr. Frank graduated cum laude from Yale University with a B.A. in Economics.

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Larry C. Glasscock

Age: 67

Director Since: September 2010

Committees: Corporate Governance and Nominating Committee (Chair), Compensation Committee, Corporate Sustainability Committee

Primary Occupation: In March 2010, Mr. Glasscock retired from his position as Chairman of the Board of Directors of WellPoint, Inc. (now Anthem, Inc.) after serving in the role since November 2005. He also served as WellPoint’s President and CEO from November 2004 until July 2007.

Mr. Glasscock previously served as Chairman, President and CEO of Anthem, Inc. from 2001 to 2004, assuming additional responsibilities as Chairman from 2003 to 2004.

Other Boards: Mr. Glasscock has served as a director of Simon Property Group, Inc. since March 2010, where he is currently the lead independent director, and as a director of Zimmer Biomet Holdings, Inc. since August 2001, where he is currently the non-executive chairman of the board. In the last five years, Mr. Glasscock served as a director of WellPoint, Inc. and Sprint Nextel Corporation.

Key Director Qualifications: Mr. Glasscock attended Cleveland State University, where he received a bachelor’s degree in business administration. He later studied at the School of International Banking, participated in the American Bankers Association Conference of Executive Officers, and completed the Commercial Bank Management Program at Columbia University. Mr. Glasscock has developed significant leadership and corporate strategy expertise through over 30 years of business experience, including former service as President and CEO of WellPoint, Inc., COO of CareFirst, Inc., President and CEO of Group Hospitalization and Medical Services, Inc., President and COO of First American Bank, N.A., and President and CEO of Essex Holdings, Inc. During his tenure at WellPoint, Inc., he played a major role in transforming the company from a regional health insurer into a national healthcare leader and championed company efforts to improve quality and customer service. Throughout his career, Mr. Glasscock has developed expertise in the successful completion and integration of mergers, utilization of technology to improve productivity and customer service, and team building and human capital development. Mr. Glasscock’s expertise in the utilization of technology to improve productivity will be valuable to Sysco as we continue to implement technological solutions in connection with our strategic priorities. His knowledge and experience in team building and human capital development are also extremely valuable to Sysco, as management development and succession planning remain top priorities of executive management and the Board during fiscal 2016. Mr. Glasscock also has considerable financial experience, as he has supervised the chief financial officers of major corporations. Earlier in his career he served as a bank officer lending to major corporations and supervised assessments of companies’ creditworthiness. Mr. Glasscock also has significant experience as a public company director and as a member of various committees related to important board functions, including audit, finance, governance and compensation.

Jonathan Golden

Age: 78

Director Since: February 1984

Committees: Corporate Sustainability Committee, Finance Committee

Primary Occupation: Mr. Golden is a partner of Arnall Golden Gregory LLP, counsel to Sysco.

Key Director Qualifications: Mr. Golden is a graduate of Princeton University and Harvard Law School. He also has served as an adjunct professor at Emory Law School in Atlanta for nine years. Mr. Golden, who is not considered an independent director, has developed an extensive knowledge of Sysco’s business through his service as a director of the company since 1984 and through Arnall Golden Gregory LLP, a firm that has served as legal advisor to the company on numerous transactions. Mr. Golden has served as Chairman of that firm for approximately eleven years. He personally has a long history of representing participants in the food industry, including manufacturers, distributors and food industry trade associations. Mr. Golden has gained further experience regarding the distribution and supply chain of foodservice companies as a member of the Board of Directors of a major privately-held food manufacturer that is a leader in the frozen food industry and sells to foodservice customers, particularly in-store bakeries and retail marketplaces. In addition to his legal and regulatory experience and focus on corporate responsibility, Mr. Golden has developed a knowledge of other public company Board practices through his past service on the Boards of The Profit Recovery Group International, Inc., Intermedics, Inc., Automatic Service Company and Butler Shoe Corp.

Joseph A. Hafner, Jr.

Age: 70

Director Since: November 2003

Committees: Finance Committee (Chair), Audit Committee, Corporate Sustainability Committee

Primary Occupation: Mr. Hafner retired as Chairman of Riviana Foods, Inc. in 2006, a position he had held since March 2005. He served as President and Chief Executive Officer of Riviana from 1984 until March 2004.

Key Director Qualifications: Mr. Hafner attended Dartmouth College, where he graduated cum laude, then earned a master of business administration degree with high distinction from Dartmouth’s Amos Tuck School of Business Administration. After graduation, Mr. Hafner served for two years in the Latin American Internship Program of Cornell University and the Ford Foundation in Lima, Peru, followed by two years with the Arthur Andersen & Co. accounting firm in Houston. In 1972, Mr. Hafner began his career with Riviana Foods, Inc. in Guatemala City as Controller of Riviana’s Central American Division. For over 30 years, Mr. Hafner worked in positions of increasing authority for Riviana, a company that processed, marketed and distributed rice products in the U.S. and Europe, as well as other food products in Central America and Europe. Mr. Hafner continued his international exposure through the oversight of Riviana’s rice operations in South Africa and Australia. His career culminated in his service as President and CEO of Riviana for over 20 years, providing him with experience in the areas of leadership, corporate strategy and development, the foodservice industry, distribution and supply chains, finance and accounting and international operations. In addition, Mr. Hafner has developed finance and accounting expertise during his career at Arthur Andersen and Riviana and is a member of the American Institute of Certified Public Accountants.

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Hans-Joachim Koerber

Age: 69

Director Since: January 2008

Committees: Audit Committee, Finance Committee

Primary Occupation: Dr. Koerber served as the chairman and chief executive officer of METRO Group from 1999 until his retirement in October 2007.

Other Boards: Dr. Koerber is chairman of the board of directors of Air Berlin PLC and a director of Eurocash SA, as well as a director of several private European companies, including Klüh Service management GmbH, WEPA Industrieholding SE and DAW SE.

Key Director Qualifications: Dr. Koerber earned a degree as a Master Brewer in Brewing Technology and a Ph.D. in Business Management from the Technical University of Berlin. Dr. Koerber began his career in the beverage industry, including management positions in which he was responsible for finance and accounting, information technology, purchasing and personnel. He first became involved with the company that would eventually become METRO when he joined the predecessor company’s cash-and-carry, self-service wholesale company in charge of finance and accounting, controlling, logistics and information technology. His responsibilities continued to expand to include international cash-and-carry activities in six countries. When METRO AG was formed in 1996, Dr. Koerber became part of the METRO management board. His responsibilities included corporate development, corporate communications and investor relations and he became chairman and chief executive officer in 1999. Dr. Koerber introduced a new management style, streamlined the company to focus on four of the original 16 business divisions in order to remain competitive and achieve profitability, adopted international accounting standards and rapidly developed METRO’s international presence, including hands-on experience in expanding METRO into Eastern Europe and Asia, including China and India. These efforts helped make METRO Germany’s largest retailer, operating wholesale cash & carry stores, supermarkets, hypermarkets, department stores and consumer electronics shops throughout the world. Throughout his career, Dr. Koerber developed experience and qualifications in the areas of leadership, corporate strategy and development, the foodservice industry, distribution and supply chains, marketing and risk management. Dr. Koerber’s insights on running and expanding a foodservice business with international operations have been, and will continue to be, particularly helpful to Sysco. Dr. Koerber’s career at METRO AG, combined with his 10 years of service on the Board of Skandinaviska Enskilda Banken AB (the parent company of the SEB Group, a North European banking concern catering to corporations, institutions, and private individuals) and the Board of Directors of several other international companies, has provided him with financial expertise, particularly with regard to international financial accounting standards. His service on the Board of Air Berlin PLC (Germany’s second largest airline) has deepened his experience in marketing.

Nancy S. Newcomb

Age: 70

Director Since: February 2006

Committees: Audit Committee, Finance Committee

Primary Occupation: Ms. Newcomb served as Senior Corporate Officer, Risk Management, of Citigroup from May 1998 until her retirement in 2004. She served as a customer group executive of Citicorp (the predecessor corporation of Citigroup) from December 1995 to April 1998, and as a division executive, Latin America from September 1993 to December 1995. From January 1988 to August 1993 she was the principal financial officer, responsible for liquidity, funding and capital management.

Other Boards: In the last five years, Ms. Newcomb served as a director of The DIRECTV Group, Inc. and Moody’s Corporation.

Key Director Qualifications: Ms. Newcomb is a graduate of Connecticut College and received a Master’s Degree in Economics from Boston University. She also graduated from Harvard Business School’s Program for Management Development. Ms. Newcomb’s 35-year career with Citigroup, a major international financial services company, and its predecessors Citicorp and Citibank, provided her with experience in the areas of leadership, corporate strategy and development, finance, risk management and international operations. Ms. Newcomb developed extensive risk management experience throughout her career, including holding the position of Citigroup’s Senior Corporate Officer of Risk Management for the last six years of her career. In the area of Finance and International Operations, Ms. Newcomb served as Citigroup’s Principal Financial Officer, responsible for liquidity, funding and capital management. She has had extensive international experience as head of worldwide treasury operations in over 100 countries, and co-head of Citigroup’s global, multinational customer business.

Nelson Peltz

Age: 73

Director Since: August 2015

Committees: Corporate Governance and Nominating Committee

Primary Occupation: Mr. Peltz has served as the Chief Executive Officer and a Founding Partner of Trian Fund Management, L.P. since its formation in 2005. From April 1993 through June 2007, Mr. Peltz served as Chairman and Chief Executive Officer of Triarc Companies, Inc. (now known as The Wendy’s Company).

Other Boards: Mr. Peltz has served as a director of Mondelēz International, Inc. since January 2014, as a director of The Madison Square Garden Company since December 2014, and as a director and non-executive Chairman of The Wendy’s Company since June 2007. Mr. Peltz previously served as a director of Legg Mason, Inc. from October 2009 to December 2014. He also served as a director of Ingersoll-Rand plc from August 2012 to June 2014 and H.J. Heinz Company from September 2006 to June 2013. In addition, he served as a director of Trian Acquisition I Corp. from October 2007 until May 2013.

Key Director Qualifications: Mr. Peltz has more than 40 years of business and investment experience and over 20 years of service as the Chairman and Chief Executive Officer of public companies. Mr. Peltz has developed extensive experience working with management teams and boards of directors, and in acquiring, investing in and building companies and implementing operational improvements at the companies with which he has been involved. As a result, he has strong operating experience and strategic planning skills and has strong relationships with institutional investors, investment banking and capital markets advisors and others that can be drawn upon for the Company’s benefit. Mr. Peltz has also gained extensive experience in the foodservice industry through his service on the boards of directors of H.J. Heinz Company, Mondelēz International, Inc. and The Wendy’s Company.

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Richard G. Tilghman

Age: 75

Director Since: November 2002

Committees: Audit Committee (Chair), Finance Committee

Primary Occupation: Mr. Tilghman served as Vice Chairman and Director of SunTrust Banks from 1999 until his retirement in 2000. He served as Chairman and Chief Executive Officer of Crestar Financial Corporation, a bank holding company, from 1986 until 1999.

Key Director Qualifications: After graduating from the University of Virginia with a B.A. in Foreign Affairs and serving in the U.S. Army as a lieutenant, Mr. Tilghman enjoyed a 34-year banking career, including service as Vice Chairman and Director of Suntrust Banks, as well as the former Chairman and CEO of Crestar Financial Corporation, a bank holding company for fifteen years. His career provided him with experience and expertise in the areas of leadership, corporate strategy and development, finance, banking, accounting and risk management. Mr. Tilghman’s experience overseeing a business and technology transformation for a series of banks acquired through acquisitions is very important to Sysco as we undertake to streamline our operations using a common technology platform. Mr. Tilghman also gained high tech and regional marketing experience that has been valuable to Sysco as we have redefined oversight of our operating companies by marketing region and focus on the use of e-Commerce technologies to service Sysco customers more efficiently. Mr. Tilghman’s experience also includes approximately 20 years of service on the Board of Directors of Chesapeake Corporation, which was then a leading supplier of cartons, labels, leaflets, and specialty plastic packaging, with manufacturing facilities in Asia, Europe and the U.S. at that time.

Jackie M. Ward

Age: 77

Director Since: September 2001 (Chairman of the Board since November 2013)

Committees: Compensation Committee, Corporate Governance and Nominating Committee

Primary Occupation: Ms. Ward is the former Chairman, President and Chief Executive Officer of Computer Generation Incorporated (CGI), a company she founded in 1968 that was acquired in December 2000 by Crescent Capital and later Intec Telecom Systems PLC, a technology company based in the United Kingdom.

Other Boards: Director of Sanmina-SCI Corporation. In the last five years, Ms. Ward also served as a director of Bank of America Corporation, Equifax Inc., Flowers Foods, Inc. and WellPoint, Inc.

Key Director Qualifications: Ms. Ward attended Georgia State College for Women and the University of Georgia Extension Center, where she majored in psychology and mathematics. She later attended the London School of Business and was awarded a Doctor of Laws from Mercer University. Early in her career, Ms. Ward held programming, engineering, marketing and management positions with UNIVAC (a division of Sperry Corporation), General Electric Company and J.P. Stevens Company. Ms. Ward then founded, was elected chairman, president and chief executive officer, and had over 30 years of experience with Computer Generation Incorporated (CGI), a provider of software/ hardware solutions to the telecommunications and general industry with operations in the U.S., England and much of Europe, Australia, South Africa, Mexico and Latin America. Ms. Ward’s lengthy career has provided her with extensive leadership, information technology, retail/mass marketing, corporate strategy and development, finance, banking, and international experience. In addition, significant projects undertaken by CGI for governmental and private entities provided unique experience for Ms. Ward in developing and implementing supply chain inventory control systems, fraud detection systems and software/hardware to handle generalized and specific accounting functions. Ms. Ward has gained knowledge of the foodservice industry through her membership on the Board of Directors of Flowers Foods, Inc., one of the largest producers and marketers of bakery products in the U.S., as well as developing systems for related food clients, such as Edwards Baking Company and Eastern Food Services. She also has significant public company board experience as a current or former member of numerous Boards of Directors where she served in various leadership positions, including lead director, presiding director, chairman of the board and the chairman of various committees. With respect to Flowers Foods, Ms. Ward served as the Chair of the Nominating and Corporate Governance Committee and a member of the Compensation and Executive Committees. With respect to WellPoint, Ms. Ward served as Chairman of the Board, Chair of the Corporate Governance Committee and Executive Committee, and a member of the Compensation Committee. She also serves as the Chair of the Nominating and Governance Committee of Sanmina-SCI Corporation. Ms. Ward furthered her expertise in the areas of finance and risk management as Chairman of the Asset Quality Committee of Bank of America’s Board of Directors for 15 years and her expertise in the areas of accounting and internal audit as a member of the Board of PRG-Schultz International, Inc., now known as PRGX Global, Inc., which provides recovery audit services to organizations with high volumes of payment transactions, including retail and wholesale businesses, manufacturers, health care, and government agencies. In addition, Ms. Ward was named a member of the “NACD Directorship 100” in 2015, an annual honor sponsored by the National Association of Corporate Directors to recognize directors who exhibit exemplary leadership in the boardroom and promote the highest standards of corporate governance.

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DIRECTOR COMPENSATION

Overview of Non-Employee Director Compensation

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board, as described below. Members of the Board who are employees of the Company are not compensated for services on the Board or any of its Committees. We currently pay each non-employee director a base retainer of $100,000 per year. Non-employee directors who serve as committee chairpersons receive annual additional amounts as follows:

•	Audit Committee Chair — $25,000

•	Compensation Committee Chair — $20,000

•	Corporate Governance and Nominating Committee Chair — $20,000

•	Finance Committee Chair — $20,000

•	Corporate Sustainability Committee Chair — $15,000

We pay these annual retainers quarterly. In addition to the compensation received by all non-employee directors, Ms. Ward receives an additional annual retainer of $475,000 for her service as Chairman of the Board, which is paid quarterly in the form of “elected shares” that are deferred as described below under “— Deferral of Shares.” See footnote 1 to the “Fiscal 2015 Director Compensation” table below for a detailed discussion of the elected shares deferred by Ms. Ward.

Each November, the Board grants approximately $160,000 in time vesting equity incentives to each of the non-employee directors in the form of restricted stock awards. For fiscal 2015, the Board granted approximately $160,000 in restricted stock awards that vest in full on the first anniversary of the grant date. See “2009 Non-Employee Directors Stock Plan — Restricted Stock and Restricted Stock Units” below for a description of the plan under which these awards may currently be granted, the “Fiscal 2015 Non-Employee Director Compensation” table below for detailed compensation information for fiscal 2015 for each of our non-employee directors and “Stock Ownership — Stock Ownership Guidelines” below for a description of the stock ownership requirements applicable to our non-employee directors.

Reimbursement of Expenses

All non-employee directors are entitled to receive reimbursements of expenses for all services as director, including committee participation or special assignments. Directors are invited to have their spouses accompany them to dinners and other functions held in connection with one or two board meetings each year, and the company pays, either directly or through reimbursement, all expenses associated with their travel to and attendance at these business-related functions. Reimbursement for non-employee director travel may include reimbursement of a portion of the cost of travel on private aircraft. Specifically, this includes reimbursement for non-commercial air travel in connection with Sysco business, subject to specified maximums, provided that amounts related to the purchase price of an aircraft or fractional interest in an aircraft are not reimbursable and any portion of the reimbursement that relates to insurance, maintenance and other non-incremental costs is limited to a maximum annual amount. Non-employee directors also receive discounts on products carried by the company and its subsidiaries comparable to the discounts offered to all company employees.

Directors Deferred Compensation Plan

Non-employee directors may defer all or a portion of their annual retainer, including additional fees paid to committee chairpersons and the Chairman of the Board’s and/or Lead Director’s annual retainer, under the Directors Deferred Compensation Plan. Non-employee directors may choose from a variety of investment options, including Moody’s Average Corporate Bond Yield plus 1%, with respect to amounts deferred prior to fiscal 2009. This investment option was reduced to Moody’s Average Corporate Bond Yield, without the addition of 1%, for amounts deferred after fiscal 2008. We credit such deferred amounts with investment gains or losses until the non-employee director’s retirement from the Board or until the occurrence of certain other events.

Directors Stock Plans

As of September 21, 2015, the non-employee directors held shares of restricted stock that were issued under the 2009 Non-Employee Directors Stock Plan. They also held elected and match shares (as described below) issued under the 2009 Non-Employee Directors Stock Plan. Below is a description of the 2009 Non-Employee Directors Stock Plan.

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2009 Non-Employee Directors Stock Plan

Election to Receive a Portion of the Annual Retainer in Common Stock

Under the 2009 Non-Employee Directors Stock Plan, instead of receiving his or her full annual retainer fee in cash, a non-employee director may elect to receive up to 100% of his or her annual retainer fee, including any additional retainer fee paid to the Chairman of the Board and/or Lead Director for his or her service in such capacity and any fees paid to a committee chairman for his or her service in such capacity, in 10% increments, in common stock. If a director makes this election, on the date we make each quarterly payment of the director’s annual retainer fee we credit the director’s stock account with:

•	The number of shares of Sysco common stock that the director could have purchased on that date with the portion of his or her cash retainer that he or she has chosen to receive in stock, assuming a purchase price equal to the last closing price of the common stock on the last business day before that date; we call these shares “elected shares”; and

•	With respect to up to half of his or her annual retainer fee, excluding any additional retainer fee paid for chairing the Board or one of its committees and/or serving as Lead Director, 50% of the number of elected shares we credited to the director’s account; we call these extra shares “match shares.”

The elected shares and match shares vest as soon as we credit the director’s account with them, but we do not issue them until the end of the calendar year. The director may not transfer the match shares, however, until one year after we issue them, or, if deferred, the date that we otherwise would have issued them, provided that certain events will cause this transfer restriction to lapse.

The one year transfer restriction on match shares will lapse if:

•	the director dies;

•	the director leaves the Board:

	–	due to disability;

	–	after having served out his or her full term; or

	–	after reaching age 71; or

•	a change in control, as defined in the plan, occurs.

Restricted Stock and Restricted Stock Units

The plan provides that the Board may grant shares of restricted stock and restricted stock units in the amounts and on such terms as it determines, but specifies that no grant may vest earlier than one year following the grant date. A restricted stock unit is an award denominated in units whose value is derived from common stock, and which is subject to similar restrictions and possibility of forfeiture, as is the restricted stock. In November 2014, we issued restricted stock awards to non-employee directors under this plan. We have not yet issued any restricted stock units to non-employee directors under this plan.

Generally, if a director ceases to serve as a director of Sysco, he or she will forfeit all the unvested restricted stock and restricted stock units that he or she holds. However, if the director leaves the board after serving out his or her term, or for any reason after reaching age 71, his or her restricted stock and restricted stock units will remain in effect and continue to vest as if the director had remained a director of Sysco. All unvested restricted stock and restricted stock units will automatically vest upon the director’s death.

Deferral of Shares

A non-employee director may elect to defer receipt of all or any portion of any shares of common stock issued under the plan, whether such shares are to be issued as a grant of restricted stock, elected shares or match shares, or upon the vesting of a restricted stock unit grant. Generally, the receipt of stock may be deferred until the earliest to occur of the death of the non-employee director, the date on which the non-employee director ceases to be a director of the company, or a change of control of Sysco. All such deferral elections shall be made in accordance with the terms and conditions set forth in Sysco’s 2009 Board of Directors Stock Deferral Plan.

Change in Control

Under the 2009 Non-Employee Directors Stock Plan and the applicable grant agreements, any unvested awards of restricted stock or restricted stock units will vest immediately upon the occurrence of a specified change in control.

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Fiscal 2015 Director Compensation

The following table provides compensation information for fiscal year 2015 for each of our directors who served for any part of the fiscal year, other than Mr. DeLaney, whose compensation is disclosed in the Summary Compensation Table on page 57:

	Fees Earned or	Stock	Non-Qualified Deferred	Other
Name	Paid in Cash($)(1)	Awards($)(2)(3)(4)	Compensation Earnings($)(5)	Compensation(6)	Total($)
Cassaday	$120,000	$185,032	$—	$—	$305,032
Craven	115,000	185,032	2,485	—	302,517
Glasscock	120,000	185,032	—	—	305,032
Golden	100,000	185,032	31,111	—	316,143
Hafner	120,000	185,032	—	—	305,032
Koerber	100,000	185,032	—	12,786	297,818
Newcomb	100,000	185,032	—	—	285,032
Tilghman	125,000	185,032	—	—	310,032
Ward	575,000	185,032	6,968	—	767,000
(1)	Includes retainer fees, including any retainer fees for which the non-employee director has elected to receive shares of Sysco common stock in lieu of cash and fees for the fourth quarter of fiscal 2015 that were paid at the beginning of fiscal 2016. Although we credit shares to a director’s account each quarter, the elected shares are not actually issued until the end of the calendar year, unless the director’s service as a member of the Board of Directors terminates. The number of shares of stock actually credited to each non-employee director’s account in lieu of cash during fiscal 2015, excluding match shares, which are reported in the column entitled “Stock Awards,” above was as follows: 1,297 shares for each of Mr. Cassaday, Dr. Craven, Mr. Golden, Mr. Hafner, Dr. Koerber, Ms. Newcomb, Mr. Tilghman; 1,555 shares for Mr. Glasscock and 14,938 shares for Ms. Ward. Directors may choose to defer receipt of the elected shares described in this footnote under the Sysco Corporation 2009 Board of Directors Stock Deferral Plan. The number of elected shares of stock deferred by each non-employee director during fiscal 2015 (which are included in the elected shares described above) was as follows: Dr. Craven (1,297 shares), Dr. Koerber (1,297 shares), Mr. Glasscock (1,555 shares) and Ms. Ward (14,938 shares). To the extent that cash dividends are paid on our common stock, non-employee directors also receive the equivalent amount of the cash dividend credited to their account with respect to all elected shares that are deferred. If the director has chosen to defer the receipt of any shares, they will be credited to the director’s account and issued on the earliest to occur of the “in-service” distribution date elected by the director (which shall be at least one year following the end of the plan year in which the shares would otherwise have been distributed to the director), the death of the director, the date on which the director ceases to be a director of the company, a change of control of Sysco, or the date on which the director applies and qualifies for a hardship withdrawal.
(2)	For fiscal 2015, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, determined that it would grant approximately $160,000 in equity incentives to each of the non-employee directors. Therefore, on November 18, 2014, the Board granted to each of the non-employee directors 4,115 shares of restricted stock valued at $38.89 per share, the closing price of Sysco common stock on the New York Stock Exchange on November 17, 2014. These awards were granted under the 2009 Non-Employee Directors Stock Plan and vest in full on the first anniversary of the grant date. The amounts in this column reflect the grant date fair value of the awards computed in accordance with ASC 718, “Compensation—Stock Compensation”. See Note 18 of the consolidated financial statements in Sysco’s Annual Report for the year ended June 27, 2015 regarding assumptions underlying valuation of equity awards. The amounts in this column also reflect the grant date fair value of awards computed in accordance with ASC 718, “Compensation—Stock Compensation” with respect to a 50% stock match for directors who elect to receive a portion of their annual retainer fee in common stock. The value of any “elected” shares is included in the column entitled “Fees Earned or Paid in Cash,” as described in footnote (1) above. See “Directors Stock Plans” above for a more detailed description. Although we credit shares to a director’s account each quarter, the shares are not actually issued until the end of the calendar year, unless the director’s service as a member of the Board of Directors terminates. The number of match shares actually credited to each non-employee director’s account during fiscal 2015 was 648 shares. Directors may choose to defer receipt of the restricted stock and the match shares described in this footnote under the Sysco Corporation 2009 Board of Directors Stock Deferral Plan. Each of Dr. Craven, Mr. Glasscock, Dr. Koerber and Ms. Ward deferred receipt of the 4,115 shares of restricted stock and the 648 match shares described above. To the extent that cash dividends are paid on our common stock, non-employee directors also receive the equivalent amount of the cash dividend credited to their account with respect to all deferred restricted stock awards and all match shares that are deferred, in the form of stock units. Directors may elect an “in-service” distribution date for deferrals that is at least one year following the end of the plan year in which the shares would otherwise have been distributed to the Director. Otherwise, distributions occur upon the earlier of the death of the director, the date on which the director ceases to be a director of the company, or a change of control of Sysco, unless the director applies for and qualifies for a hardship withdrawal.
(3)	The aggregate number of options and unvested stock awards held by each director listed in the table above, as of June 27, 2015, was as follows:

	Aggregate Unvested Stock Awards	Aggregate Options Outstanding
	Outstanding as of June 27, 2015	as of June 27, 2015
Cassaday	4,115	—
Craven	4,115	—
Glasscock	4,115	—
Golden	4,115	—
Hafner	4,115	—
Koerber	4,115	—
Newcomb	4,115	—
Tilghman	4,115	—
Ward	4,115	—

The unvested stock awards for each non-employee director listed in the table immediately above relate to restricted stock awards granted in November 2014 that vest in November 2015.
(4)	None of the directors shown in the table received option grants during fiscal 2015.
(5)	We do not provide a pension plan for the non-employee directors. For each non-employee director, the amounts shown in this column represent above-market earnings on amounts deferred under the Non-Employee Director Deferred Compensation Plan. Directors who do not have any amounts in this column were not eligible to participate in such plan, did not participate in such plan or did not have any above-market earnings.
(6)	The amount shown with respect to Dr. Koerber reflects the amount paid for spousal travel in connection with business events. The total value of all perquisites and personal benefits received by each of the other non-employee directors, including reimbursements for spousal airfare and meals associated with certain Board meetings, was less than $10,000.

Mr. DeLaney did not receive any compensation for his fiscal 2015 for Board service, other than the compensation for services as an employee that is disclosed elsewhere in this proxy statement. See “Executive Compensation – Summary Compensation Table” for details regarding compensation received by Mr. DeLaney for fiscal 2015.

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EXECUTIVE OFFICERS

The following persons, other than Mr. Kreidler, currently serve as executive officers of Sysco. Each person listed below, other than Mr. Bené, Mr. Charlton, Mr. Moskowitz and Mr. Shurts, has served as an officer of Sysco and/or its subsidiaries for at least the past five years.

Name	Title	Age
Thomas L. Bené*	Executive Vice President and President, Foodservice Operations	53
R. Scott Charlton	Executive Vice President, Supply Chain	56
William B. Day	Executive Vice President, Merchandising	58
William J. DeLaney*	President and Chief Executive Officer	59
Joel T. Grade	Executive Vice President and Chief Financial Officer	45
Robert C. Kreidler*	Executive Vice President and Former Chief Financial Officer	51
Russell T. Libby*	Executive Vice President, Administration and Corporate Secretary	49
Paul T. Moskowitz	Executive Vice President, Human Resources	51
Wayne R. Shurts*	Executive Vice President and Chief Technology Officer	56
*	Named Executive Officer.

Thomas L. Bené has served as Sysco’s Executive Vice President and President, Foodservice Operations since January 1, 2015. Previously, he served as Executive Vice President and Chief Commercial Officer from September 2013 to December 2014 and as Executive Vice President, Chief Merchandising Officer from May 2013 to September 2013. Prior to joining Sysco, Mr. Bené served as President of PepsiCo Foodservices from 2011 until 2013. Between 2008 and 2011, he held various senior roles with PepsiCo, including President, Pepsi-Cola North American Beverages; SVP, Sales and Franchise Development; President, PepsiCo Foods & Beverages, Canada; and Chief Operating Officer, South Beach Beverage Co. Mr. Bené joined PepsiCo in 1989 after working for American Hospital Supply.

R. Scott Charlton has served as Sysco’s Executive Vice President, Supply Chain since August 30, 2015, having been promoted from Senior Vice President, Distribution Services, a position he had held since July 2013. Prior to joining Sysco, Mr. Charlton served as Executive Vice President, Operations, at C&S Wholesale from 2007 until June 2013. Between 1980 and 2007, Mr. Charlton served in a variety of manufacturing, operations and quality assurance roles at Publix Super Markets, Inc., culminating with his role as Senior Vice President, Manufacturing and Distribution, from 2005 to 2007.

William B. Day has served as Sysco’s Executive Vice President, Merchandising since July 2010. He served as Senior Vice President — Merchandising and Supply Chain from July 2009 to July 2010. He began his Sysco career in 1983 as a staff accountant at Sysco’s Memphis, Tennessee subsidiary. Between 1984 and 1987 he divided his time between Sysco’s corporate headquarters and Sysco’s Atlanta subsidiary, where he served as the Chief Financial Officer. In 1987 Mr. Day officially moved to Sysco’s corporate headquarters in Houston where he served in a variety of roles until 1999, when he was promoted to Assistant Controller. Mr. Day started Sysco’s RDC project in 2000, was named Vice President, Supply Chain Management in 2003 and was promoted to Senior Vice President, Supply Chain in July 2007.

William J. DeLaney has served as Sysco’s Chief Executive Officer since March 2009. He assumed the additional title of President in March 2010. Mr. DeLaney began his Sysco career in 1987 as Assistant Treasurer at the company’s corporate headquarters. He was promoted to Treasurer in 1991, and in 1993 he was named a Vice President of the company, continuing in those responsibilities until 1994. Mr. DeLaney joined Sysco Food Services of Syracuse in 1996 as chief financial officer, progressed to senior vice president in 1998 and executive vice president in 2002. In 2004, Mr. DeLaney was appointed president and chief executive officer of Sysco Food Services of Charlotte. He held that position until December 2006, when he was named Sysco’s Senior Vice President of Financial Reporting. Effective July 1, 2007, Mr. DeLaney was promoted to the role of Executive Vice President and Chief Financial Officer and continued to serve in such position following his promotion to CEO until October 2009.

Joel T. Grade has served as Sysco’s Executive Vice President and Chief Financial Officer since September 1, 2015, having been promoted from Senior Vice President – Finance and Chief Accounting Officer, a position he had held since February 2014. Mr. Grade began his career at Sysco as a Staff Auditor in 1996. He was promoted to Assistant Manager-Operations Review in 1999. He transferred to Sysco Austin in 2000 as Controller, was appointed Vice President-Finance and CFO of Sysco Chicago in 2002, and became Vice President-Finance and CFO of Sysco Canada in 2007. He was promoted to Vice President, Foodservice Operations of Sysco Corporate and President of Sysco Canada in 2010 and held that position until May 2012, when he was appointed Senior Vice President, Foodservice Operations (North).

Robert C. Kreidler served as Sysco’s Executive Vice President and Chief Financial Officer from October 2009 until September 1, 2015, at which time he was appointed Executive Vice President to serve in an advisory role until his previously announced departure on December 31, 2015. Prior to joining Sysco, Mr. Kreidler served as Executive Vice President and Chief Financial Officer of C&S Wholesale Grocers, a large privately-held food wholesaler, from February 2007 through March 2009. Between June 1996 and February 2007, he held various senior roles with Yum! Brands, Inc., which includes the worldwide operations of KFC, Pizza Hut and Taco Bell. His last position with Yum! Brands was Senior Vice President of Corporate Strategy and Treasurer from December 2003 to February 2007.

Russell T. Libby has served as Sysco’s Executive Vice President, Administration and Corporate Secretary since August 30, 2015. Previously, he served as Executive Vice President – Corporate Affairs, Chief Legal Officer and Corporate Secretary from March 2014 to August 2015 following his promotion from Senior Vice President, General Counsel and Corporate Secretary, a position he had held since November 2011. He joined Sysco in October 2007 as Assistant Vice President, Mergers and Acquisitions and Real Estate and was promoted to Vice President and Assistant General Counsel in July 2009 and to Vice President, General Counsel and Corporate Secretary in December 2010. From 1997 through September 2007, Mr. Libby worked for the North America unit of COFRA Holding A.G., a Swiss international conglomerate, in various positions of increasing responsibility, culminating in service as President of COFRA North America and Vice President, Legal for Good Energies, Inc., an affiliated investment advisor.

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Paul T. Moskowitz has served as Sysco’s Executive Vice President, Human Resouces since August 30, 2015, having been promoted from Senior Vice President, Human Resources, a position he had held since January 2011. Prior to joining Sysco, Mr. Moskowitz served as Chief Human Resources Officer of Dean Foods Company, a large dairy processing company from 2007 until 2011. Between 1996 and 2004, he held various senior roles with Yum! Brands. His last position with Yum! Brands was Chief People Officer at Pizza Hut from 2004 to 2007.

Wayne R. Shurts has served as Sysco’s Executive Vice President and Chief Technology Officer since October 2012. Prior to joining Sysco, Mr. Shurts served as Executive Vice President of SuperValu Inc. from 2010 until 2013. Between 2006 and 2010, he held various senior roles with Cadbury. His last position with Cadbury was Chief Information Officer from 2008 to 2010.

Management Development and Succession Planning

On an ongoing basis, the Board plans for succession to the position of CEO and other key management positions, and the Corporate Governance and Nominating Committee oversees this management development and succession planning process. To assist the Board, the CEO periodically provides the Board with an assessment of senior executives and their potential to succeed to the position of CEO, as well as perspective on potential candidates from outside the company. On an annual basis, the Board and its Corporate Sustainability Committee have engaged in discussions with management regarding increasing the diversity of Sysco’s executive management team. In addition, the CEO periodically provides the Board with an assessment of potential successors to other key positions.

In fiscal 2015, Sysco’s effectiveness in management development and succession planning were a part of our CEO’s non-financial performance goals, which are reviewed at the end of each fiscal year by the Compensation and Corporate Governance and Nominating Committees. In addition, the Compensation Committee assessed Sysco’s performance in select non-financial areas, including the overall effectiveness of its management development and succession planning processes, in determining the 2015 bonus payment to our CEO. Management development and succession planning remain top priorities of executive management and the Board during fiscal 2016, as evidenced by the following:

•	Sysco’s Board discussed human capital and succession planning at its regularly scheduled meeting in August 2015; and

•	One of our CEO’s six fiscal year 2016 strategic goals is to continue to build, refine, coach, empower and measure a best-in-class senior leadership team to drive company performance. Success in this goal will affect our CEO’s annual incentive payment for fiscal 2016, as described under “Compensation Discussion and Analysis—What We Paid and Why—Compensation for NEOs—Annual Incentive Award Detailed Information.”

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STOCK OWNERSHIP

Security Ownership of Officers and Directors

The following table sets forth certain information with respect to the beneficial ownership of Sysco’s common stock, as of September 21, 2015, by (i) each current director, (ii) each named executive officer (as defined under “Compensation Discussion and Analysis”), and (iii) all current directors and executive officers as a group. Unless otherwise indicated, each stockholder identified in the table has sole voting and investment power with respect to his or her shares. Fractional shares have been rounded down to the nearest whole share.

	Shares of Common Stock Owned Directly		Shares of Common Stock Owned Indirectly		Shares of Common Stock Underlying Options(1)		Shares of Common Stock Underlying Restricted Stock Units(2)		Total Shares of Common Stock Beneficially Owned(1)(2)		Percent of Outstanding Shares(3)
Thomas L. Bené	18,857		—		99,214		9,648		127,719		*
John M. Cassaday	60,294	(4)	—		—		—		60,294		*
Judith B. Craven	86,547	(4)	—		—		—		86,547		*
William J. DeLaney	227,277		—		1,789,463		67,311		2,084,051		*
Joshua D. Frank	—		—		—		—		—		*
Larry C. Glasscock	39,628		—		—		—		39,628		*
Jonathan Golden	100,239	(4)	18,500	(5)	—		—		118,739		*
Joseph A. Hafner, Jr.	65,490	(4)	—		—		—		65,490		*
Hans-Joachim Koerber	63,285	(4)	—		—		—		63,285		*
Robert C. Kreidler	55,055		810	(6)	787,784		26,757		870,406		*
Russell T. Libby	27,183		—		135,287		15,462		177,932		*
Nancy S. Newcomb	51,964	(4)	—		—		—		51,964		*
Nelson Peltz	—		41,411,938	(7)	649,500	(7)	—		42,061,438		7.06%
Wayne R. Shurts	18,772		—		233,336		19,586		271,694		*
Richard G. Tilghman	81,849	(4)	1,957	(8)	—		—		83,806		*
Jackie M. Ward	104,183	(4)	61	(8)	—		—		104,244		*
All Directors, Director Nominees and Executive Officers as a Group (19 Persons)	1,076,287	(9)	41,432,699	(10)	3,641,686	(11)	149,962	(12)	46,300,635	(9)(10)(11)(12)	7.77%
(*)	Less than 1% of outstanding shares.
(1)	Includes shares underlying options that are presently exercisable or will become exercisable within 60 days after September 21, 2015. Shares subject to options that are presently exercisable or will become exercisable within 60 days after September 21, 2015 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.
(2)	Includes shares underlying restricted stock units (RSUs) that will vest and settle within 60 days after September 21, 2015. Shares underlying RSUs that will vest and settle within 60 days after September 21, 2015 are deemed outstanding for purposes of computing the percentage ownership of the person holding such RSUs, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons. It is expected that approximately one-third of the shares underlying these RSUs will be withheld to pay taxes related to the RSUs as they vest and settle.
(3)	Applicable percentage of beneficial ownership at September 21, 2015 is based on 596,105,787 shares outstanding.
(4)	Includes shares that were elected to be received in lieu of non-employee director retainer fees during the first half of calendar 2015, and related matching shares under the 2009 Non-Employee Directors Stock Plan. For Ms. Ward, this includes 7,582 elected shares and 329 matching shares; for Mr. Glasscock, this includes 789 elected shares and 329 matching shares; for each of the other non-employee directors (other than Messrs. Frank and Peltz), this includes 658 elected shares and 329 matching shares. Unless the director has chosen to defer the shares under the Sysco Corporation 2009 Board of Directors Stock Deferral Plan, these shares will be issued on December 31, 2015 or within 60 days after a non-employee director ceases to be a director, whichever occurs first. Directors may choose to defer receipt of these shares related to director retainer fees, as well as shares awarded pursuant to restricted stock grants, and these deferred amounts are also included in this line item. To the extent cash dividends are paid on our common stock, non-employee directors also receive the equivalent amount of the cash dividend credited to their account with respect to all deferred restricted stock awards, and all elected and matched shares that are deferred. The number of shares in each non-employee director’s deferred stock account, including related dividend equivalents, is as follows: Mr. Cassaday (none), Dr. Craven (41,205), Mr. Glasscock (38,468), Mr. Golden (none), Mr. Hafner (none), Dr. Koerber (22,141), Ms. Newcomb (none), Mr. Tilghman (none) and Ms. Ward (20,520). If the director has chosen to defer the receipt of any shares, he or she will be credited to the director’s account in the 2009 Board of Directors Stock Deferral Plan and issued on the earliest to occur of the “in-service” distribution date elected by the director (which shall be at least one year following the end of the plan year in which the shares would otherwise have been distributed to the director), the death of the director, the date on which the director ceases to be a director of the company, a change of control of Sysco, or the date on which the director applies and qualifies for a hardship withdrawal. Deferred shares are deemed outstanding for purposes of computing the percentage ownership of the persons holding such shares, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.
(5)	These shares are held by a family trust affiliated with Mr. Golden.
(6)	Includes 465 shares held by a family trust affiliated with Mr. Kreidler, 120 shares held by Mr. Kreidler’s spouse and 225 shares held by a family trust affiliated with Mr. Kreidler’s spouse.
(7)	These shares are beneficially owned by both Trian Fund Management, L.P. (“Trian”), in its capacity as the management company for certain investment funds and vehicles managed by it (the “Trian Funds”), and Mr. Peltz, as described below under “- Security Ownership of Certain Beneficial Holders.” Trian Fund Management GP, LLC, which is controlled by Mr. Peltz, Peter W. May and Edward P. Garden, is the general partner of Trian and, therefore, is in a position to determine the investment and voting decisions made by the Trian Funds. Accordingly, Mr. Peltz and Trian may be deemed to beneficially own the shares that the Trian Funds directly and beneficially own. Each of Trian and Mr. Peltz disclaims beneficial ownership of such shares, except to the extent of their respective pecuniary interests therein.
(8)	These shares are held by the spouse of the director or executive officer.
(9)	Includes an aggregate of 130,719 shares directly owned by the current executive officers other than the named executive officers.
(10)	Includes 243 shares held in trust for the benefit of Mr. Grade’s son.
(11)	Includes an aggregate of 734,886 shares underlying options that are presently exercisable or will become exercisable within 60 days after September 21, 2015 held by the current executive officers other than the named executive officers.
(12)	Includes an aggregate of 37,955 shares underlying restricted stock units (RSUs) that will vest and settle within 60 days after September 21, 2015 held by the current executive officers other than the named executive officers.

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Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our common stock by persons or groups known to us to be beneficial owners of more than 5% of Sysco’s common stock outstanding as of September 21, 2015. The applicable percentage of beneficial ownership is based on 596,105,787 shares outstanding as of September 21, 2015.

	Total Shares of Common Stock Beneficially Owned	Percent of Outstanding Shares
Trian Fund Management, L.P. and certain affiliates(1)	42,061,438	7.06%
BlackRock, Inc. and certain affiliates(2)	33,049,090	5.54%
State Street Corporation and certain affiliates(3)	32,257,974	5.41%
Yacktman Asset Management LP(4)	31,631,921	5.31%
The Vanguard Group and certain affiliates(5)	31,239,368	5.24%
(1)	This information is based on a Schedule 13D/A filed on September 2, 2015 by Trian. According to the Schedule 13D/A, these shares include (i) 41,411,938 shares of common stock beneficially owned by Trian through direct ownership and (ii) 649,500 shares of common stock underlying privately negotiated back-to-back call and put transactions as a result of which Trian is subject to the same economic gain or loss as if it had purchased the underlying shares. Trian has shared power to vote, or to direct the vote of, and shared power to dispose, or to direct the disposition of, these shares of common stock. The address for Trian is Trian Fund Management, L.P., 280 Park Avenue, 41st Floor, New York, NY 10017.
(2)	This information is based on a Schedule 13G/A filed on February 9, 2015 by BlackRock, Inc. (“BlackRock”). According to the Schedule 13G/A, BlackRock has the sole power to vote, or to direct the vote of, 28,201,777 shares of common stock and sole power to dispose, or to direct the disposition of, 33,049,090 shares of common stock. The address for BlackRock is BlackRock, Inc., 55 East 52nd Street, New York, NY 10022.
(3)	This information is based on a Schedule 13G filed on February 12, 2015 by State Street Corporation (“State Street”). According to the Schedule 13G, State Street has shared power to vote, or to direct the vote of, and shared power to dispose, or to direct the disposition of, these shares of common stock. The address for State Street is State Street Financial Center, One Lincoln Street, Boston, MA 02111.
(4)	This information is based on a Schedule 13G/A filed on February 10, 2015 by Yacktman Asset Management LP (“Yacktman”). According to the Schedule 13G/A, Yacktman has the sole power to vote, or to direct the vote of, 31,536,671 shares of common stock and sole power to dispose, or to direct the disposition of, 31,631,921 shares of common stock. The address for Yacktman is Yacktman Asset Management LP, 6300 Bridgepoint Parkway, Building One, STE 500, Austin, TX 78730.
(5)	This information is based on a Schedule 13G filed on February 11, 2015 by The Vanguard Group (“Vanguard”). According to the Schedule 13G, Vanguard has sole power to vote, or to direct the vote of, 1,014,667 shares of common stock, sole power to dispose, or to direct the disposition of, 30,276,530 shares of common stock, and shared power to dispose, or to direct the disposition of, 962,838 shares of common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

Stock Ownership Guidelines

To align the interests of our management with those of our stockholders, Sysco’s Board of Directors concluded that our senior officers should have a significant financial stake in Sysco stock. To further that goal, for several years we have maintained stock ownership guidelines for our executives. In February 2015, we amended our Corporate Governance Guidelines in order to better align with evolving best practices by tying the ownership requirement to a multiple of the officer’s annual base salary, rather than a specified number of shares. Pursuant to these guidelines as amended, beginning in August 2016 or upon the end of the five-year period from the date the officer is hired, promoted or otherwise becomes subject to the guidelines, whichever is later, the following senior officers should own, based on their respective positions, a minimum number of shares equal in value to the multiple of each such officer’s annual base salary as described in the following table.

Position	Minimum Ownership Requirement (Multiple of Base Salary)
CEO	7x
Executive Vice Presidents	4x
Senior Vice Presidents	2x

Our senior officers have five years to achieve these ownership requirements. The five-year period begins the date the officer is hired, promoted or otherwise becomes subject to the guidelines. If an individual was hired after August 26, 2011, or promoted after August 26, 2011 to a position that requires the ownership of a greater amount of stock than his or her prior position, the five-year period pertaining to the new position will begin upon the effective date of the hiring or promotion; provided, further, however, that a promoted individual shall continue to comply with the above ownership requirements applicable to his or her prior position at all times subsequent to the promotion.

The shares counted towards these ownership requirements shall include Sysco shares of common stock owned directly by the senior officer, including shares of vested restricted stock held by the officer that may be subject to transfer restrictions or potential clawbacks, shares owned indirectly by the officer through any Sysco employee stock purchase plan, and two-thirds of the shares underlying an officer’s unvested restricted stock units, and shall not include shares held through any other form of indirect beneficial ownership or shares underlying unexercised options. Restricted stock unit incentives, coupled with shares obtained from the exercise of stock options, are anticipated to provide all senior officers with the opportunity to satisfy these requirements within the specified time frames.

These ownership requirements are set at levels that Sysco believes are reasonable given the senior officers’ respective salaries and responsibility levels. In addition, Exequity has reviewed our ownership guidelines and confirmed that they are consistent with the corresponding practices of our peer group.

In connection with the ownership requirements described above, each senior officer of the Company shall retain 25% of the net shares acquired upon exercise of stock options and 100% of the net shares acquired pursuant to the vesting of RSUs until the officer’s holdings of Company stock equal or exceed the applicable minimum ownership requirement. For these purposes, “net shares” shall mean the shares remaining after disposition of shares necessary to pay the related tax liability and, if applicable, exercise price.

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The Corporate Governance Guidelines also provide that, after five years of service as a non-employee director, such individuals are expected to continuously own a minimum of 16,500 shares of Sysco common stock. The shares beneficially owned by Trian, as reported above under “ - Security Ownership of Certain Beneficial Owners,” are credited to Messrs. Frank and Peltz for purposes of our ownership requirements.

We provide the Board of Directors with the status of the officers’ and directors’ stock ownership at all of the regularly-scheduled meetings to ensure compliance with these holding requirements. As of September 21, 2015, each of the named executive officers and directors met his or her then-applicable stock ownership requirement.

Stock Trading Restrictions

Directors and executive officers may only purchase and sell Sysco common stock and exercise stock options pursuant to a 10b5-1 trading plan adopted during an approved trading window, subject to limited exceptions, including “net exercises” of stock options that do not involve an open market sale of shares and hardship exemptions. The adoption of a 10b5-1 trading plan or other transaction in Sysco stock by executive officers and directors must be pre-approved by a committee that includes the Chairman of the Board, the Chair of Corporate Governance and Nominating Committee, the Chief Executive Officer and the Company’s chief legal officer, following their review of the amount and timing of the proposed transaction and their confirmation that the individual in question does not possess any material inside information about the Company. Quarterly trading windows generally open two business days after Sysco issues its quarterly earnings release and typically close around seven weeks after the opening of the window.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our executive officers and directors and any persons holding more than ten percent (10%) of our common stock are required to file with the Securities and Exchange Commission and the New York Stock Exchange reports of initial ownership of our common stock and changes in ownership of such common stock. To our knowledge, no person beneficially owns more than 10% of our common stock. Copies of the Section 16 reports filed by our directors and executive officers are required to be furnished to us. Based solely on our review of the copies of the reports furnished to us, or written representations that no reports were required, we believe that, during fiscal 2015, all of our executive officers and directors complied with the Section 16(a) requirements except that, due in each case to an administrative error on the part of the Company, a late Form 4 was filed on behalf of Mr. William Day on October 2, 2014, to report an exercise of options and the sale of the underlying shares of common stock, and a late Form 4 was filed on behalf of Mr. DeLaney on November 18, 2014, to report two transactions involving the vesting of restricted stock units to pay tax withholding obligations.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding equity compensation plans as of June 27, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders	25,787,128	$ 31.28	55,598,190	(1)
Equity compensation plans not approved by security holders	—	—	—
TOTAL	25,787,128	$ 31.28	55,598,190	(1)
(1)	Includes 43,562,619 shares issuable pursuant to our 2013 Long-Term Incentive Plan, of which 15,115,359 shares are eligible to be granted as full value awards; 346,286 shares issuable pursuant to our 2009 Non-Employee Directors Stock Plan; and 10,683,544 shares issuable pursuant to our Employee Stock Purchase Plan as of June 27, 2015. The amount does not reflect the issuance of 346,219 shares in July 2015 pursuant to the completion of the quarterly purchase under our Employee Stock Purchase Plan.

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COMPENSATION DISCUSSION AND ANALYSIS

In this section, we provide an overview of our philosophy and objectives of our executive compensation program and describe the material components of our executive compensation program for our fiscal 2015 named executive officers, or “NEOs,” whose compensation is set forth in the 2015 Summary Compensation Table and other compensation tables contained in this proxy statement:

•	William J. DeLaney, our President and Chief Executive Officer;

•	Robert C. Kreidler, our Executive Vice President and former Chief Financial Officer;

•	Thomas L. Bené, our Executive Vice President and President, Foodservice Operations;

•	Russell T. Libby, our Executive Vice President, Administration and Corporate Secretary; and

•	Wayne R. Shurts, our Executive Vice President and Chief Technology Officer.

In addition, we explain how and why the Compensation Committee of our Board (the “Committee”) arrives at compensation policies and decisions involving the NEOs.

Executive Summary

Sysco is the global leader in selling, marketing and distributing food products, equipment and supplies to the foodservice industry. As such, our long-term success depends on our ability to attract, engage, motivate and retain highly talented individuals who are committed to Sysco’s vision and strategy. One of the key objectives of our executive compensation program is to link executives’ pay to their performance and their advancement of Sysco’s overall annual and long-term performance and business strategies.

Other objectives include aligning the executives’ interests with those of stockholders and encouraging high-performing executives to remain with Sysco over the course of their careers. We believe that Sysco’s compensation strategies have been effective in attracting executive talent and promoting performance and retention. We also believe that the amount of compensation for each NEO reflects his extensive management experience, high performance and exceptional service to Sysco and our stockholders.

Business Highlights

(For more detail please see our Annual Report on Form 10-K (“Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”). Our discussion below of our results includes certain non-GAAP financial measures that we believe provide important perspective with respect to underlying business trends. Other than free cash flow, any non-GAAP financial measures will be denoted as adjusted measures and, except for free cash flow and measures provided pursuant to benefit plan formulas, will exclude the impact from multiemployer pension withdrawal charges, severance charges, integration planning, litigation costs and termination costs in connection with the merger that had been proposed with US Foods, Inc. (“US Foods”), facility closure charges and merger related financing costs. More information on the rationale for the use of these measures can be found in our Form 10-K on pages 27-30 and reconciliations to GAAP numbers can be found in Annex I - Non-GAAP Reconciliations.)

The foodservice industry performance in fiscal 2015 was generally improved. Consumer confidence and the outlook of foodservice operators are at high levels, but have decreased slightly in the summer months of 2015. Fuel prices declined during fiscal 2015 and are currently at lower levels, as compared to recent years, that may support higher consumer spending in the future. Spending at restaurants is generally improved, but customer traffic levels are generally unchanged. Overall, the market environment appears to be modestly improved as compared to the prior two years; however, uncertainty in industry growth remains for fiscal 2016. Amid these conditions, we provided our customers with excellent service, growing our business with both our locally and corporate managed customers and stabilizing our gross margins by successfully implementing several value-added commercial initiatives. We improved our expense management performance as the year progressed, achieving greater success managing expenses in the second half of the year as compared to the first half.

Financial highlights from fiscal 2015 include the following:

•	Sales of $48.7 billion.

•	Operating income of $1.2 billion. Adjusted* operating income of $1.8 billion.

•	Net earnings of approximately $0.7 billion. Adjusted* net earnings of $1.1 billion.

•	Diluted earnings per share of $1.15. Adjusted* diluted earnings per share of $1.84.

•	Cash flow from operations of $1.6 billion and free cash flow* of $1.0 billion.

•	Increased our annual dividend, paying $695.3 million to our stockholders in dividend payments.

*See “Non-GAAP Reconciliations” for an explanation of these non-GAAP financial measures.

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Say on Pay – Stockholder Feedback

At last year’s Annual Meeting, 92.7% of the stockholders who cast a vote for or against the Company’s “Say on Pay” proposal voted in favor of the proposal. Further, earlier this year, management engaged in dialogue with some of our largest stockholders to solicit their feedback and gather information on their views and opinions on various operations and governance issues, including executive compensation practices. Partially due to this feedback and to the strong 2014 “Say on Pay” vote, the Company did not take any specific actions in response to such vote. Based on these results and our ongoing dialogue with our stockholders, the Committee and our Board concluded that it was appropriate to continue the compensation framework for our NEOs to ensure that fixed and variable compensation components and target total direct compensation are set at levels that ensure that earned compensation awards are reflective of Sysco’s performance relative to its peers and our internal pay philosophy. The Committee carefully considers feedback from our stockholders regarding our executive compensation program. In addition to the annual “Say on Pay” advisory vote on NEO compensation and the Company’s stockholder engagement efforts, stockholders are invited to express their views to the Committee as described under the heading “Corporate Governance – Communicating with the Board.”

Our Practices

Below we highlight certain executive compensation practices applicable to our NEOs that we have implemented to drive performance, as well as practices we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What We Do

•	Pay for Performance – We link pay to Sysco and individual performance. The great majority of non-retirement executive pay is performance based. We retrospectively review the pay and performance relationship of our executive pay on an annual basis. By aligning annual and long-term incentive opportunities with Sysco’s profit plan, compensation is tightly aligned with stockholder interests.

•	Reward Achievement Relative to Peers – We link portions of incentive pay to the Company’s total shareholder return as compared to the S&P 500 for 3-year performance periods. Our programs are designed to reward performance that is better than the broader market.

•	Value Stockholders’ Input – We regularly communicate with some of our larger stockholders and consider their input when designing and implementing compensation programs.

•	Mitigate Undue Risk – We mitigate undue risk associated with compensation, including utilizing a mix of elements, caps on potential payments, clawback provisions, multiple performance targets and robust Board and management processes to identify risk. We also utilize post-employment covenants designed to protect competitive information of Sysco. We do not believe any of Sysco’s compensation programs creates risks that are reasonably likely to have a material adverse impact on Sysco, which we validate through our compensation risk analysis each year.

•	Align Target Compensation with Our Peers – We position the target total direct compensation levels for our NEOs within a tight range of the median for our peers, using a combination of lower fixed pay and an emphasis on pay for performance.

•	Independent Compensation Consulting Firm – The Committee seeks counsel from an independent compensation consulting firm that does not provide any other services to Sysco.

•	Executive Compensation Clawback Policy – The Committee has the authority to recoup compensation if there is (i) a restatement of our financial results, other than a restatement due to a change in accounting policy, within 36 months of the payment of the award and (ii) the restatement would result in the payment of a reduced award if the award were recalculated.

•	Reasonable Change in Control Provisions – We believe we have reasonable change in control provisions that generally apply to executive officers in the same manner as the applicable broader employee population, including use of double-trigger provisions in stock option and RSU awards since November 2013.

•	Significant Stock Ownership Guidelines – We have adopted stringent stock ownership guidelines for our directors and senior officers, including a stock holding requirement. We review and adjust these guidelines when appropriate, including enhancements in February 2015 and August 2015.

•	Modest Perquisites – We provide only modest perquisites that have a sound benefit to Sysco’s business. We do not allow personal use of private aircraft or other egregious perquisites.

•	Regular Review of Share Utilization – We evaluate share utilization by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

•	Limited Trading Windows – We require our directors and executive officers to conduct all transactions in Sysco common stock through pre-approved 10b5-1 trading plans established during open trading windows. Further information about our trading restrictions is available under “Stock Ownership – Stock Trading Restrictions” above.

What We Don’t Do

•	None of our NEOs has an employment contract.

•	No stock option reloading.

•	No tax gross-ups for personal aircraft use, financial planning or loss on sale of home in connection with a relocation.

•	No separate change in control agreements.

•	No hedging – Our insider trading policy prohibits executive officers and directors from using strategies or products (such as derivative securities or short-selling techniques) to hedge against the potential decrease in the market value of Sysco common stock.

•	No excise tax gross-ups upon a change in control.

•	No repricing of underwater stock options.

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How Pay is Tied to Performance

Sysco’s executive compensation program directly links the great majority of executive compensation to Sysco’s financial performance through annual and long-term incentives. The mix of the key non-retirement compensation elements for the CEO and the other NEOs for fiscal 2015 is shown below. The Target Compensation Mix charts describe each element of compensation as a percent of total target direct compensation, while the Actual Compensation Paid charts describe each element of compensation that was actually paid out (for cash incentives) or granted (for equity awards) in fiscal 2015, other than those specifically described in the paragraph below.

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The Committee has not historically used an exact formula for allocating between fixed and variable, cash and non-cash, or short-term and long-term compensation, allowing it to incorporate flexibility into our annual and long-term compensation programs and adjust for the evolving business environment. The Target Compensation Mix charts above include award opportunities related to annual and long-term incentive compensation, granted in fiscal 2015 and valued at target levels, and do not include (i) any amounts paid with respect to prior years’ incentive award grants, or (ii) any value of retirement benefits. The Actual Compensation Paid charts include the annual incentive and CPU award amounts, if any, paid out to the NEOs in cash with respect to fiscal 2015 or measurement period ending in fiscal 2015. All charts include salary with respect to fiscal 2015 and the estimated grant date value of stock options and RSUs granted during fiscal 2015 as part of the NEOs long-term incentive compensation.

The value of Sysco’s stock options and RSUs is directly linked to Sysco’s stock performance. The value of Sysco’s CPUs depends on Sysco’s relative shareholder return over the three-year performance period. How we derive the values of the components of Sysco’s long-term incentives is discussed under “—How Executive Pay is Established.” Including the annual incentive award, payment of which is largely dependent on Sysco’s financial performance, these four performance-linked components constituted approximately 80% to 89% of the total target direct compensation, and approximately 77% to 86% of the total actual direct compensation paid for fiscal 2015 to each of the NEOs.

Changes to Executive Compensation Program

Sysco is committed to providing and maintaining a competitive executive compensation program. In addition, we continue to address ways in which our pay can be appropriately linked to Company performance, and we have made some changes for fiscal 2016 incentives to further tighten this alignment. Recent changes to Sysco’s executive compensation programs approved by the Committee include the following:

Fiscal 2015 Changes:

Component:	Change:	Objective:
Annual Incentive Award	Refined performance goal setting and financial objectives to improve alignment with Sysco’s annual profit plan.

•  Ensure that the goals will better reflect market conditions, operating expectations and other relevant factors as reflected in Sysco’s profit plan.

•  Reinforce accountability to annual profit plan goals.

Annual Incentive Award – NEO Individual Objectives	Modified the annual incentive award opportunity for the NEOs and other officers to emphasize the importance of the individualized strategic bonus objectives (“SBOs”). SBOs were used as a discrete component of the program representing 20% of the target award opportunity.	• Align with market practice through a mix of financial and individual goals.
Total Compensation Opportunity	Maintained competitiveness through increases in performance incentives and merit-based salary increases.	• Maintain an appropriate balance between long-term and short-term orientation to the business, with a continued strong focus on pay for performance.

Fiscal 2016 Changes:

Component:	Change:	Objective:
Annual Incentive Award	Aligned performance goal setting and core financial objectives with Sysco’s annual profit plan, shifted return on invested capital to a long-term metric.	• Ensure the goals, operating expectations and other key performance criteria are reflective of Sysco’s profit plan.
Annual Incentive Award – NEO Individual Objectives	Increased percentage of SBOs as a discrete component of the program representing 25% of the target award annual incentive award.	• Increase the significance of the specified SBOs and promote individual accountability for performance in key areas.
Long-Term Incentives	Cash-performance units (CPU) metric modified to use average 3-year return on invested capital metric, as modified by relative total shareholder return during the 3-year performance period.	• Strengthen alignment with business objective and strike a more appropriate balance of variable pay with regard to relative market returns.
Retention Incentive Award	Granted a special incentive and retention payment, subject to a 12-month recoupment provision.

•  Motivate certain individuals who were instrumental in developing future state business strategies, in addition to their ordinary duties, and to retain those individuals for successful pursuit of other operational and strategic initiatives.

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Philosophy of Executive Compensation Program

Our executive compensation plans directly link a substantial portion of annual executive compensation to Sysco’s performance. These plans are designed to deliver highly competitive compensation for superior company performance. Likewise, when company performance falls short of expectations, these variable incentive programs deliver lower levels of compensation. However, the Committee tries to balance pay-for-performance objectives with retention considerations, so that, even during temporary downturns in the economy and the foodservice industry, the programs continue to ensure that qualified, successful, performance-driven employees stay committed to increasing Sysco’s long-term value. Furthermore, to attract and retain highly skilled management, our compensation program must remain competitive with that of comparable employers who compete with us for talent.

Core Principles

We use the following key principles as the cornerstone of Sysco’s executive compensation philosophy to attract, develop and retain business leaders to drive financial and strategic growth and build long-term stockholder value:

•	Pay for Performance: Provide base salaries that reflect each NEO’s background, experience and performance, combined with variable incentive compensation that rewards executives at higher levels than at peer companies when superior performance is achieved, while subpar performance results in compensation that is below that of peer companies;

•	Competitiveness and Retention: Provide a competitive pay opportunity that attracts and retains the highest quality professionals;

•	Accountability for Short- and Long-Term Performance: Strike an appropriate balance between achieving both short-term and long-term interests of the business through short-term and long-term compensation; and

•	Alignment with Stockholders’ Interests: Link the interests of our executive officers with those of our stockholders through significant at risk, equity-based compensation.

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Components and Objectives of Executive Compensation Program

The Committee has built the executive compensation program upon a framework that includes the following components and objectives, each of which is described in greater detail later in this Compensation Discussion and Analysis. The Committee routinely reviews each component of the executive compensation program to see how it affects target total pay levels and generally targets total direct compensation at or above the median of the target total pay ranges for similar executive positions among companies in our peer group.

	Component	Description	Objective of Element
Annual Compensation	Base Salary	The Committee generally sets base salaries at market competitive levels to attract and retain talented executives and to provide a fixed, competitive base of cash compensation. The Committee then may adjust the base salaries based on a number of factors, which may include merit increases, the executive’s unique job responsibilities, management experience, individual contributions, number of years in his or her position and market position of current salary, as described under “How Executive Pay is Established” below.

•  Create a competitive pay mix with an appropriate balance between fixed and variable and short- and long-term pay components.

•  Generally targeted at or below the median of the salary ranges for similar executive positions among companies in our peer group.

	Annual Incentive Award	The annual incentive award is designed to offer opportunities for cash compensation tied directly to company performance. We pay the annual incentive award in cash in the first quarter of the fiscal year for performance in the prior fiscal year. Payment of the annual incentive award is based on satisfaction of performance criteria that the Committee believes ultimately create stockholder value. The threshold requirements for payment of each component of the annual incentive award in fiscal 2015 were Sysco’s achieving at least $1.78 in adjusted fully diluted earnings per share, at least a 2% increase in sales and a 2% increase in gross profit dollar growth, and at least an 11.25% adjusted return on invested capital. In addition, for fiscal 2015, 20% of the earned annual incentive award for each of the NEOs was based on his performance with respect to certain key SBOs.

•  Pay annual cash incentive bonuses based on Sysco performance on key metrics that support the company’s annual profit plan.

•  Promote pay for performance in a competitive way so that exemplary performance rewards executives at higher levels than at peer companies.

•  Generally targeted at or above the median annual incentive ranges among companies in our peer group upon achieving target performance goals.

Long-Term Incentives	Cash Performance Units (CPUs)	Each NEO has an opportunity to receive incentive payments based on Sysco’s performance over a three-year performance period under Sysco’s CPU program. For grants prior to fiscal 2016, the pay out on CPUs is based on Sysco’s actual performance over the three-year performance cycle using Sysco’s three-year total shareholder return (TSR) as compared to the S&P 500 as the sole performance criterion. See “Executive Compensation – Cash Performance Units” for a description of the CPU program and outstanding grants thereunder.

•  Motivate executive officers to achieve specified longer-term goals over three- year performance periods.

•  Align pay with the creation of stockholder value, as compared to the S&P 500 companies over each performance period.

	Stock Options	Stock options granted to NEOs vest one-fifth per year beginning one year from the date of grant.	• Closely align the executives’ interests with those of our stockholders through share price appreciation.
	Restricted Stock Units (RSUs)	RSUs granted to NEOs generally vest one-third per year beginning one year from the date of grant. Dividend equivalents are paid to US-based participants, if and when the underlying RSUs vest.

•  Focus executives on multi-year activities that increase stockholder value.

•  Enhance retention through time vesting requirements.

•  Total long-term incentive opportunities are generally targeted between the median and the 75th percentile of the long-term incentives paid by companies in our peer group for performance that meets or exceeds targeted levels.

Retirement, other Benefit Programs and Perquisites	Non-Qualified Retirement Benefits and Deferred Compensation Plan	The Management Savings Plan (the “MSP”) is a non-qualified, deferred compensation plan. The MSP allows participants to defer current cash compensation and employer contributions, plus applicable earnings, for payment on specified dates or upon certain specified events. All of the NEOs are participants in the MSP. The MSP replaced the former SERP and the Executive Deferred Compensation Plan (the “EDCP”), which have been frozen to future accruals, contributions or new participants since 2013. Messrs. DeLaney, Kreidler and Libby are participants in the SERP. Messrs. DeLaney and Kreidler are also participants in the EDCP.

•  Support executive performance and retention through vesting requirement and forfeiture provisions applicable to company contributions.

•  Complement the Sysco 401(k) Plan to serve as the primary retirement savings vehicles for executives.

•  Provides a market competitive retirement savings opportunity for executives.

	Other Benefits and Perquisites	Executive officers, including the NEOs, are eligible to participate in the same benefit programs that are offered to other salaried employees. Limited perquisites are provided to executives, including payment of life and accidental death and dismemberment insurance coverage, long-term care insurance coverage, reimbursement of costs for annual medical exams, payment of long-term disability coverage, payment of fees related to the preparation of foreign tax returns where warranted due to company business, and certain expenses related to spousal travel in connection with business events. See “—Executive Perquisites & Other Benefits – Detailed Information” below.

•  Provide limited market competitive benefits to protect employees’ and their covered dependents’ health and welfare and provide retirement benefits.

•  Facilitate strong performance on the job and enhance productivity.

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How Executive Pay Is Established

The Committee, in consultation with management and the Committee’s independent compensation consultant, continues to focus on ensuring that our executive compensation programs reinforce our pay for performance philosophy and enhance stockholder value. During the first portion of fiscal 2015 the Committee utilized Compensation Advisory Partners LLC, referred to herein as CAP, as its independent compensation consultant. Beginning in November 2014, Exequity LLP, referred to herein as Exequity, replaced CAP as the independent compensation consultant to the Committee. For a portion of fiscal 2015, both CAP and Exequity assisted the Committee in annual benchmarking of executive compensation at Sysco. After reviewing competitive studies of its consultants, the Committee determined that each NEO’s target compensation provided the executive with an appropriate compensation opportunity. The Committee later determined, based on the Company’s fiscal 2015 performance, that each NEO’s total fiscal 2015 compensation was generally appropriate in light of overall Company performance and the executive’s personal performance.

In developing our pay for performance policies, the Committee generally benchmarks elements of pay against a comparison peer group, as discussed below. However, the Committee has not historically used an exact formula for allocating between fixed and variable, cash and non-cash, or short-term and long-term compensation, allowing it to incorporate flexibility into our annual and long-term compensation programs and adjust for the evolving business environment.

Committee Oversight

The Committee, which is comprised entirely of independent directors, is responsible for overseeing Sysco’s executive compensation program. The Committee determines and approves all compensation of the CEO and Sysco’s other senior officers, including the NEOs. Although the Committee meets jointly with the Corporate Governance and Nominating Committee to discuss both the CEO’s personal goals and his performance in achieving such goals in each fiscal year, the Committee is solely responsible for approving all compensation awards and payment levels. The Committee develops and oversees programs designed to compensate our corporate officers, including the NEOs, as well as the presidents and executive vice presidents of our operating companies. The Committee is also authorized to approve all grants of restricted stock, restricted stock units, stock options, CPUs and other awards to NEOs under our long-term incentive plans for Sysco employees. Further information regarding the Committee’s responsibilities is found under “Corporate Governance – Board Meetings and Committees” and in the Committee’s Charter, available on the Sysco website at www.sysco.com under “Investors—Corporate Governance.”

The Committee has several resources and analytical tools they consider in making decisions related to executive compensation. The table that follows discusses the key tools the Committee uses.

Committee Resources
Independent Committee Consultant

On a combined basis, Exequity and CAP attended six Committee meetings during fiscal 2015.

CAP and Exequity advised on compensation matters, including peer group composition, annual and long-term incentive plan designs, special compensation issues related to acquisitions, and market data on CEO and other NEO compensation.

CAP and Exequity prepared compensation studies for the NEOs:

•  For decisions made from July 2014 through December 2014, the Committee consulted a CAP study prepared in May 2014 that used the most current available peer group information and benchmarked 2014 actual base salary, estimated 2014 total cash compensation and total direct compensation, and target 2015 base salary, total cash compensation, long-term incentives, and total direct compensation of each of the NEOs. In addition, the Committee relied on a CAP study prepared in March 2014 that summarized competitive pay practices of companies involved in significant acquisitions.

•  For all executive compensation decisions made since January 2015, including base salary adjustments for fiscal 2016, fiscal 2016 incentive awards, and the July 2015 incentive and retention payments, the Committee consulted Exequity and, for decisions made from and after May 2015, the Exequity study dated May 2015 that used updated peer group information to benchmark 2015 base salary, estimated 2015 total cash compensation and total direct compensation, and target fiscal 2016 base salary, total cash compensation, long-term incentives, and total direct compensation of each of the NEOs.

For purposes of the reports listed above, with respect to the NEOs, “target total cash compensation” was defined as proposed base salary plus target annual incentive opportunity of 150% for Mr. DeLaney, 125% for Mr. Bené following his promotion to Executive Vice President and President, Foodservice Operations, and 100% for Messrs. Libby and Shurts. Mr. Kreidler’s target annual incentive opportunity was 100% with respect to fiscal 2015, with no annual incentive opportunity for fiscal 2016. “Target total direct compensation” was defined as target total cash compensation plus the value of stock options, RSUs and CPUs expected to be granted with respect to the year in question; stock options are valued using an estimated Black-Scholes calculation, RSUs are valued at the average closing fair market value of Sysco stock of the ten trading days immediately preceding the date of grant, and CPUs are valued at $1.00 per unit, with assumed payment at the 100% target amount; and “actual amounts” are calculated similarly to the target amounts, but use an estimated year-end annual incentive payment and the actual amounts paid for all components other than the annual incentive payment. The Committee has determined both CAP and Exequity to be independent from the Company and that no conflicts of interest exist related to CAP’s or Exequity’s services provided to the Committee. Other than with respect to CAP’s and Exequity’s roles in advising the Committee and the Corporate Governance and Nominating Committee with respect to non-employee director compensation, neither CAP nor Exequity performs any services for Sysco. Each organization is an independent consultant and reports directly and exclusively to the Committee. Additionally, CAP and Exequity each have policies and procedures in place to prevent conflicts of interest. The fees received by CAP during fiscal 2014 related to Sysco represented less than 3.5% of CAP’s 2013 total revenues. The fees received by Exequity during fiscal 2015 related to Sysco represented less than 5% of Exequity’s 2014 revenues. Neither CAP nor Exequity, nor any adviser of either organization, had a business or personal relationship with any member of the Committee or any executive officer of Sysco during fiscal 2015. No CAP or Exequity adviser directly owns, or directly owned during fiscal 2015, any Sysco common stock.

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Committee Resources
Sysco’s Human Resources Department

Sysco’s Executive Vice President, Human Resources and the Human Resources Department (“HR”) provide additional analysis and guidance as requested by the Committee related to NEO compensation, including the following:

•  Assisting the CEO in making preliminary recommendations of base salary structure, annual and long-term incentive program design, including the July 2015 incentive and retention payments, and target award levels for the NEOs and other employees eligible to receive annual incentive awards.

•  Providing scenario planning - HR provides the Committee with anticipated payment levels throughout the year based on the Company’s projections relative to the performance measures.

•  Providing comparison data on the internal equity of the compensation awarded within the Sysco organization.

CEO	For other NEOs, the CEO makes individual recommendations to the Committee on base salary and annual and long-term incentive goals and award opportunities. The CEO also provides initial recommendations for annual incentive award performance targets and individual SBOs for the Committee to consider. The Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations. The CEO’s recommendations with respect to fiscal 2015 compensation and fiscal 2016 compensation to date were accepted by the Committee. No member of management, including the CEO, has a role in determining his or her own compensation.

Role of CEO and/or Other Executive Officers in Determining NEO Compensation

As described in the table above, our CEO, Mr. DeLaney, provides recommendations to the Committee for each element of compensation for each of the NEOs other than himself. In forming his recommendations, he is advised by HR as described above. HR assesses the design of, and makes recommendations related to, Sysco’s compensation and benefit programs. Mr. DeLaney also consults with other senior officers of the Company for recommendations related to the appropriate financial and non-financial performance measures used in our incentive programs. In developing recommendations for the Committee, Mr. DeLaney and HR consult benchmarking and other market data from CAP, Exequity and other advisors as described elsewhere in this proxy statement, and follow the philosophy and pursue the objectives described above under “—Philosophy of Executive Compensation Program.” The Committee, with input from its independent compensation consultant, determines each element of compensation for Mr. DeLaney. With input from its independent compensation consultant, HR and Mr. DeLaney, the Committee determines each element of compensation for the other NEOs. The Committee is under no obligation to utilize these recommendations. Executive officers and others may also participate in discussions with the Committee when invited to do so.

Use of Peer Group and Survey Data

Sysco is the largest foodservice distributor in North America, and other companies in the foodservice industry are significantly smaller, with nearly all of such companies also being privately-held. We believe that these smaller businesses would not create a satisfactory comparison group due to the greater skill levels and abilities required to manage a public company of Sysco’s size and complexity. Absent a robust industry peer group, the Committee concluded that the most comparable companies with respect to executive pay are companies whose business size and complexity are similar to ours and with which we compete for top executive talent. However, due to the lack of directly comparable publicly traded companies, the peer group developed for the executive compensation analysis for our NEOs is not the same peer group that is used in the stock performance graph included in our annual report to stockholders or for the benchmarking of performance. The Committee evaluates the compensation analysis peer group periodically for appropriateness and last made changes in February 2013.

The companies in the peer group for executive pay and performance benchmarking for decisions made during fiscal 2015 and so far in fiscal 2016 are the following, which we refer to as our “peer group” or “peer companies” throughout this proxy statement:

•	AmerisourceBergen Corporation	•	FedEx Corp.	•	Lowe’s Cos Inc.	•	United Parcel Service Inc.
•	Best Buy Company, Inc.	•	Home Depot Inc. (The)	•	Staples, Inc.	•	Walgreen Company
•	ConAgra Foods Inc.	•	Kraft Heinz Company (The)	•	Target Corp.	•	YUM! Brands Inc.
•	Costco Wholesale Corp	•	McDonald’s Corp.

The peer group had the median market capitalization and revenue levels at the time fiscal 2015 compensation was established shown below:

	Revenue Level	Market Capitalization
Peer Group:	2015: $48.9 billion as of most recent fiscal year end prior to May 2014	$42.4 billion as of December 31, 2013
Sysco:	2015: $46.6 billion	$21.0 billion

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Peer group compensation data is limited to information that is publicly reported and, to the extent it deems appropriate, the Committee uses it to benchmark the major components of compensation for our NEOs.

The independent compensation study from May 2014 compared Sysco’s actual pay (based on projected 2014 annual incentive payments) and projected financial performance for the applicable period to that of the peer companies and was used to benchmark target pay levels and identify prevailing performance criteria. The following projected one-year and three-year performance measures were reviewed with respect to validating Sysco’s fiscal 2015 target pay and performance alignment:

•	Fully-diluted EPS, as adjusted;

•	Growth in sales and gross profit dollar growth;

•	Return on Invested Capital; and

•	Total shareholder return (computed as of December 31, 2014).

An analysis performed by Exequity in May 2015 indicated that, for fiscal 2015, Sysco’s performance rank based on these one-year and three-year financial metrics varied by measure, yet on average approximated the peer group median overall for both periods. Targeted NEO pay was also confirmed to be in alignment with our compensation philosophy. Actual compensation earned for both periods was generally in alignment with overall relative performance.

What We Paid and Why – Compensation for NEOs

Base Salary – Detailed Information

We pay base salaries to attract and retain talented executives and to provide a fixed base of cash compensation. The table below shows the annualized salaries of each NEO at the beginning of fiscal 2014, 2015 and 2016, with the effective dates as noted below:

	FY2014	FY2015	FY2016
Named Executive Officer	Base Salary(1)	Base Salary(2)	Base Salary(3)
William J. DeLaney	$1,198,500	$1,225,000	$1,250,000
Robert C. Kreidler	715,000	736,450	736,450
Thomas L. Bené	625,000	643,750	750,000
Russell T. Libby	425,000	540,750	600,000
Wayne R. Shurts	587,000	604,610	625,000
(1)	The Committee approved these base salaries effective as of September 1, 2013. Mr. Libby’s base salary was adjusted from $425,000 to $525,000 effective as of March 1, 2014, in connection with his promotion to Executive Vice President – Corporate Affairs, Chief Legal Officer and Corporate Secretary.
(2)	The Committee approved these base salaries effective as of September 1, 2014. Mr. Bené’s base salary was adjusted from $643,750 to $725,000, effective as of January 1, 2015, in connection with his promotion to Executive Vice President and President, Foodservice Operations.
(3)	The Committee approved these base salaries effective as of September 1, 2015. The base salary increase for Mr. Libby reflected the increased areas of responsibility in connection with his promotion to Executive Vice President, Administration and Corporate Secretary.

Base Salary – Analysis

Fiscal 2015 Base Salary

For fiscal 2015 base salary determinations, the Committee again reviewed, for each NEO, the executive’s job responsibilities, management experience, individual contributions, tenure in his position and then-current salary. The Committee determined that it was appropriate to grant the salary increases for fiscal 2015 described in the chart above. Following a comprehensive review of Mr. DeLaney’s performance in fiscal 2014 by the Corporate Governance and Nominating Committee and the Committee, and Mr. DeLaney’s evaluation by the entire Board, the Committee approved an increase in Mr. DeLaney’s base salary for fiscal 2015 of $26,500, or 2.2%. The Committee, after considering input from the CEO on each of their individual contributions and additional job responsibilities, approved salary adjustments for each of Messrs. Bené, Kreidler, Libby and Shurts for fiscal 2015 of 3%. The Committee approved these salary increases for annual market adjustments after considering recommendations and information provided by CAP and management. These changes placed the fiscal 2015 base salaries of Messrs. DeLaney, Kreidler, Bené and Shurts between the 50th and 75th percentile of the peer group, and Mr. Libby between the 25th percentile and the median of the peer group. In addition, the base salary for Mr. Bené was adjusted, effective January 1, 2015, in connection with his promotion to Executive Vice President and President, Foodservice Operations. Following his promotion, Mr. Bené’s new base salary placed him between the 25th and the 50th percentile of the peer group. Mr. Libby’s base salary was adjusted from $425,000 to $525,000 effective as of March 1, 2014, in connection with his promotion to Executive Vice President – Corporate Affairs, Chief Legal Officer and Corporate Secretary. Following his promotion and new base salary, Mr. Libby remained between the 25th percentile and the median of the peer group.

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Fiscal 2016 Base Salary

For fiscal 2016 base salary determinations, the Committee again reviewed, for each NEO, the executive’s job responsibilities, management experience, individual contributions, tenure in his position and then-current salary. An independent compensation study from May 2015 compared Sysco’s actual pay (based on projected annual incentive payments) and projected fiscal financial performance for the applicable period to that of the peer companies. The Committee determined that it was appropriate to grant the salary increases for fiscal 2016 described in the chart above. Following a comprehensive review of Mr. DeLaney’s performance in fiscal 2015 by the Corporate Governance and Nominating Committee and the Committee, and Mr. DeLaney’s evaluation by the entire Board, the Committee approved an increase in Mr. DeLaney’s salary for fiscal 2016 of $25,000, or 2.0%. The Committee, after considering input from the CEO on each of their individual contributions and additional job responsibilities, approved salary adjustments for Mr. Bené of 3.4%, Mr. Libby of 11% and Mr. Shurts of 3.4%. Mr. Libby’s salary adjustment reflected increased areas of responsibility, effective September 1, 2015, in connection with his promotion to Executive Vice President, Administration & Corporate Secretary. The Committee approved these salary increases for annual market adjustments as recommended by Exequity and management. These changes place the fiscal 2016 base salaries of Messrs. DeLaney, Bené and Libby between the 50th and 75th percentile of the peer group, and that of Mr. Shurts between the 25th percentile and the 50th percentile of the peer group. Mr. Kreidler’s 2016 base salary was not adjusted due to his previously announced, scheduled departure from the Company.

Annual Incentive Award – Detailed Information

The annual incentive award is designed to offer opportunities for cash compensation tied directly to company performance. In August 2014, the Committee approved the incentive award framework for fiscal 2015 pursuant to our 2009 Management Incentive Plan (the “2015 MIP”), which expired in November 2014. In August 2015, the Committee approved the fiscal 2016 annual incentive award opportunities for the eligible NEOs under the Sysco Corporation Fiscal 2016 Management Incentive Program For Corporate MIP Bonus-Eligible Participants (the “2016 MIP”), which was adopted by the Committee pursuant to the 2013 Sysco Corporation Long-Term Incentive Plan.

Under the terms of the 2015 MIP and the 2016 MIP, we pay the annual incentive award in cash in the first quarter of the fiscal year for annual incentives earned for performance in the prior fiscal year.

Annual Incentive Award for Fiscal 2015

The NEOs’ fiscal 2015 annual incentive award payment calculation under the 2015 MIP was based on the corporate financial objectives and weightings as shown in the chart below. Corporate financial results accounted for 80% of the target annual incentive opportunity. In addition, the remaining 20% of the target annual incentive opportunity was determined based on the Compensation Committee’s review and evaluation of each NEO’s performance with respect to his pre-established strategic bonus objectives, or SBOs.

Calculating the Corporate Financial Performance Factor (80% of target annual incentive opportunity)
Performance Metric	Potential Payment	Weighting	x	2015 Performance	=	Payment (% of target)
Adjusted Fully Diluted Earnings Per Share(1)	0% - 150%	50%		125%		62.5%
Adjusted Sales Growth/Gross Profit Dollar Growth(2)	0% - 150%	30%		150%		45.0%
Adjusted ROIC(3)	0% - 150%	20%		124%		24.8%
TOTAL	0% - 150%	100%				132.3
(1)	The calculation of adjusted results for this performance metric excluded the following items: severance charges, financing and merger integration costs associated with the proposed US Foods merger, the impact of consolidated joint ventures in the first year of operations, and the impact of changes in foreign exchange rates. The Committee had the discretion to include certain of these excluded items, except where such inclusion would have caused an NEO’s annual incentive payment to become non-deductible for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code; however, the Committee did not use such discretion.
(2)	The calculation of the adjusted results for each of these performance metrics excluded the following items: the impact of consolidated joint ventures in the first year of operations and the impact of changes in foreign exchange rates. The Committee had the discretion to include certain of these excluded items, except where such inclusion would have caused an NEO’s annual incentive payment to become non-deductible for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code; however, the Committee did not use such discretion.
(3)	ROIC is computed by dividing the Company’s adjusted net after-tax earnings for fiscal 2015 by the Company’s adjusted total invested capital for that year. Adjusted total invested capital is computed as the sum of (i) adjusted stockholder’s equity, computed as the average of adjusted stockholders’ equity at the beginning of the year and at the end of each fiscal quarter during the year; and (ii) adjusted long-term debt, computed as the average of the adjusted long-term debt at the beginning of the year and at the end of each fiscal quarter during the year.

The fiscal 2015 program provided for minimum annual incentive payments upon achieving adjusted fully diluted earnings per share of at least $1.78, adjusted sales growth of at least 2% and gross profit dollar growth of at least 2%, and/or adjusted return on invested capital of at least 11.25%. For the fiscal 2015 program, actual results included adjusted fully diluted earnings per share of $1.86 (exceeded target performance level), adjusted sales growth of 5.2% (exceeded maximum performance level), gross profit dollars growth of 5.2% (exceeded maximum performance level), and adjusted return on invested capital of 13.1% (exceeded target performance level). Based on these results, which approached or exceeded maximum performance for each metric, we paid a fiscal 2015 MIP annual incentive award of approximately 132.3% of target with respect to the portion of the annual incentive opportunity based on corporate financial performance. See Annex I for a reconciliation of these adjusted measures to the most directly comparable GAAP measures. Acquisition expenses, acquisition debt, if any, and any gains or losses relating to or resulting from acquisitions with a purchase price in excess of $100 million are excluded from the determination. During fiscal 2015, Sysco had no acquisitions with a purchase price over $100 million.

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Fiscal 2015 Summary of Annual Incentive Award Payments
				Amount of			Total Annual
				Award Funding	Individual	Amount	Incentive	Total Earned
		Target Annual	Financial	on Financial	SBO	of Award	Payment	Award
Name	Ending Base Salary	Incentive (% of Base Salary)	Performance Factor	Performance Factor	Performance Factor(1)	Funding on SBO Factor	(% of Base Salary)	for FY15 Performance
DeLaney	$1,225,000	150.0%	132.3%	$1,944,810	112.0%	$411,600	192.4%	$2,356,410
Kreidler	$736,450	100.0%	132.3%	$779,459	112.0%	$164,965	128.2%	$944,423
Bené(2)	$725,000	112.5%	132.3%	$863,258	115.0%	$187,594	144.9%	$1,050,851
Libby	$540,750	100.0%	132.3%	$572,330	112.0%	$121,128	128.2%	$693,458
Shurts	$604,610	100.0%	132.3%	$639,919	110.0%	$133,014	127.8%	$772,933
(1)	For each NEO, the fiscal 2015 annual incentive award provided 80% of their target incentive opportunity, based on corporate financial performance, which amounted to a payment of 132.3% of target based on actual financial results. The remaining 20% of the target annual incentive opportunity depended on individual performance with regard to pre-established individual SBOs, which the Committee has the discretion to pay out between 0% - 150% based on the assessment of the NEO’s performance. These goals included, but were not limited to, performance against financial strategic goals and the NEO’s personal performance. The Committee believes the use of individual SBOs further promotes the overall executive compensation pay philosophy to link individual pay to performance. For further discussion of the Committee’s evaluation with respect to the individual SBOs of each NEO, please see “Compensation Discussion and Analysis—What We Paid and Why—Compensation for NEOs—Annual Incentive Award—Analysis” above.
(2)	Mr. Bené’s 2015 annual incentive payment was calculated using different targets for portions of fiscal 2015. For 50% of his 2015 annual incentive payment, covering the period from the beginning of the fiscal year to January 1, 2015, the effective date of his promotion, a target annual incentive percentage of 100% was applied. For the remaining 50% of his annual incentive payment, covering the period from January 1, 2015 to the end of the fiscal year, a target annual incentive percentage of 125% was applied. The target annual incentive percentage reflected in the table represents a blended rate.

For the reasons discussed in “—Annual Incentive Award – Analysis” below, the Committee determined payments for the SBO Factor and awarded (i) Messrs. DeLaney, Kreidler and Libby a 2015 SBO performance payment equal to 112% of the target SBO award component; (ii) Mr. Shurts a 2015 SBO performance payment equal to 110% of the target SBO award component; and (iii) Mr. Bené a 2015 SBO performance payment equal to 115% of the target SBO award component.

In no event could any NEO’s fiscal 2015 MIP annual incentive award have exceeded the maximum bonus amount set as part of the bonus pool amount discussed in “—Limit on Fiscal 2015 and Fiscal 2016 Maximum Annual Incentive Award Payments” below. The fiscal 2015 awards are also subject to clawback provisions that provide that, subject to applicable law, all or a portion of the award paid pursuant to the 2015 awards may be recovered by Sysco if there is a restatement of our financial results, other than a restatement due to a change in accounting policy, within 36 months of the payment of the award and the restatement would result in the payment of a reduced award if the award was recalculated using the restated financial results. The Committee has the sole discretion to determine the form and timing of the repayment. See “ — Executive Compensation Clawback Policy” below.

Annual Incentive Award Potential for Fiscal 2016

In approving the annual incentive award opportunity for fiscal 2016 pursuant to the 2016 MIP, the Committee approved:

•	Each participating NEO’s annual incentive opportunity to be targeted at the following percentages of base salary: 150% for Mr. DeLaney, 125% for Mr. Bené, and 100% for Messrs. Libby and Shurts. Mr. Kreidler is not eligible for an annual incentive award for fiscal 2016 due to his previously announced, scheduled departure from the Company;

•	Three bonus measures under the 2016 MIP that are independent of each other, whereby one portion of the award can be earned even if the threshold level of other measures is not achieved, consistent with prior bonus calculations; and

•	The financial metrics to be used as performance measures for fiscal 2016 performance, as follows: (1) adjusted operating income; and (2) profitable sales growth, as measured based on a combination of sales and gross profit dollar growth. In addition, each NEO will continue to have a separate performance metric tied to pre-established, individualized SBOs. For fiscal 2016, the performance metric based on adjusted operating income is 50% of the target annual incentive opportunity, and the performance metric based on profitable sales growth is 25% of the target annual incentive opportunity. The third metric, SBOs, is 25% of the target annual incentive opportunity. The financial performance metrics have a potential payment range of 0% - 200% of target and the SBO metric has a potential payment range of 0% - 150% of target.

Limit on Fiscal 2015 and Fiscal 2016 Maximum Annual Incentive Award Payments

The Committee established an annual incentive pool limit for each of fiscal 2015 and fiscal 2016 for the CFO and certain “covered employees” of Sysco, as defined in Section 162(m) of the Internal Revenue Code (the “Code”) to help ensure compliance with the deductibility requirements of Section 162(m) of the Code. Under the 2013 Long-Term Incentive Plan, the maximum dollar amount that may be paid under all cash-based awards granted to any individual for any a fiscal year under the Plan is 1% of the Company’s earnings before income taxes as publicly disclosed in the “Consolidated Results of Operations” section of the Company’s annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended immediately before the date the applicable award is paid.

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Participant’s Title	Percent of 2015 Incentive Pool Allocated to Participant	Percent of 2016 Incentive Pool Allocated to Participant
CEO	40%	41%
CFO	15%	13%
NEO 3	15%	20%
NEO 4	15%	13%
NEO 5	15%	13%

The umbrella structure of the incentive pool limit serves only to provide a ceiling on the maximum annual incentive amount that any NEO may receive, and the actual incentive amount paid to each NEO will be determined pursuant to the applicable incentive award program described above.

Annual Incentive Award – Analysis

Fiscal 2015

The annual incentive award targets for fiscal 2015 continued to align with Sysco’s financial plan, to link incentive pay to the Company’s plan and to provide that the goals reflect market conditions, operating expectations and other relevant factors as contemplated in the profit plan. The independent compensation consultants informed the Committee that this approach reflects sound design practices. In light of the foregoing, Sysco’s executive management team prepared, and the Committee approved, the earnings per share, sales and return on capital measurements of the fiscal 2015 annual incentive award. It was both management’s and the Committee’s intent to create an annual incentive award formula that would pay the target annual incentive award in the event Sysco performed at the median level relative to its peers. The Committee excludes the extraordinary items described above because they represent items that generally involve current period costs that management and the Committee believe would not result in benefits until later periods, or vice versa. The Committee believes that the threshold and target levels of performance represented challenging, but reasonably obtainable, Sysco performance, while levels in excess of the target level represented superior and extremely challenging performance.

The Committee also set the target annual incentive award levels for each of the NEOs to ensure that total cash compensation does not significantly exceed the median unless outstanding performance levels are achieved. The Committee maintained Mr. DeLaney’s target bonus level at 150% because it provided a target total cash compensation opportunity at approximately the median of the peer group. The Committee also asked CAP to validate that threshold, target and maximum performance expectations and associated payment levels under the fiscal 2015 program were aligned.

Based upon the CAP May 2014 report and management reports containing CAP data, target total cash compensation for fiscal 2015 for each of the NEOs participating in the 2015 MIP compared as follows with respect to the comparable peer group position: Messrs. DeLaney and Libby—between the 25th percentile and the median; and Messrs. Bené, Kreidler, and Shurts—between the median and 75th percentile. The Committee determined that these target opportunities were appropriate.

The Committee believes that individual goals are extremely important in evaluating the CEO’s and other NEOs’ respective performance and that they should, therefore, also have an impact on each of their annual incentive opportunities. The Committee refined the MIP annual incentive award for the NEOs by providing that the Committee may consider individual SBOs in order to further align the NEOs’ objectives with the key components of Sysco’s overall strategy. The Committee believes that consideration of individual SBOs further promotes the overall executive compensation pay philosophy by strengthening the link between executive pay and individual performance. Each individual’s SBOs for fiscal 2015 were pre-established by the Committee based on the critical components of Sysco’s overall strategy as set out by management and the Board. For each SBO, the Committee reviewed and rated each NEO at the following rating/associated payment ranges: significantly below target (0%); below target (50% - 85%); on target (90% - 110%); above target (115% - 125%) and significantly above target (130% to 150%).

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Following the Committee’s evaluation in July 2015 of each NEO’s performance in fiscal 2015 with respect to these individual SBOs, the Committee adjusted the SBO Performance Factor as described in the following table.

Name	SBOs	Committee’s Review and Determination
DeLaney

1) Achieve customer retention goals.

2) Achieve targeted product cost reductions.

3) Complete associate engagement actions.

4) Manage integration planning process of the proposed US Foods merger.

5) Achieve targeted expense growth rate.

6) Continue development of senior leadership team.

7) Continue implementation of human capital plan.

Awarded Mr. DeLaney a 2015 MIP annual incentive award equal to 112% of target with respect to the SBO Factor based on the evaluation of Mr. DeLaney’s combined SBO performance. The above target payment was driven by performance above targeted levels with respect to product cost reduction, development of the senior leadership team and implementation of an entity-wide human capital development plan.
Kreidler

1) Achieve customer retention goals.

2) Achieve targeted product cost reductions.

3) Achieve targeted inventory and accounts receivable goals.

4) Complete associate engagement actions.

5) Achieve targeted business development through new acquisitions and joint ventures.

6) Develop merger integration plan.

Awarded Mr. Kreidler a 2015 MIP annual incentive award equal to 112% of target with respect to the SBO Factor based on the evaluation of Mr. Kreidler’s performance. The above target payment was driven by performance above target levels with respect to customer retention, talent development, and business development.
Bené	1) Achieve customer retention goals. 2) Achieve targeted product cost reductions. 3) Complete associate engagement actions.	Awarded Mr. Bené a 2015 MIP annual incentive award equal to 115% of target with respect to the SBO Factor based on the evaluation of Mr. Bené’s performance. The above target payment was driven by performance above target levels with respect to product cost reduction and customer retention.
Libby

1) Achieve customer retention goals.

2) Achieve targeted product cost reductions.

3) Achieve the targeted Workplace Safety Index.

4) Complete associate engagement actions.

5) Manage the regulatory review process of the proposed US Foods merger.

6) Achieve targeted business development through new acquisitions and joint ventures.

7) Develop the communications and government relations function.

8) Achieve targeted reduction in legal fees.

Awarded Mr. Libby a 2015 MIP annual incentive award equal to 112% of target with respect to the SBO Factor based on the evaluation of Mr. Libby’s performance. The above target payment was driven by performance above target levels with respect to customer retention, talent development, and business development.
Shurts

1) Achieve customer retention goals.

2) Complete associate engagement actions.

3) Successful installation of certain technology upgrades.

4) Successful preparation of technology platform for merger integration.

Awarded Mr. Shurts a 2015 MIP annual incentive award equal to 110% of target with respect to the SBO Factor based on the evaluation of Mr. Shurts’ performance. The above target payment was driven by performance above target levels with respect to customer retention, talent development, and merger deliverables.

Based upon the Exequity May 2015 report comparing the fiscal 2015 total targeted compensation (i.e., base salary, target annual incentive and LTI grant value) for the NEOs to that of the peer group, the Committee confirmed that, with respect to peer group pay levels, the total targeted compensation for (1) each of Messrs. DeLaney and Shurts was approximately at the median, (2) each of Messrs. Bené and Kreidler was between the 50th and 75th percentile and (3) for Mr. Libby was between the 25th percentile and the median. The Committee further reviewed in May 2015 the relationship between actual realizable pay for the NEOs and the Company’s total shareholder return and found that realizable pay was well-aligned with the Company’s total shareholder return versus its peers.

Fiscal 2016

In the first quarter of fiscal 2016, the Committee refined the annual incentive performance targets for fiscal 2016 under the 2016 MIP to continue alignment with Sysco’s profit plan and to provide that the goals continue to reflect market conditions, operating expectations and other relevant factors. The Committee has determined that fiscal 2016 annual incentive performance measures are: (1) earnings, as measured by operating income, and (2) profitable sales growth. For fiscal 2016, adjusted operating income provides 50% of the target annual incentive opportunity, profitable sales growth provides 25% of the target annual incentive opportunity, and the SBO performance goals provide 25% of the target annual incentive opportunity. The Committee continues to believe that the threshold and target levels of performance represent challenging, but reasonably obtainable, Sysco performance levels, while levels in excess of the target level represent superior and extremely challenging performance. Exequity has informed the Committee that this approach continues to be in line with the majority of Sysco’s peer group and reflects sound design practices.

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Long-term Incentives – Detailed Information

The Committee granted long-term incentives in November 2014 for fiscal 2015 (the “Annual LTI Grant”). These long-term incentives are designed to provide our NEOs competitive longer-term incentive opportunities that are consistent with our peer group and reflect our overall compensation philosophy of aligning pay with performance. The Annual LTI Grant consisted of stock options, RSUs and CPUs. The targeted aggregate dollar value of the Annual LTI Grant was set by the Committee at 6.5x base salary for Mr. DeLaney, 3.5x base salary for Mr. Kreidler, 3.25x base salary for Messrs. Bené and Shurts and 3x base salary for Mr. Libby, and the total value of these long-term incentives for each NEO was allocated among the awards by the Committee as follows: approximately 40% of the value in stock options, approximately 35% in CPUs, and approximately 25% in RSUs, with the options valued at $5.54 per option using the Black-Scholes pricing model (as of October 15, 2014), each RSU valued at $38.36 per share (i.e., the ten trading day average closing price of Sysco common stock prior to the grant date) and each CPU valued at the target level of $1 per unit. The values referenced by the Committee for the stock options and RSUs awarded in connection with the Annual LTI Grant differ slightly from the values for such awards reported below in the Summary Compensation Table and the Grants of Plan-Based Awards table due to the requirement that those tables reflect the fair value of such awards on the date of grant (as opposed to the methods described above for estimating the value of RSUs and options in connection with allocating the Annual LTI Grant). For further details regarding these grants and their respective grant date fair values, see “Executive Compensation—Summary Compensation Table,” “Executive Compensation—Cash Performance Units,” “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End,” and “Executive Compensation—Grants of Plan-Based Awards.”

Stock Options and Restricted Stock Units

The Committee approved the fiscal 2015 stock option and RSU grants to Messrs. DeLaney, Kreidler, Bené, Libby and Shurts in November 2014 under our stockholder approved 2013 Long-Term Incentive Plan. All fiscal 2015 grants are shown under “Executive Compensation — Grants of Plan-Based Awards.” The 2013 Long-Term Incentive Plan required options to be priced at the closing price of our common stock on the business day prior to the grant date, and the fiscal 2015 option grant agreement provides for ratable vesting over a five-year period. For stock options granted since November 2014, the maximum term of the option is ten years. The fiscal 2015 RSU grant agreements provide for vesting in three equal tranches over a three-year period following the date of grant. The Committee grants all stock options and RSUs pursuant to approved equity grant guidelines. These guidelines are more fully described under “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.”

Cash Performance Units

Participants in the MIP, including each of the NEOs, have the opportunity to receive cash incentive payments based on Sysco’s performance over a specified three-year period in the form of Cash Performance Units. CPU grants are forward-looking and the grant of CPUs typically does not take into account prior Sysco or individual performance. CPU payments are based on Sysco’s actual performance over the three-year performance cycle beginning with the fiscal year in which the CPU is granted. In November 2014, the Committee granted three-year CPUs under the 2008 Cash Performance Unit Plan for the fiscal 2014-2016 performance period. In addition, the CPUs that we issued in fiscal 2012 and fiscal 2013 under the 2008 Cash Performance Unit Plan reached the end of their respective performance periods and would have been payable in August 2014 and August 2015 (see discussion below). Future grants of CPU awards will be made pursuant to the 2013 Long-Term Incentive Plan.

The CPU grants that the Committee made in fiscal 2012 and fiscal 2013 related to the three-year performance period ending in fiscal 2014 and 2015, respectively, and provided payment possibilities ranging from 0% to 150% of the total value of the units granted. The fiscal 2012 and fiscal 2013 grants each had a value of $1 per CPU. Of the NEOs, Messrs. DeLaney, Kreidler and Libby each received a CPU grant in fiscal 2012 and fiscal 2013. For the fiscal 2012 and fiscal 2013 CPU grants, the performance metrics/goals associated with the CPUs were based solely on Sysco’s three-year total shareholder return, as compared to that of the S&P 500 companies. Based upon Sysco’s relative total shareholder return, CPUs under each award would pay out from 0% to 150% of the target award value. The threshold payment (which was 50% of target) required Sysco’s three-year total shareholder return to equal or exceed that of the 30th percentile of the S&P 500 companies, while the maximum payment required performance at the 75th percentile, with graduated payments in between. The target payment required performance between the 45th and 55th percentile. These grants were subject to Sysco’s clawback policies. See “Executive Compensation—Cash Performance Units” for an explanation of the calculation of total shareholder return.

For the fiscal 2012 CPU grant, our relative total shareholder return for the period ending June 28, 2014 was in the 27th percentile, representing performance that was below the threshold payment level set for the fiscal 2012 CPU grant. Consequently, the fiscal 2012 CPU grant resulted in no payments. For the fiscal 2013 CPU grant, our relative total shareholder return for the period ending June 27, 2015 was in the 28th percentile, representing performance that was below the threshold level set for the fiscal 2013 CPU grant. Consequently, the fiscal 2013 CPU grant also resulted in no payments.

The specific performance measures and related potential payments for the fiscal 2013 CPU award, the fiscal 2014 CPU award and the fiscal 2015 CPU award are shown under “Executive Compensation—Cash Performance Units.”

Long-term Incentives – Analysis

The Committee determined the mix of CPUs, stock options and RSUs for the FY 2015 Annual LTI Grant in order to continue to provide long-term incentives that are in line with those disclosed by the peer group and to provide further alignment of the executives’ interests with those of the stockholders using incentive vehicles with varying vesting and payment periods. The Committee determined that in fiscal 2016, the annual LTI grant will continue to consist of approximately 40% stock options, 35% CPUs, and 25% RSUs. Under such a relative weighting of the NEO’s long-term incentive pay, the NEO’s compensation will continue to be strongly linked to the Company’s long-term value creation.

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Based on the long-term incentives granted, as discussed above under “Long-term Incentives—Detailed Information,” the resulting target total direct compensation for fiscal 2015 was as follows: the positioning for Messrs. DeLaney and Shurts approximated the median, Mr. Libby was between the 25th percentile and the median, and the positioning for Messrs. Kreidler and Bené was between the median and 75th percentile. These results were consistent with the Committee’s focus of providing competitive base salaries and competitive incentive opportunities such that overall target total direct compensation was at or above the median for target performance.

The minimum, target and maximum performance goals and corresponding payments for the CPU awards, as well as the decision to use the S&P 500 companies, were based on an analysis of our peer group’s practices, the Committee’s desire to use a broad market index, and the Committee’s belief that total shareholder return is the ultimate measure of stockholder value creation and long-term Company success.

The Committee believes that stock option and RSU awards help to ensure that long-term strategic initiatives are not compromised by having executives focus solely on short-term profitability through the annual incentive award. Such awards also help focus executives on strategies that increase long-term stockholder value. Existing executive equity ownership levels are not generally a factor in the Committee’s granting of stock options and RSUs.

Fiscal 2014 Transaction Incentive Bonus Pool – Detailed Information

On March 21, 2014, the Committee approved incentive and retention cash awards for certain officers of the Company, including the NEOs other than Mr. DeLaney, related to the successful negotiation of and entry into the proposed merger agreement with respect to US Foods. Amounts awarded to the NEOs at that time were as follows: Mr. Kreidler ($429,000); Mr. Bené ($125,000), Mr. Libby ($255,000) and Mr. Shurts ($117,400). These amounts were subject to a twelve-month recoupment provision. The Committee separately approved the creation of the 2014 transaction incentive pool for certain officers of the Company, including each NEO other than Mr. DeLaney, to incentivize employees of the Company who were expected to be directly involved in planning, leading and executing the complex integration associated with the proposed merger, while simultaneously leading the Company’s ongoing operations. Under the terms of the approved pool, the potential bonus available to each of the NEOs was as follows: Mr. Kreidler ($715,000), Mr. Bené ($468,750), Mr. Libby ($525,000) and Mr. Shurts ($440,250). The payment of awards under the 2014 transaction incentive pool was contingent upon the closing of the merger and approval of a definitive integration plan. As the proposed merger with US Foods was terminated, no merger completion payments were made under the 2014 transaction incentive pool.

Fiscal 2016 Incentive and Retention Payments – Detailed Information

On July 10, 2015, based on (a) the strong desire of the Committee to motivate and retain certain senior officers as they transition their focus from integration planning for the terminated merger with US Foods to pursuing other operational and strategic initiatives, (b) an effort to recognize that these individuals have played critical roles in the development of the future business strategy of the Company in conjunction with their integration planning work, and (c) recognition of the work product generated by the integration planning teams under the direction of senior officers, which will be of considerable value to the Company in the future, the Committee approved a one-time incentive and retention cash payment to such officers. Payments made to the NEOs were: Mr. Kreidler ($429,000); Mr. Bené ($281,250), Mr. Libby ($315,000) and Mr. Shurts ($264,150). These incentive and retention payments are subject to a twelve-month recoupment provision should the recipient voluntarily terminate employment with the Company. The Committee waived application of the recoupment provision to Mr. Kreidler, in light of his previously scheduled departure from the Company.

Retirement/Career Benefits – Detailed Information

Retirement Plans – Current Programs – Management Savings Plan

As our business strategy and organization evolve, it is critical that our compensation programs support strategic and operational priorities. Additionally, our pay programs are continually evaluated to ensure they reflect best practices, engage and motivate executives, and support the Company’s ultimate goal of delivering stockholder value. Sysco monitors evolving best practices in executive rewards program design, and we modify our programs, as necessary.

On January 1, 2013, Sysco introduced a new non-qualified, defined contribution savings plan, the Management Savings Plan (the “MSP”). The MSP allows individual deferrals and employer contributions in excess of IRS 401(k) contribution and compensation limits. The MSP allows eligible participants to defer up to 50% of their base salary (for calendar years 2013 and thereafter) and up to 100% of their eligible bonus (for fiscal years 2014 and thereafter). In addition, in conjunction with the freeze of accruals in the SERP, certain participants (who would otherwise have incurred a sizable loss of future benefits under the SERP) are eligible for transition contributions. The participants in the MSP direct the investment for both their individual contributions and the company contributions. The MSP is described in further detailed below under “Executive Compensation—Fiscal 2015 Nonqualified Deferred Compensation – About the MSP.”

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MSP Analysis

Currently, individual contributions to the 401(k) plan are limited by law to $18,000 per year, plus an additional $6,000 in “catch-up” contributions if the participant is at least 50 years of age. The Committee believes that the MSP motivates and assists in the retention of key employees by providing them with a supplemental retirement savings vehicle. The MSP is an important, and cost effective, recruitment and retention tool for Sysco, as the companies with which we compete for executive talent typically provide a similar plan to their senior employees.

Retirement Plans – Transition from Legacy Programs

Beginning in 2013, Sysco moved future retirement benefits from a defined benefit towards a defined contribution strategy. A defined contribution-based program further aligns Sysco with our peer group, increases flexibility, simplifies the benefit structure, retains key talent and both reduces and stabilizes costs. Going forward, wealth accumulation opportunities for NEOs at Sysco will be further focused on variable annual and long-term incentive plans.

The retirement program changes, however, were expected to result in significant reductions in anticipated benefits for existing participants in the pension plan, the SERP and the EDCP. In order to help ensure retention of key leaders during the transition from the defined benefit towards a defined contribution strategy, Sysco amended the 401(k) and MSP to partially mitigate the reductions in pension plan benefits by providing that, for a period of ten plan years commencing January 1, 2013, or until an eligible participant ceases employment with Sysco, whichever is earlier, Sysco will credit an automatic employer contribution of three percent (3%) of the participant’s gross base salary and bonus into the participant’s 401(k) account to the extent permitted under applicable IRS limitations, with the remainder credited to the MSP account of eligible participants (the “Pension Transition Contribution”). No NEO other than Mr. DeLaney is eligible to receive the Pension Transition Contribution.

With respect to reductions in the expected value of benefits under the SERP and the EDCP, the cessation of future benefit accruals affected each individual in a different manner. While some existing SERP participants experienced no projected adverse impact, others were forecast to experience reductions of up to 49%. To address concerns over retention, the Committee developed a transition program intended to help ensure that no impacted participant experiences an aggregate reduction of more than 15% - 20% (depending on an individual’s prior years of service) in his or her expected retirement benefits under the Company’s non-qualified plans as a result of the retirement strategy changes. While Messrs. Bené and Shurts were not eligible for the SERP or the EDCP, Mr. DeLaney (31%), Mr. Kreidler (44%) and Mr. Libby (49%) each had a projected reduction in their respective non-qualified benefits in excess of the targeted range.

To mitigate the loss in projected non-qualified retirement benefits, impacted individuals were eligible for transitional compensation opportunities, including supplemental contributions to the MSP. Of the NEOs, each of Messrs. Kreidler and Libby was eligible for a supplemental MSP contribution of 10%, which was made on their behalf in the third quarter of fiscal 2015.

Legacy Program - Supplemental Executive Retirement Plan

We historically had provided annual retirement benefits to all corporate employees and most of our non-union operating company employees under the tax-qualified Sysco Corporation Retirement Plan, a defined benefit program that we refer to as the “pension plan.” Beginning January 1, 2013, however, most employees no longer accrue additional retirement benefits under the pension plan. However, when the pension plan was the primary retirement vehicle, the Company maintained a Supplemental Executive Retirement Plan, or SERP, in order to retain and drive continued performance from certain employees. The Committee utilized the SERP to increase the retirement benefits available to officers whose benefits under the pension plan are limited by law. Of the NEOs, Messrs. Delaney, Kreidler and Libby participate in the SERP.

The SERP was frozen and future accruals under the SERP ceased, effective June 29, 2013. Those SERP participants who retire and are not eligible for immediate commencement of their SERP benefit are deemed 100% vested, with benefits payable upon reaching age 65. The earliest an executive can retire and receive any benefits under the SERP is age 55 with a minimum of 15 years of MIP service or age 60 with 10 years of Sysco service. Payments before the age of 65 are adjusted by an early retirement reduction factor. The SERP was designed to provide fully vested participants with post-retirement monthly payments, with annual benefits equalling up to 50% of a participant’s final average annual compensation, when combined with other retirement benefits, including other pension benefits, the company match under the 401(k) plan and social security payments. The participating NEOs will receive a SERP benefit based on the greater of the accrued benefit determined as of the relevant separation date from service under the current provisions of the SERP, or the accrued benefit determined as of June 28, 2008 under the prior provisions of the SERP, but with vesting, benefit limits and eligibility for immediate benefit payments determined as of the relevant separation from service date. Annual retirement benefits from the SERP are limited to approximately $2,393,832 per year, reduced for early commencement of benefit payments, as applicable. The terms of the SERP are more specifically described under “Executive Compensation—Pension Benefits—Supplemental Executive Retirement Plan.” The amounts accrued by each participating NEO under the pension plan and the SERP as of June 27, 2015 are set forth under “Executive Compensation—Pension Benefits.”

SERP Analysis

The Committee previously amended the SERP to freeze benefits, stop future accruals and to provide for immediate vesting of accrued benefits in order to achieve the following goals:

•	Bring the value of retirement benefits more in line with the practices of the peer group; and

•	Increase the proportion of long-term and performance-based compensation in the compensation mix, relative to fixed and retirement compensation such as the SERP and MSP.

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Legacy Program - Executive Deferred Compensation Plan

Prior to December 31, 2012, Sysco offered an Executive Deferred Compensation Plan, or EDCP, to provide MIP participants, including the NEOs other than Messrs. Bené and Shurts, the opportunity to save for retirement and accumulate wealth in a tax-efficient manner beyond savings opportunities under Sysco’s 401(k) retirement savings plan. Participants were able to defer up to 100% of their base salary and up to 40% of their MIP bonus, or any bonus paid in lieu of or as a replacement for the MIP bonus, to the EDCP. Sysco did not match any base salary deferrals into the EDCP in fiscal 2015, as deferrals are no longer permitted. For participants who chose to defer a portion of their qualifying bonus, Sysco matched 15% of the first 20% deferred, making the maximum possible match to the EDCP 3% of the MIP bonus. An executive is always 100% vested in his or her past deferrals and Sysco matches, but any portion of an executive’s account attributable to Sysco matches, including associated deemed investment return, and the net investment gain, if any, credited on his or her deferrals, is subject to forfeiture for specified cause or competing against Sysco in certain instances. Participants who have deferred compensation under the EDCP may choose from a variety of investment options. The EDCP is described in further detail under “Executive Compensation—Fiscal 2015 Nonqualified Deferred Compensation – About the EDCP.”

EDCP Analysis

For many years, the EDCP served as a recruitment and retention tool for Sysco. In connection with the broader transition in retirement philosophy, beginning in fiscal 2013, a new deferred compensation plan, the MSP, has been utilized to fulfil this objective.

Executive Perquisites & Other Benefits – Detailed Information

We provide benefits for executives that we believe are reasonable, particularly since the cost of these benefits constitutes a very small percentage of each NEO’s total compensation. Certain of these benefits are described below.

Sysco’s NEOs are generally eligible to participate in Sysco’s regular employee benefit programs, which include a 401(k) plan, an employee stock purchase plan, group life insurance and other group welfare benefit plans, and until the changes made to retirement benefits in fiscal 2013, the defined benefit pension plan. We also provide MIP participants, including the NEOs, with additional life insurance and accidental death and dismemberment insurance benefits, long-term disability coverage, including disability income coverage, and long-term care insurance, as well as reimbursement for an annual comprehensive wellness examination by a physician of their choice. We believe many of these benefits are required to remain competitive with our competitors for executive talent. Although the executive officers are eligible to participate in Sysco’s group medical and dental coverage, we adjust employees’ contributions towards the monthly cost of the medical plan according to salary level; therefore, executives’ pay a higher employee contribution to participate in these welfare plans than do non-executives.

MIP participants, including the NEOs, are encouraged to occasionally have their spouses accompany them at business dinners and other business functions in connection with some meetings of the Board of Directors, certain business meetings and other corporate-sponsored events, and Sysco pays, either directly or by reimbursement, all expenses associated with their spouses’ travel to and attendance at these business-related functions. Furthermore, Sysco owns fractional interests in private aircraft that are made available to members of the Board of Directors, executives and other members of management for business use, but these aircraft are not allowed to be used for personal matters. Spouses may occasionally accompany executive officers on such flights in connection with travel to and from business-related functions if there is space available on the aircraft.

All employees, including our NEOs, as well as members of our Board, are also entitled to receive discounts on all products carried by Sysco and its subsidiaries. Although Sysco does provide the NEOs with certain additional perquisites, we do not provide any of the NEOs with automobiles, security monitoring or split-dollar life insurance.

Executive Compensation Governance and Other Information

Severance and Employment Agreements

None of Sysco’s executive officers are currently parties to any severance or employment agreements providing for guaranteed severance or other compensation upon termination. Consistent with our approach of rewarding performance, employment is not guaranteed, and either the Company or the NEO may terminate the employment relationship at any time. In some cases, the Committee or Board of Directors may agree to provide separation payments to departing executives upon their termination to obtain an extended non-compete, non-solicitation and non-disclosure agreement and a release of claims.

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Relocation Expenses

To address the Committee’s desire for Sysco to comply with best corporate governance and compensation practices, in October 2010, the Committee adopted an executive relocation expense reimbursement policy that applies to all of the NEOs. The reimbursement policy provides that Sysco will not reimburse any of such executives for any loss on the sale of the executive’s house sold in connection with the executive’s relocation. The reimbursement policy also provides that only certain pre-approved relocation expenses will be eligible for increased payments to cover all applicable taxes on the reimbursed amounts, such as state and federal income taxes, FICA, and Medicare taxes. In addition, the reimbursement policy provides that relocation agreements with any named executive officer include a recoupment provision that requires the executive to reimburse Sysco for all or a part of the reimbursement if his employment is terminated for any reason other than death, disability or change of control of Sysco, or termination without cause or for good reason, within a specified amount of time after receiving the reimbursement.

Benefits Following Change in Control

We currently have no separate severance or similar agreements that would cause an immediate or “single trigger” cash payment obligation solely as a result of a change in control of Sysco. We have included change of control provisions in several of Sysco’s benefit plans and agreements, including an immediate payment of CPUs at the target payment level for grants, a prorated pay out of MIP annual incentive payment through the date of change of control, and 100% vesting of options, restricted stock and RSUs upon a change in control. See “Executive Compensation—Quantification of Termination/Change in Control Payments” for a detailed explanation of potential benefits under the various provisions.

For equity-based awards issued to date under the 2013 Long-Term Incentive Plan, the Board has approved the concept of “double-trigger” for accelerated vesting for future long-term incentive grants under certain change of control scenarios.

The Committee continues to believe that these provisions will preserve executive morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of Sysco. The Committee has balanced the impact of these acceleration provisions with corresponding provisions in the MSP, the SERP and/or the EDCP that provide for a reduction in benefits to the extent they are not deductible under Section 280G of the Internal Revenue Code.

Executive Compensation Clawback Policy

In the event of a restatement of our financial results, other than a restatement due to a change in accounting policy, it is the Committee’s policy that it will review all incentive payments made to MIP participants, including the NEOs, within the 36-month period prior to the restatement on the basis of having met or exceeded specific performance targets in grants or awards made on or after May 14, 2009. If such incentive payments would have been lower had they been calculated based on the restated results, the Committee will, to the extent permitted by applicable law, seek to recoup any such excess payments for the benefit of Sysco. The MIP annual incentive awards and CPU grants made by the Committee since fiscal 2011 contain a contractual provision binding the grantee to this recovery right, and the Committee anticipates that future grants will contain similar provisions. The Committee has the sole discretion, subject to applicable law, to determine the form and timing of the clawback, which may include repayment from the MIP participant or an adjustment to the payment of a future incentive. In addition, the executives’ benefits under the SERP, EDCP and MSP may be subject to forfeiture or adjustment as a result of any such restatement of financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Tax Impact on Compensation

Income Deduction Limitations

Section 162(m) of the Internal Revenue Code generally sets a limit of $1 million on the amount of non-performance-based compensation that Sysco may deduct for federal income tax purposes in any given year with respect to the compensation of each of the NEOs other than the chief financial officer. The Committee has adopted a general policy of structuring the performance-based compensation arrangements, including the MIP bonus and CPUs, in order to preserve deductibility to the extent feasible after taking into account all relevant considerations. However, the Committee also believes that Sysco needs flexibility to meet its pay objectives, even if Sysco may not deduct all of the compensation paid to the NEOs. The Committee structured its 2015 and 2016 incentive program for the NEOs, and intends to structure future annual incentive programs for the NEOs, under an umbrella plan program in order to obtain deductibility of the annual bonus under Section 162(m), generally, but maintains flexibility to pay compensation or make certain awards that may not be deductible under 162(m) if the Committee determines in its discretion that it is in the best interest of the Company.

Based on the factors discussed under “What We Paid and Why,” in fiscal 2015 Sysco paid, and in fiscal 2016 the Committee expects Sysco to pay, certain NEOs a base salary that, when aggregated with anticipated vesting of RSUs, exceeds $1 million in value. The Committee believes that this compensation is necessary in order to maintain the competiveness of each of the total compensation package in light of peer compensation practices, and as a result, has determined that it is appropriate, even though certain amounts of fiscal 2015 compensation will not be deductible, and the excess of anticipated salary plus the value of RSUs vesting in fiscal 2016 over $1 million, respectively, will not be deductible for federal income tax purposes.

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Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code deals specifically with non-qualified deferred compensation plans. Although the Company makes no guarantees with respect to exemption from, or compliance with, Section 409A of the Internal Revenue Code, we have designed all of our executive benefit plans with the intention that they are exempt from, or otherwise comply with, the requirements of Section 409A of the Internal Revenue Code.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Sysco Corporation has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and this Proxy Statement.

COMPENSATION COMMITTEE

John M. Cassaday, Chairman
Judith B. Craven
Larry C. Glasscock
Jackie M. Ward

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EXECUTIVE COMPENSATION

The following discussion, as well as the Compensation Discussion and Analysis contained herein, contains references to target performance levels for our incentive compensation. These targets and goals are discussed in the limited context of Sysco’s compensation programs and should not be interpreted as management’s expectations or estimates of results or other guidance. We specifically caution stockholders not to apply these statements to other contexts.

Summary Compensation Table

The following table sets forth information with respect to each of the NEOs – our Chief Executive Officer, our Chief Financial Officer, and the three most highly compensated of the other executive officers of Sysco and its subsidiaries employed at the end of fiscal 2015. In determining the most highly compensated executive officers, we excluded the amounts shown under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
William J. DeLaney	2015	$1,220,583	—	$2,017,963	$3,322,980	$2,356,410	$251,301	$158,696	$9,327,933
President and	2014	1,194,583	—	1,819,225	2,858,081	657,919	1,132,628	152,958	7,815,394
Chief Executive Officer	2013	1,170,833	—	4,611,949	2,400,000	1,470,280	1,227,127	5,800	10,885,989
Robert C. Kreidler	2015	732,875	—	653,235	1,075,693	944,423	7,469	152,630	3,566,325
Executive Vice President	2014	712,500	429,000	633,097	994,626	261,667	78,752	141,670	3,251,312
and Former Chief	2013	683,333	—	1,828,489	980,000	530,198	165,874	6,437	4,194,331
Financial Officer
Thomas L. Bené(8)	2015	681,250	—	530,226	873,127	1,050,851	1,883	93,341	3,230,678
Executive Vice President	2014	616,667	375,000	513,890	807,323	228,730	353	77,433	2,619,396
and President, Foodservice
Operations
Russell T. Libby(9)	2015	538,125	—	411,145	677,011	693,458	3,337	110,322	2,433,398
Executive Vice President,
Administration and
Corporate Secretary
Wayne Shurts	2015	601,675	—	497,986	820,043	772,933	901	44,829	2,738,367
Executive Vice President	2014	585,000	267,400	482,636	758,240	221,510	30,740	54,973	2,400,499
and Chief Technology Officer	2013	407,292	150,000	945,987	747,501	174,379	12	85,619	2,510,790

(1)	The salary amounts reflect the actual base salary payments earned by the NEOs in applicable fiscal year.
(2)	Mr. Bené was paid a new hire bonus of $250,000, less applicable withholding for taxes, in September 2013, subject to clawback provisions requiring Mr. Bené to repay the full amount of the bonus in the event of a voluntary resignation or an involuntary termination for cause (as defined in the offer letter) within one year after the 6-month anniversary of his start date. Mr. Shurts was paid a new hire bonus in two installments, $150,000 on his start date in October 2012 and an additional $150,000 in October 2013, to partially replace the value of certain compensation and other benefits forfeited upon his acceptance of employment with Sysco. In March 2014, the following named executive officers received transaction incentive awards relating to the proposed merger with USF Holding Corp.: Mr. Kreidler ($429,000), Mr. Bené ($125,000), and Mr. Shurts ($117,400). See “Compensation Discussion and Analysis— What We Paid and Why—Compensation for NEOs—Fiscal 2014 Transaction Incentive Bonus Pool – Detailed Information” above for further discussion.
(3)	With respect to Messrs. DeLaney, Kreidler, Libby, Bené and Shurts, these amounts relate to grants of restricted stock units made in fiscal 2015, 2014 and 2013, as applicable. With respect to fiscal 2015, we valued the RSUs granted on November 18, 2014 at $38.89 per share, being the closing price of our common stock on the last business day before the grant date. With respect to fiscal 2014, we valued the RSUs granted on November 15, 2013 at $33.57 per share, being the closing price of our common stock on the last business day before the grant date. With respect to fiscal 2013, we valued the RSUs granted on November 13, 2012 at $29.96 per share, being the closing price of our common stock on the last business day before the grant date; the RSUs granted on November 14, 2012 at $29.96 per share, being the closing price of our common stock on the last business day before the grant date; and the RSUs granted on February 12, 2013 at $31.56 per share, being the closing price of our common stock on the last business day before the grant date.
(4)	The amounts in these columns reflect the grant date fair value of the awards. See Note 18 of the consolidated financial statements in Sysco’s Annual Report on Form 10-K for the year ended June 27, 2015, See Note 18 of the consolidated financial statements in Sysco’s Annual Report on Form 10-K for the year ended June 28, 2014, and Note 17 of the consolidated financial statements in Sysco’s Annual Report on Form 10-K for the year ended June 29, 2013, regarding assumptions underlying valuation of equity awards.
(5)	These amounts include the annual incentive award paid in August 2015 with respect to fiscal 2015, paid in August 2014 with respect to fiscal 2014, and paid in August 2013 with respect to fiscal 2013. The amounts shown also include payments made in August 2013 for the three-year performance period ending in fiscal 2013 with respect to the cash performance unit grants previously made under our 2008 Cash Performance Unit Plan as disussed below under “Cash Performance Units.”
(6)	The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflect above-market interest on amounts in the EDCP and MSP, and the actuarial increase in the present value of the NEOs’ benefits under all pension plans established and maintained by Sysco, determined using interest rate and mortality rate assumptions consistent with those used in Sysco’s financial statements. The pension plan amounts, some of which may not be currently vested, include:
• increase in pension plan value; and
• increase in Supplemental Executive Retirement Plan, or SERP, value.
To the extent that the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under the pension plan and the SERP was a decrease, this decrease is not included in the amounts shown in the column.
The following table shows, for each named executive officer, the change in the actuarial present value for each of the pension plan and the SERP and the above-market interest on amounts in the EDCP and MSP for fiscal 2015:

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	Change in		Above-Market
	Pension Plan	Change in SERP	Interest on Deferred
Name	Value	Value	Compensation	Total
DeLaney	$17,351	$207,911	$26,039	$251,301
Kreidler	945	4,136	2,388	7,469
Bené	N/A	N/A	1,883	1,883
Libby	603	2,734	—	3,337
Shurts	632	N/A	269	901

(7)	Fiscal 2015 amounts include the following:
	a.	the full amount paid for life insurance coverage for each individual (the excess coverage over the amounts paid for other employees is not determinable since the deductibles and coverages may be different);
	b.	the following amounts of 401(k) Plan and Management Savings Plan Company contributions with respect to the 2015 fiscal year:

	401(k) Employer	MSP Employer
Name	Contribution	Contribution
DeLaney	$22,250	$136,446
Kreidler	14,450	138,180
Bené	14,918	32,999
Libby	14,888	95,434
Shurts	14,338	30,491

	c.	Mr. Bené received $380 during fiscal 2015 to reimburse him for taxes associated with certain benefits he received in connection with his relocation to Houston following acceptance of his position.
	d.	the following perquisites and personal benefits (the aggregate value of all perquisites and personal benefits received by each NEO, other than Mr. Bené, in fiscal 2015 was less than $10,000 and was excluded from the table above):
		•	the amounts paid for accidental death and dismemberment insurance coverage;
		•	the amounts paid for long-term care insurance;
		•	the amounts reimbursed to the individual for annual medical exams;
		•	the amounts paid for long-term disability coverage under the company’s welfare benefit plan;
		•	the amounts reimbursed to the individual for books, magazines and other periodicals;
		•	with respect to Mr. Bené, reimbursement of $39,548 for certain expenses in connection with his relocation to Houston, Texas; and
		•	reimbursement of certain expenses for Messrs. Kreidler and Shurts in connection with their respective relocations.
Except for the reimbursement of relocation expenses incurred by Mr. Bené, no named executive officer received any single perquisite or personal benefit with respect to fiscal 2015 with a value greater than $25,000, and no named executive officer received any other item of compensation with respect to fiscal 2015 required to be disclosed in this column with a value of $10,000 or more.
(8)	Mr. Bené was not an NEO for fiscal 2013; as a result, only his fiscal 2014 and fiscal 2015 compensation information is included.
(9)	Mr. Libby was not an NEO for fiscal 2013 or 2014; as a result, only his fiscal 2015 compensation information is included.

Transaction Incentive Awards

On March 21, 2014, the Compensation Committee approved incentive and retention cash awards for certain officers of the Company, including the NEOs other than Mr. DeLaney, related to the proposed merger with USF. These awards are described in “Compensation Discussion and Analysis— What We Paid and Why—Compensation for NEOs—Fiscal 2014 Transaction Incentive Bonus Pool – Detailed Information.”

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Grants of Plan-Based Awards

The following table provides information on CPU grants, annual incentive award opportunities under our 2009 Management Incentive Plan, stock options, restricted stock and restricted stock units granted during fiscal 2015 to each of the NEOs.

							All Other Stock Awards:	All Other Option Awards: Number	Exercise or Base	Closing Market	Grant Date Fair Value
				Estimated Future Payouts Under Non-			Number of	of Securities	Price of	Price on	of Stock
			Number of	Equity Incentive Plan Awards			Shares of	Underlying	Option	the Date	and Option
Name	Grant Date		Shares, Units or Other Rights	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)(1)	Options (#)(2)	Awards ($/Sh)(3)	of Grant ($)	Awards ($)(4)
DeLaney	11/18/14	(5)	2,786,875	$1,393,438	$2,786,875	$4,180,313
	11/18/14							574,910	$38.89	$39.14	$3,322,980
	11/18/14						51,889				2,017,963
	8/21/14	(6)		735,000	1,837,500	2,756,250
Kreidler	11/18/14	(5)	902,151	451,076	902,151	1,353,227
	11/18/14							186,106	$38.89	$39.14	1,075,693
	11/18/14						16,797				653,235
	8/21/14	(6)		294,580	736,450	1,104,675
Bené	11/18/14	(5)	732,266	366,133	732,266	1,098,398
	11/18/14							151,060	$38.89	$39.14	873,127
	11/18/14						13,634				530,226
	8/21/14	(6)		362,500	906,250	1,359,375
Libby	11/18/14	(5)	567,788	283,894	567,788	851,681
	11/18/14							117,130	$38.89	$39.14	677,011
	11/18/14						10,572				411,145
	8/21/14	(6)		216,300	540,750	811,125
Shurts	11/18/14	(5)	687,744	343,872	687,744	1,031,616
	11/18/14							141,876	$38.89	$39.14	820,043
	11/18/14						12,805				497,986
	8/21/14	(6)		241,844	604,610	906,915
(1)	With respect to Messrs. DeLaney, Kreidler, Bené, Libby and Shurts, we granted the RSUs under the 2013 Long-Term Incentive Plan on November 18, 2014. The RSUs vest one-third per year for three years beginning on the first anniversary of the grant date. Vesting of the RSUs granted to each NEO is contingent upon the executive’s continued service with the company, except that the RSUs will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to qualifying retirement in good standing or disability. Currently, only Mr. DeLaney is eligible to retire. Additionally, the RSUs will vest immediately upon the executive’s death or a change in control of the company. In addition, the executive will forfeit all of his unvested RSUs if the Committee finds by a majority vote that, either before or after termination of his employment, he:
	•	committed fraud, embezzlement, theft, a felony, or proven dishonesty in the course of his employment and by any such act, damaged us or our subsidiaries;
	•	disclosed our trade secrets; or
	•	participated, engaged or had a financial or other interest in any commercial venture in the United States competitive with our business in violation of our Code of Conduct or that would have violated our Code of Conduct had he been an employee when he engaged in the prohibited activity.
(2)	With respect to Messrs. DeLaney, Kreidler, Libby, Bené and Shurts, we granted the options under the 2013 Long-Term Incentive Plan on November 18, 2014. Option grants under the 2013 Long-Term Incentive Plan have a maximum term of 10 years. All option awards vest 20% per year for five years beginning on the first anniversary of the grant date. If an executive experiences a qualifying retirement in good standing or leaves our employment because of disability, his options will remain in effect, vest and be exercisable in accordance with their terms as if he had remained employed. If an executive dies during the term of his option, all unvested options will vest immediately and may be exercised by his estate at any time until the earlier to occur of three years after his death, or the option’s termination date. In addition, an executive will forfeit all of his unexercised options if the Committee finds by a majority vote that, either before or after termination of his employment, he:
	•	committed fraud, embezzlement, theft, a felony, or proven dishonesty in the course of his employment and by any such act, damaged us or our subsidiaries;
	•	disclosed our trade secrets; or
	•	participated, engaged or had a financial or other interest in any commercial venture in the United States competitive with our business in violation of our Code of Conduct or that would have violated our Code of Conduct had he been an employee when he engaged in the prohibited activity.
(3)	Pursuant to the plans under which these options were granted, the exercise price of all options may not be less than the Fair Market Value on the date of the grant, which is defined under our 2013 Long-Term Incentive Plan as the closing sale price during regular trading hours of the stock on the immediately preceding date on the principal securities market in which shares of stock is then traded, or, if there were no trades on that date, the closing sale price during regular trading hours of the stock on the first trading day prior to that date.
(4)	We determined the estimated grant date present value for the options issued on November 18, 2014 of $5.78 per option, using a Black-Scholes pricing model. With respect to the November 2014 grants, we assumed a volatility of 20.7%, a 2.0% risk-free rate of return, a dividend yield at the date of grant of 3.2% and a 7.3-year expected option life when applying the model. We did not assume any option exercises or risk of forfeiture during the expected option life in determining the valuation of the option awards. Had we done so, such assumptions could have reduced the reported grant date value. The actual value, if any, an executive may realize upon exercise of options will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance that the value realized, if any, will be at or near the value estimated by the Black-Scholes model. We valued the restricted stock units granted on November 18, 2014 at $38.89 per share, being the closing price of our common stock on the last business day before the grant date.
(5)	These amounts relate to cash performance units with a three-year performance period that we granted in November 2014 under our 2008 Cash Performance Unit Plan.
(6)	These amounts relate to annual incentive awards made pursuant to our 2009 Management Incentive Plan in August 2014 with respect to fiscal 2015. In approving the annual incentive awards for fiscal 2015, the Committee targeted each named executive officer’s annual incentive opportunity at the following percentages of base salary: 150% for Mr. DeLaney, and 100% for Messrs. Kreidler, Bené, Libby and Shurts. The target for Mr. Bené was increased by the Compensation Committee from 100% to 125% of his base salary, effective January 1, 2015, upon his promotion to Executive Vice President and President, Foodservice Operations.

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Employment Arrangements with Messrs. Bené and Shurts

Mr. Bené. Pursuant to the terms and conditions of an offer of employment dated February 28, 2013, Sysco offered, and Mr. Bené accepted, employment with Sysco as the Executive Vice President and Chief Merchandising Officer. This offer of employment stated his initial annual base salary of $575,000, confirmed his eligibility for a pro-rated fiscal 2013 annual incentive opportunity with an initial target of 100% of base salary, and provided for one-time bonus awards of $500,000 within 30 days of his hire date and an additional $250,000 within 30 days of the six month anniversary of his employment, subject to certain conditions regarding his continued employment. Mr. Bené is eligible to participate in Sysco’s disability income plan, all broad based employee benefits plans, as well as all executive benefit and retirement savings programs. In addition, Sysco agreed to reimburse Mr. Bené for certain temporary housing and moving expenses, subject to his obligation to repay any such expenses if he is terminated by Sysco for certain reasons within one year of such reimbursements.

Upon the recommendation of Sysco management and consistent with the offer of employment, the Compensation Committee granted to Mr. Bené (1) a one-time RSU grant in May 2013 with a value of $1,000,000 and (2) an annual long term incentive award in November 2013 representing 325% of his annual base salary and consisting of 50% of the value in stock options, 25% in CPUs and 25% in RSUs.

Mr. Shurts. Pursuant to the terms and conditions of an offer of employment dated September 13, 2012, Sysco offered, and Mr. Shurts accepted, employment with Sysco as the Executive Vice President, Chief Technology Officer. This offer of employment stated his initial annual base salary of $575,000, confirmed his eligibility for a pro-rated fiscal 2013 annual incentive opportunity with an initial target of 100% of base salary, and provided for one-time bonus award of $150,000 within 30 days of his hire date and an additional $150,000 on the first anniversary of his employment, subject to certain conditions regarding his continued employment. Mr. Shurts is eligible to participate in Sysco’s disability income plan, all broad based employee benefits plans, as well as all executive benefit and retirement savings programs. In addition, Sysco agreed to reimburse Mr. Shurts for certain temporary housing and moving expenses, subject to his obligation to repay any such expenses if he is terminated by Sysco for certain reasons within one year of such reimbursements.

In November 2012, upon the recommendation of Sysco management and consistent with the offer of employment, the Compensation Committee granted to Mr. Shurts (1) a one-time RSU grant with a value of $500,000 and (2) an annual long-term incentive award representing 325% of his annual base salary and consisting of 50% of the value in stock options, 25% in CPUs and 25% in RSUs.

Management Incentive Plan

Our 2009 Management Incentive Plan (the “2009 Plan”), which expired in November 2014, provided key executives, including the NEOs, with the opportunity to earn bonuses through the grant of annual performance-based incentive awards, payable in cash. The Committee generally granted annual incentive awards under the 2009 Plan in the first quarter of the fiscal year to which the awards relate. We paid amounts owed under such awards during the first fiscal quarter following the conclusion of the fiscal year corresponding to such awards. Annual incentive opportunities awarded to corporate participants, including the NEOs, under the 2009 Plan were based on any one or more of the following:

•	return on stockholders’ equity and earnings per share;

•	return on capital and/or increases in pretax earnings of selected divisions or subsidiaries;

•	return on assets;

•	total shareholder return;

•	improvements in certain financial measures (including working capital and the ratio of sales to net working capital);

•	general comparisons with other peer companies or industry groups or classifications; and

•	one or more specified Sysco, division or subsidiary performance factors described in the plan.

All of these performance measures relate to performance for completed fiscal years or multiple completed fiscal year periods. For period to period comparisons, we compared results in accordance with generally accepted accounting principles applied on a consistent basis, and we adjusted them for any fiscal year containing 53 weeks. The Committee had the discretion to determine which performance factors will be used for a particular award and the relative weights of the factors. No named executive officer could have received an aggregate bonus for any given fiscal year under the 2009 Plan in excess of $10,000,000. The Committee determined and paid all annual incentive awards within 90 days following the end of the fiscal year for which the award was earned.

The 2009 Plan provided that, if a change in control occurred during the performance period, we would pay a cash bonus to each participant, within 90 days of the change in control, equal to a pro-rata portion of the bonus amount that would have been paid to the participant based on actual performance under the performance measures, for the period from the start of the performance period through the date of the change in control. For these purposes, actual performance would have been determined based on results of the most recently completed fiscal quarter that occurred during the performance period. In addition, if (1) any participant remained employed from the date of the change in control through the end of the original performance period and (2) the amount of the cash bonus that would have been paid under the 2009 Plan in the absence of the change in control exceeded the amount actually received following the change in control, then the participant would have received the amount of such excess.

The 2009 Plan allowed for the Compensation Committee to make certain permissible deviations from GAAP standards and provides for permissible methods for modifying bonus formulas after the first 90 days of the applicable fiscal year in order to give the Compensation Committee additional flexibility in structuring performance metrics. Application of any permissible deviations from GAAP standard or changes to any performance metrics with respect to “covered employees” under Section 162(m) of the Internal Revenue Code, which includes each of the NEOs except the CFO, was limited to circumstances where any deviations from GAAP are objectively determinable and the modification of performance metrics complied with the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code. The 2009 Plan also includes a provision implementing Sysco’s clawback policies. Beginning with the fiscal 2013 annual incentive grants under the 2009 Plan, the Compensation Committee has implemented a bonus pool concept designed to overlay the annual incentive program and help to ensure income tax deductibility for purposes of Section 162(m). The 2009 Plan expired on November 18, 2014. Future annual cash incentive awards after that date will be made under the 2013 Long-Term Incentive Plan.

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Fiscal 2015 MIP Annual Incentive Awards

In August 2014, the Compensation Committee approved the incentive award framework for fiscal 2015 (the “2015 MIP”) pursuant to the 2009 Plan. The NEOs’ fiscal 2015 annual incentive award payment calculation under the 2015 MIP was based on the corporate financial objectives and weightings as shown in the chart below. Corporate financial results accounted for 80% of the target annual incentive opportunity. In addition, the remaining 20% of the target annual incentive opportunity was determined based on the Compensation Committee’s review and evaluation of each NEO’s performance with respect to his pre-established strategic bonus objectives, or SBOs.

Calculating the Corporate Financial Performance Factor (80% of target annual incentive opportunity)
Performance Metric	Potential Payment	Weighting	x	2015 Performance	=	Payment (% of target)
Adjusted Fully Diluted Earnings Per Share(1)	0% - 150%	50%		125%		62.5%
Adjusted Sales Growth/Gross Profit Dollar Growth(2)	0% - 150%	30%		150%		45.0%
Adjusted ROIC(3)	0% - 150%	20%		124%		24.8%
TOTAL	0% - 150%	100%				132.3%
(1)	The calculation of adjusted results for this performance metric excluded the following items: severance charges, financing and merger integration costs associated with the proposed US Foods merger, the impact of consolidated joint ventures in the first year of operations, and the impact of changes in foreign exchange rates. The Committee had the discretion to include certain of these excluded items, except where such inclusion would have caused an NEO’s annual incentive payment to become non-deductible for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code; however, the Committee did not use such discretion.
(2)	The calculation of the adjusted results for each of these performance metrics excluded the following items: the impact of consolidated joint ventures in the first year of operations and the impact of changes in foreign exchange rates. The Committee had the discretion to include certain of these excluded items, except where such inclusion would have caused an NEO’s annual incentive payment to become non-deductible for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code; however, the Committee did not use such discretion.
(3)	ROIC is computed by dividing the Company’s adjusted net after-tax earnings for fiscal 2015 by the Company’s adjusted total invested capital for that year. Adjusted total invested capital is computed as the sum of (i) adjusted stockholder’s equity, computed as the average of adjusted stockholders’ equity at the beginning of the year and at the end of each fiscal quarter during the year; and (ii) adjusted long-term debt, computed as the average of the adjusted long-term debt at the beginning of the year and at the end of each fiscal quarter during the year.

The fiscal 2015 program provided for minimum annual incentive payments upon achieving adjusted fully diluted earnings per share of at least $1.78, adjusted sales growth of at least 2% and gross profit dollar growth of at least 2%, and/or adjusted return on invested capital of at least 11.25%. The various levels of financial performance required to reach threshold, target and maximum payments are set forth below:

	2015 MIP Financial Performance Targets - Fiscal 2015
	Adjusted Sales Growth	Gross Profit Dollar Growth	Adjusted Fully Diluted Earnings Per Share	Adjusted Return on Invested Capital
Threshold	2.0%	2.0%	$1.78	11.25%
Target	3.5%	3.5%	$1.84	12.50%
Maximum	5.0%	4.5%	$1.88	13.75%

For the fiscal 2015 program, actual results included adjusted fully diluted earnings per share of $1.86 (exceeded target performance level), adjusted sales growth of 5.2% (exceeded maximum performance level), gross profit dollars growth of 5.2% (exceeded maximum performance level), and adjusted return on invested capital of 13.1% (exceeded target performance level). Based on these results, which approached or exceeded maximum performance for each metric, we paid a fiscal 2015 MIP annual incentive award of approximately 132.3% of target with respect to the portion of the annual incentive opportunity based on corporate financial performance. See Annex I for a reconciliation of these adjusted measures to the most directly comparable GAAP measures. Acquisition expenses, acquisition debt, if any, and any gains or losses relating to or resulting from acquisitions with a purchase price in excess of $100 million are excluded from the determination. During fiscal 2015, Sysco had no acquisitions with a purchase price of over $100 million.

Fiscal 2015 Summary of Annual Incentive Award Payments
Name	Ending Base Salary	Target Annual Incentive (% of Base Salary)	Financial Performance Factor	Amount of Award Funding on Financial Performance Factor	Individual SBO Performance Factor(1)	Amount of Award Funding on SBO Factor	Total Annual Incentive Payment (% of Base Salary)	Total Earned Award for FY15 Performance
DeLaney	$1,225,000	150.0%	132.3%	$1,944,810	112.0%	$411,600	192.4%	$2,356,410
Kreidler	$736,450	100.0%	132.3%	$779,459	112.0%	$164,965	128.2%	$944,423
Bené(2)	$725,000	112.5%	132.3%	$863,258	115.0%	$187,594	144.9%	$1,050,851
Libby	$540,750	100.0%	132.3%	$572,330	112.0%	$121,128	128.2%	$693,458
Shurts	$604,610	100.0%	132.3%	$639,919	110.0%	$133,014	127.8%	$772,933

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(1)	For each NEO, the fiscal 2015 annual incentive award provided 80% of their target incentive opportunity, based on corporate financial performance, which amounted to a payment of 132.3% of target based on actual financial results. The remaining 20% of the target annual incentive opportunity depended on individual performance with regard to pre-established individual SBOs, which the Committee has the discretion to pay out between 0% - 150% based the assessment of the NEO’s performance. These goals included, but were not limited to, performance against financial strategic goals and the NEO’s personal performance. The Committee believes the use of individual SBOs further promotes the overall executive compensation pay philosophy to link individual pay to performance. For further discussion of the Committee’s evaluation with respect to the individual SBOs of each NEO, please see “Compensation Discussion and Analysis—What We Paid and Why—Compensation for NEOs—Annual Incentive Award—Analysis” above.
(2)	Mr. Bené’s 2015 annual incentive payment was calculated using different targets for portions of fiscal 2015. For 50% of his 2015 annual incentive payment, covering the period from the beginning of the fiscal year to January 1, 2015, the effective date of his promotion, a target annual incentive percentage of 100% was applied. For the remaining 50% of his annual incentive payment, covering the period from January 1, 2015 to the end of the fiscal year, a target annual incentive percentage of 125% was applied. The target annual incentive percentage reflected in the table represents a blended rate.

Executive Compensation Clawback Policy. The fiscal 2015 awards are also subject to clawback provisions that provide that, subject to applicable law, all or a portion of the award paid pursuant to the 2015 awards may be recovered by Sysco if there is a restatement of our financial results, other than a restatement due to a change in accounting policy, within 36 months of the payment of the award and the restatement would result in the payment of a reduced award if the award was recalculated using the restated financial results. The Committee has the sole discretion to determine the form and timing of the repayment. See “Compensation Discussion and Analysis—Executive Compensation Governance and Other Information—Executive Compensation Clawback Policy.”

Fiscal 2016 Annual Incentive Awards

In August 2015, the Compensation Committee approved the fiscal 2016 annual incentive award opportunities for the eligible NEOs under the Sysco Corporation Fiscal 2016 Management Incentive Program For Corporate MIP Bonus-Eligible Participants, which was adopted by the Committee pursuant to the 2013 Sysco Corporation Long-Term Incentive Plan and which is described in “Compensation Discussion and Analysis—What We Paid and Why—Compensation for NEOs—Annual Incentive Award—Detailed Information— Annual Incentive Award Potential for Fiscal 2016.”

Limit on Fiscal 2015 and Fiscal 2016 Maximum Annual Incentive Award Payments

The Committee established an annual incentive pool limit for each of fiscal 2015 and fiscal 2016 for the CFO and certain “covered employees” of Sysco, as defined in Section 162(m) of the Internal Revenue Code (the “Code”) to help ensure compliance with the deductibility requirements of Section 162(m) of the Code. Under the 2013 Long-Term Incentive Plan, the maximum dollar amount that may be paid under all cash-based awards granted to any individual for any a fiscal year under the Plan is 1% of the Company’s earnings before income taxes as publicly disclosed in the “Consolidated Results of Operations” section of the Company’s annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended immediately before the date the applicable award is paid.

	Percent of 2015 Incentive Pool	Percent of 2016 Incentive Pool
Participant’s Title	Allocated to Participant	Allocated to Participant
CEO	40%	41%
CFO	15%	13%
NEO 3	15%	20%
NEO 4	15%	13%
NEO 5	15%	13%

The umbrella structure of the incentive pool limit serves only to provide a ceiling on the maximum annual incentive amount that any NEO may receive, and the actual incentive amount paid to each NEO will be determined pursuant to the applicable incentive award program described above.

Cash Performance Units

Fiscal 2015 CPU Awards

The Company’s cash performance units, which we refer to as “CPUs,” provide certain key employees, including the NEOs, the opportunity to earn cash incentive payments based on pre-established performance criteria over performance periods of at least three years. The Committee currently makes grants annually for three year performance periods, including the year of grant. CPUs awarded prior to fiscal year 2016 were issued pursuant to the 2008 Cash Performance Unit Plan, as amended, which expired on November 30, 2014. Future grants of CPUs may be made pursuant to the Sysco 2013 Long-Term Incentive Plan.

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Under these plans, the Committee may select performance goals from those specified in the applicable plan, based on the performance of Sysco generally or on the performance of subsidiaries or divisions. The Committee establishes the performance goals for the CPU awards during the first ninety days of the performance period, and communicates individual awards after its meeting the following November.

With respect to the grants in fiscal 2013, 2014 and 2015, the Committee set the performance criteria based on Sysco’s relative total shareholder return, as described below. As of September 21, 2015, the named executive officers listed below held cash performance unit grants in the amounts and for the performance periods set forth below:

					Payout Amount ($)
	Fiscal Year in	Target Value	Number of	Performance
Name	Which Granted	Per CPU	CPUs Held	Period	Minimum	Target	Maximum
DeLaney	2015	$1	2,786,875	6/28/14-7/1/17	$1,393,438	$2,786,875	$4,180,313
	2014	1	2,516,850	7/1/13-6/30/16	1,258,425	2,516,850	3,775,275
Kreidler	2015	1	902,151	6/28/14-7/1/17	451,076	902,151	1,353,227
	2014	1	875,875	7/1/13-6/30/16	437,938	875,875	1,313,813
Bené	2015	1	732,266	6/28/14-7/1/17	366,133	732,266	1,098,398
	2014	1	710,938	7/1/13-6/30/16	355,469	710,938	1,066,406
Libby	2015	1	567,788	6/28/14-7/1/17	283,894	567,788	851,681
	2014	1	283,333	7/1/13-6/30/16	141,667	283,333	425,000
Shurts	2015	1	687,744	6/28/14-7/1/17	343,872	687,744	1,031,616
	2014	1	667,713	7/1/13-6/30/16	333,856	667,713	1,001,569

Following the conclusion of each three-year performance period, if we meet the relevant performance criteria, we will pay each named executive an amount obtained by multiplying the number of performance units that the executive received by the value assigned to each unit and then multiplying the resulting product by a specified percentage. Each CPU is assigned a value of $1.00 per unit. We make all payments due with respect to the CPUs in cash. No payments made under the 2008 Cash Performance Unit Plan to any named executive officer in any fiscal year may be higher than 1% of Sysco’s earnings before income taxes, as publicly disclosed in the “Consolidated Results of Operations” section of Sysco’s Annual Report on Form 10-K for the fiscal year ended immediately before the applicable payment date.

With respect to the CPU grants that we made in fiscal year 2013, which were scheduled to pay out in August 2015, the Committee established performance criteria based on Sysco’s total shareholder return over the three-year performance period including fiscal years 2013, 2014 and 2015, relative to that of the S&P 500. Based upon Sysco’s total shareholder return for that period relative to the other S&P 500 companies, CPUs are expected to pay at a rate from 50% to 150% of the aggregate value of the CPUs, which are valued at $1 per unit. In order to compute total shareholder return, the following sum is first calculated:

•	the closing price of a share of Sysco’s common stock, as reported on the New York Stock Exchange, on the day immediately preceding the last day of the three fiscal-performance period, plus,

•	the per share cash dividends paid on company common stock during the three-year performance period, minus,

•	the closing price of a share of Sysco’s common stock, as reported on the New York Stock Exchange, on the day immediately preceding the first day of the three-year performance period.

Total shareholder return is then computed as that sum divided by the closing price of a share of Sysco’s common stock, as reported on the New York Stock Exchange, on the day immediately preceding the first day of the three-year performance period. The threshold payment level requires Sysco’s total shareholder return for the three-year performance period to equal or exceed that of the 30th percentile of the S&P 500, the target payment level requires company performance to equal the 45th percentile, and the maximum payment level is expected to be reached at the 75th percentile, with graduated bonus levels in between the threshold and maximum levels. These grants are subject to Sysco’s clawback policies.

Based on Sysco’s shareholder return during the three-year performance period ending June 27, 2015, which was in the 28th percentile relative to the S&P 500, the threshold performance was not achieved and the named executive officers did not receive a payment with respect to the CPUs issued in fiscal year 2013.

CPU Benefits upon Termination of Employment or Change in Control

If the executive’s employment terminates during a performance period because the executive leaves our employment due to disability, the executive will nonetheless receive the specified payment on the applicable payment date, as if he remained employed on that date, which payment is determined using Sysco’s performance for the entire three-year performance period.

If the executive’s employment terminates during a performance period because the executive experiences a retirement in good standing or due to the executive’s death, the executive will receive the specified payment on the applicable payment date, as if he remained employed on that date, reduced on a pro-rata basis based on the number of fiscal years during which the executive was actively employed, at any time, during the applicable three-year performance period. The executive will get credit for any fiscal year in the applicable performance period if the executive was actively employed by Sysco at any time during that fiscal year, and the payment will be determined using Sysco’s performance for the entire three-year performance period.

If the executive’s employment terminates before the end of the performance period for any reason other than retirement in good standing, death or disability, we will cancel the executive’s CPUs, and the executive will not receive any payments with respect to such cancelled CPUs.

If a change in control occurs during a performance period, we will pay the executive the target amount payable for the executive’s CPUs for that performance period, as if the target performance levels had been achieved. In such instances, the CPUs awarded with respect to the performance period will be considered vested and payment will be made to the executive within 90 days after the date of the change in control.

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Fiscal 2016 CPU Awards

In November 2015, the Committee expects to approve awards of CPUs to eligible named executives under Sysco’s Fiscal Year 2016 Cash Performance Unit Program, which was adopted by the Committee in August 2015 pursuant to the 2013 Sysco Corporation Long-Term Incentive Plan. For purposes of these CPUs, the Committee has adopted modified financial performance metrics, as described in “Compensation Discussion and Analysis—Executive Summary—Changes to Executive Compensation Program—Fiscal 2016 Changes.”

Outstanding Equity Awards at Fiscal Year-End

While the 2013 Long-Term Incentive Plan and its predecessor, the 2007 Stock Incentive Plan, allow for options to vest and become exercisable in no more than one-third increments each year, option grants under the plans to the NEOs have generally vested and become exercisable in five equal annual installments beginning one year after the grant date to create a long-term incentive for the executives. The Committee will at times, however, grant options that vest one-third per year beginning on the first anniversary of the date of grant. The restricted stock units that have been granted pursuant to the 2013 Long-Term Incentive Plan and the 2007 Stock Incentive Plan generally vest one-third per year over three years. The 2013 Long-Term Incentive Plan allows the Committee the discretion to grant stock options, restricted stock, and restricted stock units, as well as other stock-based awards.

According to the terms of our stock plans, the exercise price of options may not be less than the Fair Market Value on the date of the grant, which is defined in our 2013 Long-Term Incentive Plan as the closing sale price during regular trading hours of the stock on the immediately preceding date on the principal securities market in which shares of stock is then traded, or, if there were no trades on that date, the closing sale price during regular trading hours of the stock on the first trading day prior to that date, and which is defined in our 2007 Stock Incentive Plan as the closing price of our stock on the New York Stock Exchange on the last business day before the grant date. Our stock plans specifically prohibit repricing of outstanding grants without stockholder approval. The Committee grants all of our stock options and restricted stock units pursuant to our equity grant guidelines. Pursuant to our equity grant guidelines in effect prior to August 2011, the Committee generally made option and restricted stock unit grants on the second Tuesday in November each year, a date when we were typically in a trading “window” under our Policy on Trading in Company Securities. In August 2011, the Committee revised our equity grant guidelines to provide that grants may be made during any open trading windows pursuant to our Policy on Trading in Company Securities, subject to certain conditions and qualifications. The guidelines provide that the Committee should generally make equity grants at a point in time when we have publicly disseminated all material information likely to affect the trading price of Sysco’s common stock. Under the guidelines, the Committee will generally not make grants during a period preceding an anticipated event that is likely to cause a substantial increase or a substantial decrease in the trading price of Sysco’s common stock, such as an earnings release. If we have grants scheduled to occur when Sysco is in possession of material non-public information, then:

•	management must inform the Committee or the Board of Directors, as the case may be, of all material information in its possession regarding Sysco; and

•	if, in the Committee’s or Board’s judgment, such information is reasonably likely to affect the trading price of Sysco’s common stock, then due consideration should be given to the number and exercise price of options and the number of any equity grants that may be granted in light of such material non-public information.

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The following table provides information on each named executive officer’s stock option and restricted stock unit grants outstanding as of June 27, 2015.

	Option Awards						Stock Awards
		Number of	Number of
		Securities	Securities				Number of
		Underlying	Underlying				Shares or		Market Value of
		Unexercised	Unexercised		Option		Units of Stock		Shares or Units
		Options	Options		Exercise	Option	That Have		of Stock That
		Exercisable	Unexercisable		Price	Expiration	Not Vested		Have Not Vested
Name	Date Granted	(#)	(#)		($)	Date	(#)		($)(1)
DeLaney	November 2014	—	—		—	—	51,889	(2)	1,990,981
	November 2014	—	574,910	(3)	38.89	11/18/2024	—		—
	November 2013	—	—		—	—	36,128	(4)	1,386,231
	November 2013	122,140	488,561	(5)	33.40	11/14/2023	—		—
	February 2013	—	—		—	—	10,298	(6)	395,134
	November 2012	—	—		—	—	38,313	(7)	1,470,070
	November 2012	—	—		—	—	19,180	(8)	735,937
	November 2012	300,000	450,000	(9)	29.96	11/13/2019	—		—
	November 2011	300,000	300,000	(10)	27.65	11/14/2018	—		—
	November 2010	200,000	100,000	(11)	28.87	11/10/2017	—		—
	November 2009	140,800	—		27.44	11/9/2016	—		—
	February 2009	64,400	—		23.36	2/10/2016	—		—
	November 2008	25,001	—		24.99	11/10/2015	—		—
Kreidler	November 2014	—	—		—	—	16,797	(2)	644,501
	November 2014	—	186,106	(3)	38.89	11/18/2024	—		—
	November 2013	—	—		—	—	12,572	(4)	482,388
	November 2013	42,505	170,022	(5)	33.40	11/14/2023	—		—
	November 2012	—	—		—	—	24,622	(7)	944,746
	November 2012	—	—		—	—	6,665	(8)	255,736
	November 2012	122,500	183,750	(9)	29.96	11/13/2019	—		—
	November 2011	157,500	105,000	(10)	27.65	11/14/2018	—		—
	November 2010	126,000	31,500	(11)	28.87	11/10/2017	—		—
	November 2009	72,000	—		27.44	11/9/2016	—		—
	October 2009	42,303	—		24.38	10/5/2016	—		—
Bené	November 2014	—	—		—	—	13,634	(2)	523,137
	November 2014	—	151,060	(3)	38.89	11/18/2024	—		—
	November 2013	—	—		—	—	10,205	(4)	391,566
	November 2013	34,501	138,004	(5)	33.40	11/14/2023	—		—
	May 2013	—	—		—	—	9,488	(12)	364,055
Libby	November 2014	—	—		—	—	10,572	(2)	405,648
	November 2014	—	117,130	(3)	38.89	11/18/2024	—		—
	November 2013	—	—		—	—	5,694	(4)	218,479
	November 2013	12,031	48,125	(5)	33.40	11/14/2023	—		—
	November 2012	—	—		—	—	18,570	(7)	712,531
	November 2012	—	—		—	—	2,901	(8)	111,311
	November 2012	26,666	40,001	(9)	29.96	11/13/2019	—		—
	November 2011	25,000	25,000	(10)	27.65	11/14/2018	—		—
	November 2010	4,200	2,100	(11)	28.87	11/10/2017	—		—
	November 2009	4,000	—		27.44	11/9/2016	—		—
Shurts	November 2014	—	—		—	—	12,805	(2)	491,328
	November 2014	—	141,876	(3)	38.89	11/18/2024	—		—
	November 2013	—	—		—	—	9,584	(4)	367,738
	November 2013	32,403	129,614	(5)	33.40	11/14/2023	—		—
	November 2012	—	—		—	—	5,441	(7)	208,771
	November 2012	—	—		—	—	5,084	(8)	195,073
	November 2012	93,437	140,157	(9)	29.96	11/13/2019	—		—

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(1)	The aggregate dollar value is calculated using the closing price of our common stock on June 26, 2015, of $38.37.

(2)	These restricted stock units vest in equal portions on November 18 of 2015, 2016 and 2017, and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon executive’s continued service with the company, except that the units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the units will vest immediately upon executive’s death or a change in control of the company.

(3)	These options vest in equal portions on November 18 of 2015, 2016, 2017, 2018 and 2019.

(4)	These restricted stock units vest in equal portions on November 15 of 2015 and 2016, and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon executive’s continued service with the company, except that the units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the units will vest immediately upon executive’s death or termination by the Company of executive’s employment within 12 months before, or 24 months following, a change in control of the Company.

(5)	These options vest in equal portions on November 15 of 2015, 2016, 2017 and 2018.

(6)	These restricted stock units vest on February 12, 2016 and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon executive’s continued service with the company, except that the units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the units will vest immediately upon executive’s death or a change in control of the company.

(7)	These restricted stock units vest in equal portions on November 14 of 2015, 2016 and 2017 and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon executive’s continued service with the company, except that the units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the units will vest immediately upon executive’s death or a change in control of the company.

(8)	These restricted stock units vest on November 13, 2015, and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon executive’s continued service with the company, except that the units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the units will vest immediately upon executive’s death or a change in control of the company.

(9)	These options vest in equal portions on November 13 of 2015, 2016 and 2017.

(10)	These options vest in equal portions on November 15 of 2015 and 2016.

(11)	These options vest on November 11, 2015.

(12)	These restricted stock units vest on May 16, 2016, and may be settled solely by delivery of an equal number of shares of Sysco common stock. Vesting is contingent upon executive’s continued service with the company, except that the units will remain in effect and continue to vest according to the vesting schedule upon executive’s termination of employment due to retirement in good standing or disability. Additionally, the units will vest immediately upon executive’s death or a change in control of the company.

Awards pursuant to the 2013 Long-Term Incentive Plan and 2007 Stock Incentive Plan

All of the option awards listed above provide that, if the executive’s employment terminates as a result of retirement in good standing or disability, the option will remain in effect, vest and be exercisable in accordance with its terms as if the executive remained an employee of Sysco. All unvested options will vest immediately upon the executive’s death. Furthermore, the options provide that the executive’s estate or designees may exercise the options at any time within three years after his death, but in no event later than the original termination date.

All of the options listed above granted prior to November 2013 provide for the vesting of unvested options upon a change in control. In addition, grants made prior to November 2013 provide that, if the named executive’s employment is terminated other than for cause during the 24 month period following a change in control, the outstanding options under the plans will be exercisable to the extent the options were exercisable as of the date of termination for 24 months after employment termination or until the expiration of the stated term of the option, whichever period is shorter.

The options granted in November 2013 provide that, if the Company terminates the executive’s employment within 12 months before, or 24 months following, a change in control of the Company, then the option will remain in effect, vest and be exercisable in accordance with its terms as if the executive had remained an employee of Sysco.

Option Exercises and Stock Vested

The following table provides information with respect to aggregate option exercises and the vesting of stock awards during the last fiscal year for each of the NEOs.

	Option Awards		Stock Awards
	Number
	of Shares Acquired	Value Realized	Number of Shares	Value Realized on
	on Exercise	on Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)(1)
DeLaney	—	$—	81,040	$3,138,972
Kreidler	—	—	27,467	1,063,389
Bené	—	—	14,591	550,492
Libby	21,603	108,080	14,943	578,536
Shurts	—	—	15,318	594,757
(1)	We computed the value realized upon vesting by multiplying the number of shares of stock that vested by the closing price of Sysco’s common stock on the last business day before the purchase date.

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Fiscal 2015 Nonqualified Deferred Compensation

The following table provides information regarding executive contributions and related company matches, earnings and account balances under the Executive Deferred Compensation Plan (“EDCP”) and the Management Savings Plan (“MSP”) for each of the NEOs during fiscal 2015. No executive officer made any withdrawals or received any distributions under these plans with respect to fiscal 2015.

		Executive	Registrant	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Balance at
	Applicable	for Fiscal 2015	for Fiscal 2015	Fiscal 2015	June 27, 2015
Name	Plan	($)(1)	($)(2)	($)(3)	($)(4)
DeLaney	MSP	$93,336	$136,446	$12,780	$468,381
	EDCP	—	—	74,895	1,405,514
Kreidler	MSP	26,167	138,180	7,119	301,549
	EDCP	—	—	6,857	154,995
Bené	MSP	451,505	32,999	17,096	758,967
	EDCP	—	—	—	—
Libby	MSP	29,092	95,434	7,911	244,415
	EDCP	—	—	—	—
Shurts	MSP	88,136	30,491	6,631	203,786
	EDCP	—	—	—	—
(1)	For the MSP, the amount shown for each of Messrs. DeLaney, Bené, Libby and Shurts represents the deferral of a portion of the salary paid to the NEO for fiscal 2015. This amount is included in the Summary Compensation Table under the “Salary” column for 2015.

(2)	As discussed below, the MSP allows participants to defer a portion of their salary and annual incentive award and provides for Company contributions to participants’ accounts, including matching, non-elective and transitional contributions. The amount shown is composed of the following Company contributions for each current NEO:

	Non-elective	Match	Pension Transition	SERP Transition
DeLaney	$48,158	$40,131	$48,157	$—
Kreidler	21,714	18,083	—	98,382
Bené	17,999	15,000	—	—
Libby	13,439	11,199	—	70,796
Shurts	16,631	13,860	—	—
(3)	The above-market interest portion of these amounts is included in the fiscal 2015 disclosure under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column and footnote 6 of the Summary Compensation Table, in the following amounts: $23,835 for EDCP and $2,204 for MSP for Mr. DeLaney, $1,172 for EDCP and $1,216 for MSP for Mr. Kreidler, $1,883 for MSP for Mr. Bené, and $269 for MSP for Mr. Shurts.

(4)	Portion of the amounts disclosed in this column for Messrs. DeLaney, Kreidler, Bené and Shurts have previously been reported in Summary Compensation Tables for previous years, including the following amounts: for Mr. DeLaney: $25,833 for fiscal 2014 and $30,850 for fiscal 2013; for Mr. Kreidler: $1,661 for fiscal 2014 and $2,136 for fiscal 2013; for Mr. Bené: $353 for fiscal 2014; and for Mr. Shurts: $76 for fiscal 2014 and $12 for fiscal 2013.

About the MSP — In order to provide certain highly compensated employees of the Company with the continued opportunity to build retirement savings on a tax-deferred basis through deferrals and Company contributions, Sysco adopted the MSP, effective November 14, 2012. The MSP is a competitive plan for nonqualified executive retirement benefits and is designed to supplement our 401(k) plan. It allows participants, including the current NEOs, to defer a portion of their salary compensation and up to 100% of their annual incentive award. The MSP also provides for Company contributions to participants’ accounts, including non-elective and matching contributions, as well as transition contributions, which are designed to compensate participants for a portion of the value lost as a result of the freezing of Sysco’s then-current plans. The MSP allows for deferrals and contributions that would not be permitted under the Company’s 401(k) plan due to IRS limits. The following discussion summarizes the material terms of the MSP that are applicable to the named executive officers who participate in it. The definition of bonus for purposes of the MSP includes amounts that are paid as a bonus or annual incentive award under the 2009 Plan or as a substitute for or in lieu of such bonus or annual incentive award.

Executive Deferrals and Company Contributions — Participants may initially elect to defer up to fifty percent (50%) of their annual salary and/ or all or a portion of their bonus under the MSP. A deferral election, once made, is irrevocable for the applicable calendar year (for salary deferrals) or fiscal year (for bonus deferrals). Bonus deferral elections are contingent upon the participant’s award qualifying as “performance based compensation” under Section 409A of the Code. The Committee retains the discretion to alter the minimum and maximum percentages of awards that may be deferred, but such discretion must be exercised prior to the beginning of the applicable fiscal year for which such award may be earned. Salary deferrals were effective for calendar year 2013, with performance based annual incentive award deferrals effective beginning in fiscal 2014.

Sysco will make a matching contribution (determined based on compensation not taken into account under the Company’s 401(k) plan), to the account of participants who elect to defer a portion of their compensation under the MSP (the “Company Match”). The Company Match will be made on a calendar year basis. The Company Match, determined on a combined plan basis for the MSP and 401(k) plan, will be a maximum of fifty percent (50%) of the first five percent (5%) of a participant’s annual base salary and bonus deferred by the participant.

In addition to the Company Match described above, Sysco will credit an automatic Company contribution equal to three percent (3%) of the participant’s gross base salary and bonus, less the amount of a similar Company contribution into the participant’s 401(k) account, to the participant’s account in the MSP (the “Non-elective Contribution”). The Company will credit this contribution regardless of whether the participant defers any amounts under the MSP or 401(k).

In addition to the contributions described above, for a period of ten years through 2023, or until a participant ceases employment with Sysco, whichever is earlier, Sysco will credit an automatic Company contribution of three percent (3%) of the participant’s gross base salary and bonus,

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less the amount of a similar Company contribution into the participant’s 401(k) account, to the MSP account of eligible participants (the “Pension Transition Contribution”). To be eligible to receive the Pension Transition Contribution, a participant must have been accruing benefits under Sysco’s pension plan as of December 31, 2012 and be at least age fifty (50) with fifteen (15) or more years of Sysco service as of that date. The Company will credit this contribution regardless of whether the participant defers any amounts under the MSP or 401(k) so long as he remains employed by Sysco or leaves for retirement, death or disability in such calendar year. Mr. DeLaney is eligible to receive these contributions.

In addition to the contributions described above, Mr. Libby’s MSP account will be credited annually with an automatic fully vested Company contribution of ten percent (10%) of his base salary and bonus for a period of ten years through 2023 (each contribution referred to as a “SERP Transition Contribution”) so long as the executive remains employed by Sysco or leaves for retirement, death or disability in such calendar year.

Investment Options — The portion of a participant’s account attributable to salary and bonus deferrals will be deemed invested and reinvested in certain investments, as designated by the participant from a list of available investment options. The investment options include a variety of generally available investment funds. The portion of a participant’s account attributable to Sysco company contributions will be deemed invested as directed by the participant.

Vesting of Deferrals and Company Contributions — Participant deferrals, including associated investment earnings and losses, will be fully vested at all times. The Company Match, as adjusted for associated investment earnings and losses, will vest based upon a participant’s number of years of service. As of June 27, 2015, Messrs. DeLaney, Kreidler and Libby were fully vested, and Messrs. Bené and Shurts were each 25% vested, with the remainder to vest through the fifth anniversary of service. In addition, each of Messrs. Bené and Shurts will become fully vested in the event of his death or disability or a defined change of control of Sysco. The Non-elective contribution, the Pension Transition Contribution, and the SERP Transition Contribution, as such amounts are adjusted for associated investment earnings and losses, will be fully vested at all times.

Timing and Form of Distributions — Other than elected in-service distributions or deferrals, the participant’s vested account may generally only be distributed at the earliest to occur of the following: (i) the participant’s death; (ii) the participant’s disability; (iii) the participant’s retirement; or (iv) the participant’s termination (for a reason other than death, disability or retirement). Except with respect to in-service distributions or distributions following a participant’s termination (for a reason other than death, disability or retirement), the participant may elect to have his account distributed in (i) a lump sum; (ii) annual installments over a period of up to 20 years; or (iii) a combination of a lump sum and installments. In-service distributions and distributions following a participant’s termination will be distributed in a lump sum.

Delay of Distributions to NEOs — Distributions to a specified employee, including a named executive, upon the specified employee’s or named executive officer’s “separation from service” as defined under Section 409A of the Internal Revenue Code, will be delayed for a period of six months to the extent that making payments during such six-month period would violate Section 409A of the Internal Revenue Code.

Forfeiture — The MSP contains a forfeiture provision whereby participants will forfeit the balance of their accounts attributable to Company contributions, adjusted for deemed investment losses and earnings, and even if such amounts may have previously vested, in the event the Committee finds that the participant engaged in fraudulent or certain other illegal acts while employed by the Company, or impermissibly competes with the Company after termination. Participants also have an obligation to repay any amounts previously distributed to them under the MSP attributable to Company contributions if the Committee finds they engaged in such acts.

About the EDCP — Sysco maintained the EDCP to provide certain executives the opportunity to defer the receipt of a portion of their annual salaries, bonuses and deemed earnings thereon on a tax-deferred basis. Federal income taxes on all amounts credited under the EDCP will be deferred until payout under current tax law. The EDCP is administered by the Compensation Committee.

Eligibility — All Sysco executives who are participants in the MIP, excluding those whose income is subject to Canadian income tax laws, were eligible to participate.

Executive Deferrals and Sysco Matching Credit — Executives were permitted to defer up to 40% of their bonuses under the MIP and up to 100% of salary. In September 2009, the EDCP was amended to clarify that any bonus paid in lieu of or as a substitute for the MIP bonus in the future was eligible for deferral under the EDCP. Sysco did not match salary deferrals under the EDCP. Sysco provided matching credit of 15% of the first 20% of bonus deferred, resulting in a maximum possible match credit of 3% of an executive’s bonus. The Committee was permitted to authorize additional discretionary company contributions, although it did not authorize any from fiscal year 2008 through the date on which the EDCP was frozen.

Investment Options — An executive may invest the deferral portion of his or her account among nine investment options, which may be changed as often as daily. Participants are also permitted to direct the investment of company matches under the EDCP.

Vesting — An executive is always 100% vested in his or her deferrals and each Sysco match, but any portion of an executive’s account attributable to Sysco matches, including associated deemed investment return, and the net investment gain, if any, credited on his or her deferrals, is subject to forfeiture for specified cause or competing against Sysco in certain instances.

In-Service Distribution Elections and Hardship Withdrawals — Unless an executive has previously made an in-service distribution election, an executive will generally not have access to amounts deferred under the EDCP while employed by Sysco unless he or she requests and qualifies for a hardship withdrawal. Such withdrawals are available under very limited circumstances in connection with an unforeseeable emergency.

Distribution Events — We will distribute the vested portion of the amount credited to an executive’s EDCP account upon the earlier to occur of the executive’s death, disability, retirement or other separation event.

Distributions — Effective January 1, 2009, a participant who terminates employment, other than due to death, disability or a qualifying retirement, will receive a lump sum. A participant may elect the form of distribution of his account in the event of death or disability, or if the participant terminates employment after the earlier of age 60, or age 55 with 10 years of service with the company.

An executive who has the right to elect the form of payment of his vested account balance may choose annual or quarterly installments over a specified period of up to 20 years, a lump sum or a combination of both. An executive may change his distribution elections prior to separation, subject to limitations in the EDCP required by Section 409A of the Internal Revenue Code.

When we pay installments under the EDCP, we will credit the executive’s unpaid vested account balance with a fixed investment return during the entire payout period. This fixed return will equal the Moody’s Average Corporate Bond Yield for either the six- or twelve-month period ending two months prior to the month of the first installment payment, whichever is higher.

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As with the SERP amendments described above, the November 2012 amendments to the EDCP did not alter the benefit commencement schedule for any EDCP participant.

Delay of Distributions to NEOs — Distributions to a specified employee, including a named executive, upon the specified employee or named executive officer’s “separation from service” as defined under Section 409A of the Internal Revenue Code will be delayed for a period of six months to the extent that making payments during such six-month period would violate Section 409A of the Internal Revenue Code.

Forfeiture for Cause or Competition — Any portion of an executive’s account attributable to Sysco matches, including associated deemed investment return, and the net investment gain, if any, credited on his deferrals, is subject to forfeiture for specified cause or competition. No such forfeiture can occur, however, for a participant who is discharged (i) during a plan year in which a change in control occurs or (2) during the three plan years thereafter.

Limits on Excess Parachute Payments — The EDCP contains cutback provisions that will reduce amounts payable to each named executive officer by the amount of any payments that cannot be deducted by Sysco under Section 280G of the Internal Revenue Code.

Pension Benefits

Sysco maintains two defined benefit pension plans. One is the Sysco Corporation Retirement Plan, or pension plan, which is intended to be a tax-qualified plan under the Internal Revenue Code. The second is the Sysco Corporation Supplemental Executive Retirement Plan, or SERP, which is not a tax-qualified plan. The pension plan ceased all non-union participant accruals effective December 31, 2012. In November 2012, the SERP was further amended to freeze benefits and stop future accruals, effective June 29, 2013. Participants covered by the SERP as of June 29, 2013 were granted accelerated vesting. For those who retire and are not eligible for immediate commencement of their SERP benefit, they will be deemed 100% vested, with benefits payable upon reaching age 65.

For those who are eligible for a SERP benefit at the time of retirement, an early retirement reduction factor will be used to determine the amount available. As of January 1, 2013, the broad-based, tax-qualified Sysco Corporation Employee’s 401(k) Plan (the “401(k) plan”) was enhanced to provide a higher benefit going forward. The following table shows the years of credited service for benefit accrual purposes and the present value of the accrued benefits for each of the NEOs under each of the pension plan and SERP as of June 27, 2015. Mr. Bené is not a participant in either of the Sysco maintained defined benefit plans, Mr. Shurts is not a participant in the SERP.

		Number of
		Years Credited	Present Value
		Service	of Accumulated	Payments During
Name	Plan Name	(#)	Benefit	Last Fiscal Year
DeLaney	Pension Plan	26.333	$611,734	$—
	SERP	26.333	8,251,333	—
Kreidler	Pension Plan	5.667	88,839	—
	SERP	5.667	334,886	—
Bené	Pension Plan	N/A	N/A	N/A
	SERP	N/A	N/A	N/A
Libby	Pension Plan	7.667	116,074	—
	SERP	7.667	181,418	—
Shurts	Pension Plan	2.167	31,296	—
	SERP	N/A	N/A	N/A

We will pay the pension plan benefits in the form of a life annuity with payments guaranteed for five years. As required by SEC rules, we calculated the participating officers’ accrued benefits under the pension plan by assuming that the named executives will remain in service with the company until age 65, which is the earliest age at which the NEOs can retire without any reduction in benefits.

For the SERP, we calculated the participating officers’ accrued benefits by assuming that the named executives will remain in service with Sysco until the earliest age they could retire without any reduction in SERP benefits. This date is at age 60.417 for Mr. DeLaney, age 63 for Mr. Kreidler and age 61 for Mr. Libby. These ages differ because the SERP early retirement factors are based on a combination of the participant’s age, Sysco service, and/or MIP service. Note that some of these ages may represent the executive’s current age as of the 2015 fiscal year-end due to prior attainment of their earliest unreduced date. We pay SERP benefits as a life-only annuity with a 10-year guarantee; however, married members also have the option to elect a joint-life annuity, reducing to two-thirds upon the death of either the executive or his spouse, with the unreduced payment guaranteed for at least 10 years.

We calculated the present value of the accumulated pension plan and SERP benefits based on a 4.84% discount rate for the pension plan and a 4.63% discount rate for the SERP, with a post-retirement mortality assumption based on Mercer’s Industry Longevity Experience Study, Consumer Goods and Food & Drink, gender-distinct and no collar, applying the MSS2007 scale for annuitants.

Following are the estimated accrued benefits earned through the fiscal year ending 2015 for the pension plan or SERP, as noted. These annual amounts would be payable at the earliest unreduced retirement age, as described above, if the named executive officer remains in the service of Sysco until such age. Projected benefits that may be earned due to pay and service after the fiscal year ended June 27, 2015 are not included in these estimates.

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		Earliest Unreduced	Expected Years of	Estimated Annual
Name	Plan Name	Retirement Age	Payments	Benefit
DeLaney	Pension Plan	65	21.1	$62,038
	SERP	60.417	27.4	561,029
Kreidler	Pension Plan	65	21.6	12,922
	SERP	63	25.6	38,055
Bené	Pension Plan	N/A	N/A	N/A
	SERP	N/A	N/A	N/A
Libby	Pension Plan	65	21.7	18,854
	SERP	61	27.5	19,022
Shurts	Pension Plan	65	21.3	3,750
	SERP	N/A	N/A	N/A

In addition to the above, eligible participating officers are entitled to a temporary social security bridge benefit commencing at their earliest unreduced retirement age until the earlier of death or age 62. The amount of this monthly benefit for each eligible participating officer, based on the SERP early retirement assumptions above, is $1,912 for Mr. DeLaney and $1,586 for Mr. Libby.

Pension Plan

The pension plan, which is intended to be tax-qualified, is funded through an irrevocable tax-exempt trust and covered approximately 48,310 participants as of December 31, 2014. In general, a participant’s accrued benefit is equal to 1.5% times the participant’s average monthly eligible earnings for each year or partial year of service with Sysco or a subsidiary. As previously noted above, as of January 1, 2013, non-union employees no longer earn additional retirement benefits under the pension plan, so earnings and service after December 31, 2012, were not taken into account for determining non-union participants’ accrued benefits under the pension plan. The accrued benefit under the pension plan is expressed in the form of a monthly annuity for the participant’s life, beginning at age 65, the plan’s normal retirement age, and with payments guaranteed for five years. If the participant remains with Sysco until at least age 55 with 10 years of service, the participant is entitled to early retirement payments. In such case, we reduce the benefit 6.67% per year for the first 5 years prior to normal retirement age and an additional 3.33% per year for years prior to age 60. Employees vest in the pension plan after five years of service, and the amendment to freeze benefit accruals under the pension plan after December 31, 2012 did not impact service determination for vesting purposes.

Benefits provided under the pension plan are based on compensation up to a limit, which is $265,000 for calendar year 2015, under the Internal Revenue Code. In addition, annual benefits provided under the pension plan may not exceed a limit, which is $210,000 for calendar year 2015, under the Internal Revenue Code.

Elements Included in Benefit Formula — Compensation included in the pension plan’s benefit calculation is generally earned income excluding deferred bonuses.

Policy Regarding Extra Years of Credited Service — Generally, we do not credit service in the pension plan beyond the actual number of years an employee participates in the plan. We base the years of credited service for the NEOs only on their service while eligible for participation in the plan.

Benefit Payment Options — Participants may choose their method of payment from several options, including a life annuity option, spousal joint and survivor annuity, Social Security leveling and life annuity options with minimum guaranteed terms. Only de minimis lump sums are available.

Supplemental Executive Retirement Plan

We maintain a supplemental executive retirement plan, which we refer to as the SERP, for the benefit of 112 eligible executives, as of June 27, 2015, to provide for retirement benefits beyond the amounts available under Sysco’s various broad-based US and Canadian pension plans. Messrs. DeLaney, Kreidler and Libby participate in the SERP. It is our intent that the SERP comply with Section 409A of the Internal Revenue Code in both form and operation. The SERP is an unsecured obligation of Sysco and is not qualified for tax purposes. In November 2012, the SERP was amended to freeze benefits and stop future accruals, effective June 29, 2013. Participants covered by the SERP as of June 29, 2013 were granted accelerated vesting. For those who retire and are not eligible for immediate commencement of their SERP benefit, they will be deemed 100% vested, with benefits payable upon reaching age 65. For those who are eligible for a SERP benefit at the time of retirement, an early retirement reduction factor will be used to determine the amount available.

The SERP was designed to provide, in combination with other retirement benefits, 50% of an executive’s final average compensation, provided an executive had at least 20 years of Sysco service, including service with an acquired company. “Other retirement benefits” include Social Security, benefits from the pension plan, and employer contributions under Sysco’s 401(k) plan and similar qualified plans of acquired companies. We reduce the gross accrued benefit of 50% of final average compensation by 5% per year for each year of Sysco service including service with an acquired company of less than 20 years. For purposes of this service calculation, Sysco service was frozen effective June 29, 2013. Additionally, final average compensation is determined using the monthly average of a participant’s eligible earnings for the last 10 fiscal years prior to June 29, 2013, or the date he ceases to be covered under the SERP, if earlier. With respect to the determination of a participant’s accrued benefit as of June 28, 2008, as discussed below, final average compensation is determined using the monthly average of a participant’s eligible earnings for the highest 5 of the 10 fiscal years prior to, and including, the fiscal year ended June 28, 2008.

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The term “eligible earnings” refers to compensation taken into account for SERP purposes. As discussed below, beginning with fiscal 2009, the portion of a participant’s MIP bonus counted as eligible earnings is capped at 150% of the participant’s rate of base salary as of the last day of the applicable fiscal year. Eligible earnings for fiscal years prior to fiscal 2009, including eligible earnings for purposes of determining a participant’s accrued benefit as of June 28, 2008, as discussed below, are not affected by this plan change. The definition of eligible earnings that places a cap on the MIP bonus for fiscal years after fiscal 2008 will be used in all benefit calculations except for certain death benefit calculations and a participant’s accrued benefit as of June 28, 2008, as discussed below.

A SERP participant will receive a SERP benefit equal to the greater of:

•	The accrued benefit determined as of June 29, 2013 (the plan freeze date); or

•	The accrued benefit determined as of June 28, 2008, but the early retirement factor and eligibility for immediate benefit payments determined as of the date service with Sysco ends, using the following components:

–	average pay, based on the highest five fiscal years, which need not be successive, of eligible earnings in the ten fiscal year period ending June 28, 2008;

–	full years of service with Sysco, including service with companies acquired by Sysco, as of June 28, 2008; and

–	offsets as of June 28, 2008, with the standard adjustment to reflect the form and timing of the SERP benefit payments as of the date service with Sysco ends.

Under the SERP, Sysco has the ability to cause the forfeiture of any remaining SERP payments to a participant who was not discharged for “cause,” but who, after termination, was determined by the Compensation Committee to have engaged in behavior while employed that would have constituted grounds for a discharge for “cause.” For this purpose, termination for “cause” includes termination for fraud or embezzlement. Sysco also has the ability to cause a forfeiture of any remaining SERP payments to a participant if the participant violates certain non-competition covenants. These non-competition covenants are applicable for the year following termination and to the entire period over which any SERP benefits are to be paid.

Participants covered by the SERP as of June 29, 2013 are 100% vested. For those who are eligible for early payment at retirement, their benefits may be reduced by an early retirement factor. The early retirement factor is based upon age and MIP participation service and/or Sysco service. The early retirement factor is 50% when participants reach the earlier of age 60 with 10 years of MIP participation service and 20 years of Sysco service or age 55 with 15 years of MIP participation service. The early retirement factor increases with additional years of age and/or MIP participation service or Sysco service. A participant with at least 20 years of Sysco service (including service with companies acquired by Sysco) can retire with unreduced benefits when the early retirement factor is 100%. The participant generally attains an early retirement factor of 100% on the earliest of:

•	age 65 if the participant has at least 10 years of Sysco service;

•	age 55 if the participant has at least 15 years of MIP service, but only if the sum of his or her age and MIP service is equal to or exceeds 80; and

•	age 62 if the participant has at least 25 years of Sysco service and at least 15 years of MIP service.

Upon the occurrence of a change in control, the early retirement factor will become 100% for each participant. However, the criteria for determining whether a participant is eligible for early payment remains unchanged (i.e., the enhancement on the early retirement factor only impacts participants who otherwise meet the early payment criteria upon retirement). Notwithstanding this, the SERP contains cutback provisions that will reduce amounts payable to each participant by the amount of any payments that cannot be deducted by Sysco under Section 280G of the Internal Revenue Code.

We pay the SERP benefit as a monthly life annuity with a guaranteed minimum period of 10 years if the participant is not married at the time payments commence. If the participant is married at the time payments commence, the participant has the option to elect a joint life annuity whereby the participant and spouse are entitled to a monthly annuity for life with a guaranteed minimum period of 10 years, and generally, on the participant’s or spouse’s death, the survivor is entitled to receive a monthly annuity for life with each payment equal to two-thirds of each payment made to the couple. The benefit payable upon the death of a vested, terminated participant reflects a reduction of 5/9 of 1% for each of the first 120 months prior to age 65 and an actuarial reduction for the difference between age 55 and the executive’s age at death.

We provide a temporary Social Security bridge benefit to an executive commencing SERP benefits before age 62, payable until the earlier of age 62 or death.

Elements of Compensation included in Benefit Formula — Compensation generally includes base pay, the MIP bonus or any bonus paid in lieu of or as a substitute for the MIP bonus (although this is limited to 150% of the annual rate of base salary for fiscal 2009 and later years), the fiscal 2007 supplemental performance bonus, and stock matches under the 2005 Management Incentive Plan and predecessor plans with respect to fiscal 2005 and prior fiscal years. Compensation earned after June 29, 2013 is not applicable to the SERP.

Funding Status — Sysco’s obligations under the SERP are partially funded by a rabbi trust holding life insurance and an interest in certain real property occupied by Sysco. Sysco’s obligations under the SERP are maintained as a book reserve account. In the event of Sysco’s bankruptcy or insolvency, however, the life insurance, the real property interest, and any other assets held by the rabbi trust become subject to the claims of Sysco’s general creditors.

Lump Sum Availability — Retirement benefits may not be paid as a lump sum.

Delay of Distributions to NEOs — Distributions to an NEO upon the NEO’s “separation from service” as defined under Section 409A of the Internal Revenue Code will be delayed for a period of six months to the extent that making payments during such six-month period would violate Section 409A.

On November 14, 2012, the Committee amended the SERP to provide that benefit accruals for all participants were frozen as of June 29, 2013. Subsequent to June 29, 2013, the frozen SERP benefits continue to be payable pursuant to the terms of the SERP, as amended.

Also effective June 29, 2013, all SERP participants vested in their then accrued benefit. However, an early retirement reduction factor has been added to apply in the case of an employee who retires before age 65 who would not have been fully vested at his retirement date under the SERP prior to the amendment. The early retirement factor mirrors the benefit reduction that would have occurred as a result of the application of the vesting formula if the participant had taken early retirement under the SERP as it existed prior to its amendment. These changes do not alter the benefit commencement or other payment schedules for any SERP participant. In addition, the age threshold previously applicable to the SERP death benefit was removed, effective June 29, 2013. As a result, if an active participant dies, the participant’s beneficiary will be entitled to a monthly annuity actuarially equivalent to the greater of: (i) an annual payment equal to 25% of the participant’s three-year final average compensation for ten years certain, or (ii) the participant’s vested accrued benefit as of his date of death, reduced by an actuarial reduction factor to take into account age at death prior to normal retirement age of 65.

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Quantification of Termination/Change in Control Payments

We have entered into certain agreements and maintain certain plans that will require us to provide compensation for the NEOs in the event of specified terminations of their employment or upon a change in control of Sysco. We have listed the amount of compensation we would be required to pay to each named executive officer in each situation in the tables below. Amounts included in the tables are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts we pay or distribute may differ materially. Factors that could affect these amounts include the timing during the year of any such event, the amount of future bonuses, the value of our stock on the date of the change in control and the ages and life expectancy of each executive and his spouse. The amounts shown in the tables below assume that the event that triggered the payment occurred on June 27, 2015. All amounts shown represent total payments, except as otherwise noted. We expect to time the payment of all amounts shown to comply with Section 409A of the Internal Revenue Code.

WILLIAM J. DELANEY
	Compensation Components
						Acceleration and
						Other Benefits
		Payments				from Unvested
		and Benefits	Payments	Payments		Stock Options
	Severance	Under	and Benefits	and Benefits	CPU	and Restricted	Insurance
Termination Scenario	Payment	EDCP(1)	Under MSP(2)	Under SERP(3)	Payment(4)	Stock Units(5)	Payments(6)	Other(7)
Retirement	$—	$680,467	$285,941	$7,781,823	$693,526	$16,356,975	$—	$106,231
Death	—	680,467	285,941	7,781,342	693,526	16,356,975	1,200,000	106,231
Disability	—	680,467	285,941	7,781,823	2,090,156	16,356,975	1,454,167	106,231
Voluntary Resignation	—	680,467	285,941	7,781,823	693,526	16,356,975	—	106,231
Termination for Cause	—	—	—	—	—	—	—	—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	680,467	285,941	7,781,823	693,526	16,356,975	—	106,231
Change in Control w/o Termination(9)	—	680,467	285,941	—	5,303,725	16,356,975	—	—
Termination w/o Cause following a Change in Control(9)	—	680,467	285,941	8,760,011	5,303,725	16,356,975	—	106,231

ROBERT C. KREIDLER
	Compensation Components
							Acceleration and
							Other Benefits
		Payments					from Unvested
		and Benefits	Payments	Payments			Stock Options
	Severance	Under	and Benefits	and Benefits	CPU		and Restricted		Insurance
Termination Scenario	Payment	EDCP(1)	Under MSP(2)	Under SERP(3)	Payment(4)		Stock Units(5)		Payments(6)		Other(7)
Retirement	$—	$41,295	$275,382	$255,385	$ N/A	(8)	$ N/A	(8)	$ N/A	(8)	$	N/A	(8)
Death	—	41,295	275,382	2,332,404	224,504		6,142,576		1,200,000			60,153
Disability	—	41,295	275,382	255,385	676,613		6,142,576		3,836,667			60,153
Voluntary Resignation	—	41,295	275,382	255,385	—		—		—			—
Termination for Cause	—	—	—	—	—		—		—			—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	41,295	275,382	255,385	—		—		—			60,153
Change in Control w/o Termination(9)	—	41,295	275,382	—	1,778,026		6,142,576		—			—
Termination w/o Cause following a Change in Control(9)	—	41,295	275,382	255,385	1,778,026		6,142,576		—			60,153

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THOMAS L. BENÉ
	Compensation Components
							Acceleration and
							Other Benefits
		Payments					from Unvested
		and Benefits	Payments	Payments			Stock Options
	Severance	Under	and Benefits	and Benefits	CPU		and Restricted		Insurance
Termination Scenario	Payment	EDCP(1)	Under MSP(2)	Under SERP(3)	Payment(4)		Stock Units(5)		Payments(6)		Other(7)
Retirement	$—	$—	$76,004	$—	$ N/A	(8)	$ N/A	(8)	$ N/A	(8)	$	N/A	(8)
Death	—	—	76,004	—	182,227		1,964,662		1,200,000			51,038
Disability	—	—	76,004	—	549,199		1,964,662		3,445,833			51,038
Voluntary Resignation	—	—	76,004	—	—		—		—			—
Termination for Cause	—	—	—	—	—		—		—			—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	—	76,004	—	—		—		—			51,038
Change in Control w/o Termination(9)	—	—	76,004	—	1,443,203		1,964,662		—			—
Termination w/o Cause following a Change in Control(9)	—	—	76,004	—	1,443,203		1,964,662		—			51,038

RUSSELL T. LIBBY
	Compensation Components
							Acceleration and
							Other Benefits
		Payments					from Unvested
		and Benefits	Payments	Payments			Stock Options
	Severance	Under	and Benefits	and Benefits	CPU		and Restricted		Insurance
Termination Scenario	Payment	EDCP(1)	Under MSP(2)	Under SERP(3)	Payment(4)		Stock Units(5)		Payments(6)		Other(7)
Retirement	$—	$—	$189,156	$58,991	$ N/A	(8)	$ N/A	(8)	$ N/A	(8)	$	N/A	(8)
Death	—	—	189,156	1,408,717	141,296		2,311,503		1,200,000			43,197
Disability	—	—	189,156	58,991	425,841		2,311,503		4,561,667			43,197
Voluntary Resignation	—	—	189,156	58,991	—		—		—			—
Termination for Cause	—	—	—	—	—		—		—			—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	—	189,156	58,991	—		—		—			43,197
Change in Control w/o Termination	—	—	189,156	—	851,121		2,311,503		—			—
Termination w/o Cause following a Change in Control(9)	—	—	189,156	58,991	851,121		2,311,503		—			43,197

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WAYNE R. SHURTS
	Compensation Components
						Acceleration and
		Payments				Other Benefits from
		and Benefits	Payments	Payments		Unvested Stock
	Severance	Under	and Benefits	and Benefits	CPU	Options and Restricted	Insurance
Termination Scenario	Payment	EDCP(1)	Under MSP(2)	Under SERP(3)	Payment(4)	Stock Units(5)	Payments(6)	Other(7)
Retirement	$—	$—	$72,025	$—	$ N/A	$ N/A	$ N/A	$	N/A
Death	—	—	72,025	—	171,148	3,085,831	1,200,000		58,508
Disability	—	—	72,025	—	515,808	3,085,831	2,568,333		58,508
Voluntary Resignation	—	—	72,025	—	—	—	—		—
Termination for Cause	—	—	—	—	—	—	—		—
Involuntary Termination w/o Cause, or Resignation for Good Reason	—	—	72,025	—	—	—	—		58,508
Change in Control w/o Termination(9)	—	—	72,025	—	1,355,456	3,085,831	—		—
Termination w/o Cause following a Change in Control(9)	—	—	72,025	—	1,355,456	3,085,831	—		58,508
(1)	See “Fiscal 2015 Nonqualified Deferred Compensation – About the EDCP” above for a discussion of the calculation of benefits and payout options under the EDCP, and events that may cause forfeiture of such benefits. The amounts disclosed reflect the vested value of the company match on elective deferrals, as well as investment earnings on both deferrals and vested company match amounts. These amounts do not include salary and bonus deferrals.

•	Mr. DeLaney has elected to receive annual installments over 5 years in the event of his death, disability or retirement.

•	Mr. Kreidler has elected to receive quarterly installments over 15 years in the event of his retirement and quarterly installments over 20 years in the event of his death or disability.

(2)	See “Fiscal 2015 Nonqualified Deferred Compensation – About the MSP” above for a discussion of the calculation of benefits and payout options under the MSP, and events that may cause forfeiture of such benefits. The amounts disclosed reflect the vested value of the investment earnings on deferrals amounts. These amounts do not include salary and bonus deferrals. These amounts do not include company matches on salary and bonus deferrals.

•	Messrs. DeLaney, Kreidler, Bené, Libby and Shurts have each elected to receive a lump sum distribution in the event of his death, disability or retirement.

(3)	All amounts shown are present values of eligible benefits as of June 27, 2015, calculated using an annual discount rate of 4.63%, which represents the rate used in determining the values disclosed in the “Pension Benefits” table above. See “Pension Benefits” above for a discussion of the terms of the SERP and the assumptions used in calculating the present values contained in the table. The amount and expected number of benefit payments to each executive are based on each respective termination event, the form of payment, the age of the executive and his or her spouse, and mortality assumptions. During the SERP payout period, a participant’s remaining benefit under the SERP may be subject to forfeiture under certain circumstances if the committee administering the SERP finds that the participant has engaged in competition with the company, solicited business of the company, made disparaging remarks about the company, or misappropriated trade secrets or confidential information of the company. Following are specific notes regarding benefits payable to each of the NEOs who participate in the SERP (i.e., Messrs. DeLaney, Kreidler and Libby):

•	Death — If an active participant dies, their spouse will receive a monthly benefit payable for life with 120 monthly payments guaranteed. The amounts shown reflect payments as follows:

	Estimated # of Payments	Amount of Payment	Payment Frequency
DeLaney	327	$42,946	Monthly
Kreidler	492	10,699	Monthly
Libby	445	6,729	Monthly
•	Disability; Involuntary Termination without Cause, or Resignation for Good Reason; Termination without Cause following a Change in Control —
The amounts shown reflect the following monthly payments plus the amounts shown below attributable to the monthly PIA supplement, which is paid only until the executive reaches age 62. Because Mr. DeLaney has already met the conditions of Early Payment Criteria as of the 2015 fiscal year-end, his benefits were payable as of July 1, 2015. The other NEOs’ benefits listed below would be payable as of their normal retirement date (age 65).

	Disability, Involuntary Termination without Cause, or Resignation for Good Reason			Termination without Cause following a Change in Control
		Monthly	Monthly PIA		Monthly	Monthly PIA
	# of Monthly	Payment	Supplement	# of Monthly	Payment	Supplement
Name	Payments	Amounts	(Until Age 62)	Payments	Amounts	(Until Age 62)
DeLaney	339	$41,667	$1,912	339	$46,940	$1,912
Kreidler	323	2,599	0	323	2,599	0
Libby	285	715	0	285	715	0
•	Change in Control without Termination — Benefit payments are not triggered.

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(4)	See “Cash Performance Units” above for a discussion of the CPUs. The amounts shown include payment of awards made in November 2013 and November 2014. For purposes of this disclosure, and as defined in the plan, we have assumed the following levels of performance:

Retirement — Amounts reflect the pro-rated estimated value of awards pursuant to (i) the fiscal 2014-2016 performance cycle and (ii) the fiscal 2015-2017 performance cycle, in each case based on forecasted performance. The awards are pro-rated for the number of fiscal years during which the executive was actively employed, regardless of whether the executive was employed for the entirety of the relevant fiscal year. The pro rata factors used are 66.6% for the fiscal 2014-2016 performance cycle and 33.2% for the fiscal 2015-2017 performance cycle for all executives.

Disability — Amounts reflect the estimated value of awards pursuant to (i) the fiscal 2014-2016 performance cycle and (ii) the fiscal 2015-2017 performance cycle, in each case based on forecasted performance.

Death — Amounts reflect the estimated value of awards pursuant to the fiscal 2014-2016 and 2015-2017 performance cycles based on forecasted performance, pro-rated for the portion of each performance cycle completed at the time of death with respect to the fiscal 2014-2016 performance cycle and pro-rated for the number of fiscal years during which the executive was actively employed, regardless of whether the executive was employed for the entirety of the relevant fiscal year, with respect to the 2015-2017 performance cycle. The pro-rata factors used are 66.6% for the fiscal 2014-2016 performance cycle and 33.2% for the 2015-2017 performance cycle for all executives.

Change in Control — Amounts reflect the target award value of awards pursuant to the fiscal 2014-2016 and fiscal 2015-2017 performance cycles.

(5)	The amounts shown include the value of unvested accelerated restricted stock units and restricted stock, valued at the closing price of Sysco common stock on the New York Stock Exchange on June 27, 2015, the last business day of our 2015 fiscal year, plus the difference between the exercise prices of unvested accelerated options and the closing price of Sysco common stock on the New York Stock Exchange on June 27, 2015 multiplied by the number of such options outstanding. See “Outstanding Equity Awards at Fiscal Year-End” for disclosure of the events causing an acceleration of outstanding unvested options and restricted stock. Assumes accelerated vesting of all unvested restricted stock units, restricted stock and stock options.

(6)	Includes payments we will make in connection with additional life insurance coverage, long-term disability coverage and long-term care insurance. In the event of death, a lump sum Basic Life Insurance benefit is payable in an amount equal to one-times the executive’s prior year W-2 earnings, capped at $150,000. An additional benefit is paid in an amount equal to two-times the executive’s base salary at the beginning of the year in which the death occurred, capped at $1,050,000. The value of the benefits payable is doubled in the event of an accidental death. In the event of disability, a monthly Long-Term Disability benefit of $25,000 would be payable to age 65, following a 180-day elimination period.

(7)	Includes retiree medical benefits and the payment of accrued but unused vacation.

(8)	Indicates that the NEO did not qualify for retirement with respect to the applicable compensation component as of June 27, 2015.

(9)	As a result of the assumption that the change in control occurred on June 27, 2015, the NEOs would not have received any incremental benefit with respect to their annual incentive awards under the 2015 MIP. See ” – Management Incentive Plan” above for a discussion of the impact of a change in control on the amount and timing of annual incentive awards.

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Compensation Risk Analysis

The Compensation Committee oversees the company’s executive compensation program and regularly reviews the program against Sysco’s strategic goals, industry practices and emerging trends in order to ensure alignment with stockholder interests. The Committee believes that Sysco’s performance-based bonus and equity programs provide executives with incentives to create long-term stockholder value.

In 2010, the Committee expanded its review of compensation programs across the Sysco enterprise to monitor whether the program components encourage or otherwise promote the taking of inappropriate or unacceptable risks that could threaten the company’s long-term value. In 2015, the Committee engaged Exequity to assist with the assessment of Sysco’s enterprise-wide compensation programs. The assessment placed particular emphasis on identifying employees who have both significant compensation risk in the variability of their compensation and also the ability to expose the company to significant business risk. The Committee primarily focused on the compensation for the senior executives of Sysco Corporation and its operating companies, as these are the employees whose actions have the greatest potential to expose the company to significant business risk, although the review addressed all forms and levels of variable and other compensation that the Committee believed could reasonably provide employees with incentives to undertake risky behavior on behalf of Sysco. Having completed this review, the Committee continues to believe that many of Sysco’s long-standing practices are designed to effectively promote the creation of long-term value, discourage behavior that leads to excessive risk, and mitigate the material risks associated with executive and other compensation programs.

These practices include the following:

•	Sysco’s executive compensation programs are designed to include a mix of elements so that the compensation mix is not overly focused on either short-term or long-term incentives.

•	Sysco’s executive annual incentive award programs (both the annual incentive award and the three-year cash performance units) are based on financial metrics that are objective and drive long-term stockholder value (including diluted earnings, return on invested capital and increase in sales, gross profit, and total shareholder return). Moreover, the Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short-term results. The Committee has the absolute discretion to remove any and all participants from the annual incentive award program prior to the end of the fiscal year to which the annual incentive award relates and may reduce the amount of the annual incentive award payment, in its discretion, at any time prior to the fiscal year end.

•	Sysco’s incentive programs do not allow for unlimited payments, and annual incentive award caps limit the extent that employees could potentially profit by taking on excessive risk.

•	Selection of three different types of long-term incentives (stock options, restricted stock units and cash performance units) for executives helps to minimize the risk that they will take actions that could cause harm to the Company and its stockholders. The value of stock options and restricted stock units are primarily based on stock price appreciation, which is determined by how the market values our common stock.

•	Longer performance periods encourage executives to attain sustained performance over several periods, rather than performance in a single period. CPUs are based on a three-year performance period. Stock options become exercisable over a five year period and remain exercisable for up to seven years to ten years from the date of grant (depending on the grant), encouraging executives to look to long-term appreciation in equity values.

•	The stock ownership guidelines described under “Stock Ownership—Stock Ownership Guidelines” above align the interests of our executive officers with the long-term interests of all stockholders and encourage our executives to execute our strategies for growth in a prudent manner.

•	In 2009, the Committee adopted a clawback policy, which is described under “Compensation Discussion and Analysis—Executive Compensation Governance and Other Information—Executive Compensation Clawback Policy” above. In the event we are required to restate our financial statements, other than as a result of an accounting change, we will recover annual incentive award payments and CPU three-year incentive-based compensation from all participants.

Based on its most recent review, management and the Committee do not believe that the compensation policies and practices of Sysco create risks that are reasonably likely to have a material adverse effect on the Company.

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ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (ITEM 2)

Sysco seeks a non-binding vote from its stockholders to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This vote is commonly referred to as a “Say on Pay” vote because it gives stockholders a direct opportunity to express their approval or disapproval to the company regarding its pay practices.

As discussed in detail in the Compensation Discussion and Analysis, our executive compensation programs are designed to attract, retain and motivate highly talented individuals who are committed to driving Sysco’s vision and strategy. We strive to link executives’ pay to their performance and their advancement of Sysco’s overall performance and business strategies, while also aligning the executives’ interests with those of stockholders. We also aim to encourage high-performing executives to drive long-term results and to remain with Sysco over the course of their careers. We believe that the amount of compensation for each named executive officer reflects their extensive management experience, continued high performance and exceptional service to Sysco and our stockholders.

We invite you to consider the details of our executive compensation as disclosed more fully throughout this proxy statement.

Regardless of the outcome of this “Say on Pay” vote, Sysco welcomes input from its stockholders regarding executive compensation and other matters related to the company’s success generally. We believe in a corporate governance structure that is responsive to stockholder concerns, and we view this vote as a meaningful opportunity to gauge stockholder approval of our executive compensation policies. Given the information provided above and elsewhere in this proxy statement, the Board of Directors asks you to approve the following advisory resolution:

“Resolved, that Sysco’s stockholders approve, on an advisory basis, the compensation paid to Sysco’s named executive officers, as disclosed in this proxy statement.”

Required Vote

The votes cast for this proposal must exceed the votes cast against it in order for it to be approved. Accordingly, abstentions and broker non-votes will not be relevant to the outcome.

The Board of Directors recommends a vote FOR the approval of the compensation paid to Sysco’s Named Executive Officers.

REPORT OF THE AUDIT COMMITTEE

Sysco’s Audit Committee reports to, and acts on behalf of, the Board of Directors, and is composed of four directors who each satisfy the independence, financial literacy and other requirements of the New York Stock Exchange listing standards and the U.S. federal securities laws. The role of the Audit Committee is to assist the Board in its oversight of:

•	Compliance with legal and regulatory requirements;

•	Corporate accounting;

•	Reporting practices;

•	The integrity of the company’s financial statements;

•	The qualifications, independence and performance of the Ernst & Young LLP, Sysco’s independent registered public accounting firm (“Ernst & Young”);

•	The performance of Sysco’s internal audit function; and

•	Risk assessment and risk management.

During fiscal year 2015, the Audit Committee held nine meetings and fulfilled all of its responsibilities as set forth in the committee’s charter, including:

•	Reviewing with Ernst & Young and the internal auditors the overall scope and plans for their respective audits for the fiscal year;

•	Approving all audit engagement fees and terms, as well as permissible non-audit engagements with Ernst & Young (please refer to “Fees Paid to Independent Registered Public Accounting Firm” below for a detailed discussion of such fees and related approvals);

•	Reviewing the experience and qualifications of the senior members of Ernst & Young’s audit team;

•	Assuring the regular rotation of Ernst & Young’s lead audit partner as required by law, and considering whether there should be rotation of the independent registered public accounting firm itself;

•	Reviewing and discussing with management the earnings press releases prior to release to the public;

•	Meeting with Ernst & Young and the internal auditors, with and without management present, to discuss the adequacy and effectiveness of Sysco’s internal control over financial reporting and the overall quality of the company’s financial reporting; and

•	Meeting independently with each of Sysco’s Chief Executive Officer and Sysco’s Chief Financial Officer and Chief Accounting Officer.

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As required by its charter, the Audit Committee has also met and held discussions with management and Ernst & Young regarding Sysco’s audited consolidated financial statements for the year ending June 27, 2015. Management represented to the Audit Committee that Sysco’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young. The Audit Committee also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Sec. 380), as modified or supplemented. Ernst & Young provided to the Audit Committee the written disclosures and the letter required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence”, as modified or supplemented, and the Audit Committee discussed with Ernst & Young that firm’s independence.

Based on the Audit Committee’s discussion with management and Ernst & Young and the Audit Committee’s review of the representations of management and Ernst & Young’s report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Sysco’s Annual Report on Form 10-K for the year ended June 27, 2015 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Joseph A. Hafner, Jr.

Hans-Joachim Koerber

Nancy S. Newcomb

Richard G. Tilghman, Chairman

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed for professional audit services rendered by Ernst & Young LLP for the audit of Sysco’s annual financial statements for fiscal 2015 and 2014, as well as other services rendered by Ernst & Young LLP during those periods:

	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$5,485,000	$5,337,885
Audit-Related Fees(2)	178,995	1,024,363
Tax Fees(3)	1,700,244	2,549,861
All Other Fees	—	—
(1)	Audit fees in fiscal 2015 included $5,050,000 related to the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting), $235,000 related to assistance with and review of documents filed with the SEC and $200,000 related to statutory audits. Audit fees in fiscal 2014 included $4,877,000 related to the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting), $266,885 related to assistance with and review of documents filed with the SEC and $194,000 related to statutory audits.
(2)	Audit-related fees in fiscal 2015 included $45,000 related to an agreed upon procedures report, $132,000 related to the audit of the company’s benefit plans, and $1,995 for other audit-related services. Audit-related fees in fiscal 2014 included $871,863 related to due diligence related to mergers and acquisitions and $152,500 related to the audit of the company’s benefit plans.
(3)	Tax fees in fiscal 2015 included $1,527,592 related to local, state, provincial and federal income tax return preparation, $170,019 related to assistance with transfer pricing agreements, and $2,633 related to various tax examinations. Tax fees in fiscal 2014 included $1,961,496 related to local, state, provincial and federal income tax return preparation, $1,200 related to various tax examinations, $251,169 related to assistance with transfer pricing agreements, $116,593 related to various state tax matters, and $219,403 related to assistance with tax planning transactions.

Pre-Approval Policy

In February 2003, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the company. The policy requires that all services, including audit services and permissible audit related, tax and non-audit services, to be provided by Ernst & Young LLP to the company, be pre-approved by the Audit Committee. All of the services performed by Ernst & Young in or with respect to fiscal 2015 and fiscal 2014 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures. During fiscal 2015, Ernst & Young did not provide any services prohibited under the Sarbanes-Oxley Act of 2002.

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RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 3)

The Audit Committee of the Board has appointed Ernst & Young LLP as Sysco’s independent registered public accounting firm for fiscal 2016. Ernst & Young LLP has served as the company’s independent public registered public accounting firm providing auditing, financial and tax services since their engagement in fiscal 2002. In determining to appoint Ernst & Young, the Audit Committee carefully considered Ernst & Young’s past performance for the company, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards.

Although the company is not required to seek ratification, the Audit Committee and the Board believe it is sound corporate governance to do so. If stockholders do not ratify the appointment of Ernst & Young, the current appointment will stand, but the Audit Committee will consider the stockholders’ action in determining whether to appoint Ernst & Young as the company’s independent registered public accounting firm for fiscal 2017.

Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Required Vote

The votes cast for this proposal must exceed the vote cast against in order for it to be approved. Accordingly abstentions and broker non-votes will not be relevant to the outcome.

The Board of Directors recommends a vote FOR the ratification of the appointment of the independent registered public accounting firm for fiscal 2016.

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STOCKHOLDER PROPOSALS

Presenting Business

If you would like to present a proposal under Rule 14a-8 of the Exchange Act at our 2016 Annual Meeting of Stockholders, send the proposal in time for us to receive it no later than June 9, 2016. If the date of our 2016 Annual Meeting is subsequently changed by more than 30 days from the date of this year’s Annual Meeting, we will inform you of the change and the date by which we must receive proposals. If you want to present business at our 2016 Annual Meeting outside of the stockholder proposal rules of Rule 14a-8 of the Exchange Act and instead pursuant to Article I, Section 8 of the company’s Bylaws, the Corporate Secretary must receive notice of your proposal by August 20, 2016, but not before July 11, 2016, and you must be a stockholder of record on the date you provide notice of your proposal to the company and on the record date for determining stockholders entitled to notice of the meeting and to vote.

Nominating Directors for Election

The Corporate Governance and Nominating Committee will consider any director nominees you recommend in writing for the 2016 Annual Meeting if you submit such written recommendation in conformity with the procedural and informational requirements set forth at “Board Of Directors Matters — Election of Directors at 2015 Annual Meeting (Item 1) – Nomination Process” no later than May 1, 2016. You may also nominate someone yourself at the 2016 Annual Meeting, as long as the Corporate Secretary receives notice of such nomination between July 11, 2016 and August 20, 2016, and you follow the procedures outlined in Article I, Section 7 of the company’s bylaws.

Meeting Date Changes

If the date of next year’s Annual Meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the date of this year’s Annual Meeting, we will inform you of the change, and we must receive your director nominee notices or your stockholder proposals outside of Rule 14a-8 of the Exchange Act by the latest of 90 days before the Annual Meeting, 10 days after we mail the notice of the changed date of the Annual Meeting or 10 days after we publicly disclose the changed date of the Annual Meeting.

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ANNEX I – NON-GAAP RECONCILIATIONS

More information on the rationale for the use of these measures can be found in our Annual Report on Form 10-K.

Adjusted Operating Income Non-GAAP Reconciliation:

(in thousands)	2015
Operating income (GAAP)	$1,229,362
Impact of severance charges	5,598
Impact of US Foods merger and integration costs	554,667
Impact of facility closure charges	2,203
ADJUSTED OPERATING INCOME (NON-GAAP)	$1,791,830

Adjusted Net Earnings Non-GAAP Reconciliation:

(in thousands)	2015
Net earnings (GAAP)(1)	$686,773
Impact of severance charges	3,302
Impact of US Foods merger and integration costs	327,149
Impact of facility closure charges	1,299
Impact of US Foods financing costs	81,643
ADJUSTED NET EARNINGS (NON-GAAP)(1)	$1,100,166
(1)	The net earnings impacts are shown net of tax. The aggregate tax impact of adjustments for Certain Items was $287.5 million for fiscal 2015. The amount is calculated by multiplying the pretax impact of each Certain Item by the statutory tax rate in effect for each jurisdiction.

Adjusted Diluted Earnings per Share Non-GAAP Reconciliation:

(in thousands, except for share and per share data)	2015
Diluted earnings per share (GAAP)(1)	$1.15
Impact of severance charges	0.01
Impact of US Foods merger and integration costs	0.55
Impact of US Foods financing costs	0.14
ADJUSTED DILUTED EARNINGS PER SHARE (NON-GAAP)(1), (2)	$1.84
Diluted shares outstanding	596,849,034
(1)	The diluted earnings per share impacts are shown net of tax. The aggregate tax impact of adjustments for Certain Items was $287.5 million for fiscal 2015. The amount is calculated by multiplying the pretax impact of each Certain Item by the statutory tax rate in effect for each jurisdiction.
(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for Certain Items dividued by diluted shares outstanding.

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Free Cash Flow Non-GAAP Reconciliation:

(in thousands)	2015
Net cash provided by operating activities (GAAP)	$1,555,484
Additions to plant and equipment	(542,830)
Proceeds from sales of plant and equipment	24,472
FREE CASH FLOW (NON-GAAP)	$1,037,126

Non-GAAP Reconciliation for Adjusted Sales Growth and Gross Profit Growth Used in Management Incentive Plan Measurement:

Sysco’s management incentive plan requires adjustments to sales and gross profit growth metrics to exclude the impact of the results of joint ventures in the first year of operations and to remove the impact of changes in foreign exchange rates. As a result, in the non-GAAP reconciliation below for fiscal 2015, sales and gross profits have been adjusted to remove these adjustments. The resulting adjusted sales and adjusted gross profit increases were used in the measurement of the results of the mangement incentive plan.

(In thousands)	2015	2014
Sales (GAAP)	$48,680,752	$46,516,712
Impact of consolidated joint ventures in the first year of operations	(208,779)
Impact of changes in foreign exchange rates	473,399
ADJUSTED SALES (NON-GAAP)	$48,945,372	$46,516,712
Sales growth (GAAP)	4.7%
Sales growth (Non-GAAP)	5.2%

(In thousands)	2015	2014
Gross profit (GAAP)	$8,551,516	$8,181,035
Impact of consolidated joint ventures in the first year of operations	(28,463)
Impact of changes in foreign exchange rates	81,228
ADJUSTED GROSS PROFIT (NON-GAAP)	$8,604,281	$8,181,035
Gross profit growth (GAAP)	4.5%
Gross profit growth (Non-GAAP)	5.2%

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Non-GAAP Reconciliation for Adjusted Diluted Earnings per Share Used in Management Incentive Plan Measurement:

Sysco’s management incentive plan requires adjustments to diluted earnings per share to exclude Certain Items, the impact of the results of joint ventures in the first year of operations and to remove the impact of changes in foreign exchange rates. As a result, in the non-GAAP reconciliation below for fiscal 2015, net earnings have been adjusted to remove these adjustments. The resulting adjusted diluted earnings per share were used in the measurement of the results of the mangement incentive plan.

(In thousands, except for share and per share data)	2015
Net earnings (GAAP)(1)	$686,773
Impact of severance charges	3,302
Impact of US Foods merger and integration costs	327,149
Impact of facility closure charges	1,299
Impact of US Foods financing costs	81,643
Impact of consolidated joint ventures in the first year of operations	244
Impact of changes in foreign exchange rates	8,403
ADJUSTED NET EARNINGS (NON-GAAP)(1)	$1,108,813
Diluted earnings per share (GAAP)(1)	$1.15
Impact of severance charges	0.01
Impact of US Foods merger and integration costs	0.55
Impact of US Foods financing costs	0.14
Impact of consolidated joint ventures in the first year of operations	—
Impact of changes in foreign exchange rates	0.01
ADJUSTED DILUTED EARNINGS PER SHARE (NON-GAAP)(1), (2)	$1.86
Diluted shares outstanding	596,849,034
(1)	The net earnings and diluted earnings per share impacts are shown net of tax. The aggregate tax impact of adjustments for Certain Items was $292.5 million for fiscal 2015. The amount is calculated by multiplying the pretax impact of each Certain Item by the statutory tax rate in effect for each jurisidication.
(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for Certain Items dividued by diluted shares outstanding.

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Non-GAAP Reconciliation for Adjusted Return on Invested Capital (ROIC) Used in Management Incentive Plan Measurement - Fiscal 2015:

Sysco’s management incentive bonus plan requires the use of adjusted ROIC. We calculate ROIC as net earnings divided by (i) stockholder equity, computed as the average of adjusted stockholders’ equity at the beginning of the year and at the end of each fiscal quarter during the year; and (ii) long-term debt, computed as the average of the long-term debt at the beginning of the year and at the end each fiscal quarter during the year. All components of our ROIC calculation are impacted by Certain Items. As a result, in the non-GAAP reconciliation below for fiscal 2015, adjusted total invested capital is computed as the sum of (i) adjusted stockholder’s equity, computed as the average of the adjusted stockholders’ equity at the beginnng of the year and at the end of each fiscal quarter during the year; and (ii) adjusted long-term debt, computed as the average of the adjusted long-term debt at the beginning of the year and at the end of each fiscal quarter during the year. Sysco considers adjusted ROIC to be a measure that provides useful information to management and investors in evaluating the efficiency and effectiveness of the company’s long-term capital investments, and we currently use ROIC as a performance criteria in our management incentive programs. It is possible that a different definition of ROIC may be used by other companies, since it can be defined differently. An analysis of any non-gaap financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, adjusted ROIC for each period presented is reconciled to a GAAP based calculation of ROIC.

(In thousands)	2015
Net earnings (GAAP)(1)	$686,773
Impact of severance charges	3,302
Impact of US Foods merger and integration costs	327,149
Impact of facility closure charges	1,299
Impact of US Foods financing costs	81,643
ADJUSTED NET EARNINGS (NON-GAAP)(1)	$1,100,166
Invested Capital (GAAP)	$10,985,527
Adjustments to invested capital	(2,565,346)
ADJUSTED INVESTED CAPITAL (GAAP)	$8,420,181
Return on investment capital (GAAP)	6.3%
Return on investment capital (Non-GAAP)	13.1%
(1)	The net earnings impacts are shown net of tax. The aggregate tax impact of adjustments for Certain Items was $287.5 million for fiscal 2015. The amount is calculated by multiplying the pretax impact of each Certain Item by the statutory tax rate in effect for each jurisidication.

SYSCO CORPORATION - 2015 Proxy Statement    84

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Food isn’t the only thing that comes off the back of a Sysco truck.

We deliver ingredients for success.

At Sysco, we offer our customers more good things than they expect. We go beyond our basic commitment to get customers the foodservice products they want, when they want them, at the right price and as promised. We do more because we know that when our customers are successful, we’re successful.

Explore Sysco

Scan these QR codes with a smart device or use the URLs to learn more about Sysco:

Read our online Annual Report	http://www.sysco.com/OnlineAnnual2015

Visit our Investor Relations website	http://www.sysco.com/investors.html

IR App on the Apple store	https://itunes.apple.com/app/sysco-ir/id547105089?mt=8

IR App on Google Play	https://play.google.com/store/apps/details?id=com.theirapp.sysco

The Sysco Story

Our story began with a promise to assist foodservice operators in providing consumers with solutions for meals consumed away from home. Since the initial public offering in 1970, when sales were $115 million, Sysco has grown to $48.7 billion in sales for fiscal year 2015.

Today, Sysco has sales and service relationships with approximately 425,000 customers and remains committed to helping them succeed in the foodservice industry and satisfy consumers’ appetites. Operating from more than 190 locations throughout the United States, Canada, the Bahamas, Costa Rica, Ireland, Mexico and Puerto Rico, Sysco’s product lines are as diverse as the over 51,000 employees who support its daily operations. They include not only the ingredients needed to prepare meals, but also numerous ancillary preparation and serving items. As a result, Sysco can make a difference in its customers’ lives and the success of their businesses.

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1390 Enclave Parkway

Houston, Texas 77077-2099

281.584.1390

www.sysco.com

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SYSCO CORPORATION
1390 ENCLAVE PARKWAY
HOUSTON, TX 77077-2099
ATTN: LEGAL DEPARTMENT

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a. John M. Cassaday	☐	☐	☐
1b. Judith B. Craven, M.D.	☐	☐	☐
1c. William J. DeLaney	☐	☐	☐
1d. Joshua D. Frank	☐	☐	☐
1e. Larry C. Glasscock	☐	☐	☐
1f. Jonathan Golden	☐	☐	☐
1g. Joseph A. Hafner, Jr.	☐	☐	☐
1h. Hans-Joachim Koerber	☐	☐	☐
1i. Nancy S. Newcomb	☐	☐	☐
1j. Nelson Peltz	☐	☐	☐
1k. Richard G. Tilghman	☐	☐	☐
1l. Jackie M. Ward	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To approve, by advisory vote, the compensation paid to Sysco's named executive officers, as disclosed in Sysco's 2015 proxy statement.	☐	☐	☐
3. To ratify the appointment of Ernst & Young LLP as Sysco's independent registered public accounting firm for fiscal 2016.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

SYSCO CORPORATION
Annual Meeting of Stockholders
November 18, 2015 10:00 AM
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby constitutes and appoints William J. DeLaney, Joel T. Grade and Russell T. Libby, and each of them jointly and severally, proxies, with full power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of SYSCO CORPORATION to be held on Wednesday, November 18, 2015, at 10:00 AM, at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024 or any adjournment thereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, each dated October 7, 2015, grants authority to any of said proxies, or their substitutes, to act in the absence of others, with all the powers which the undersigned would possess if personally present at such meeting, and hereby ratifies and confirms all that said proxies, or their substitutes, may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies, or any of them, to vote as set forth on the reverse side.

Those proxies signed and returned with no choice indicated will be voted "FOR" each of the nominees for director, and "FOR" Proposals 2 and 3, and will be voted in the discretion of the proxy holders on any other matter that may properly come before the meeting and any adjournment or postponement of the Annual Meeting. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

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Continued and to be signed on reverse side